Exhibit 10.23

LEASE AGREEMENT

By and Between

WESTPORT OFFICE PARK, LLC,

a California limited liability company

(“Landlord”)

and

NEVRO CORP.,

a Delaware corporation

(“Tenant”)

March 5, 2015

-i-

-ii-

LEASE AGREEMENT

THIS LEASE AGREEMENT, (this “Lease”) is made and entered into as of March 5, 2015 by and between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and Tenant identified in the Basic Lease Information below.

BASIC LEASE INFORMATION

Tenant: NEVRO CORP., a Delaware corporation

Premises: The entire Building, containing approximately 50,470 square feet of rentable area, outlined in Exhibit B to this Lease.

Building: The Building commonly known as 1800 Bridge Parkway, Redwood City, California 94065. The rentable area of the Building is 50,470 square feet.

Base Rent:

Period (In Months)	Annual Base Rent		Monthly Base Rent
01 – 12	$2,028,894.00		$169,074.50
13 – 14	Abated	*	Abated	*
15 – 24	$1,741,467.40		$174,146.74
25 – 36	$2,152,453.68		$179,371.14
37 – 48	$2,217,027.24		$184,752.27
49 – 60	$2,283,538.08		$190,294.84
61 – 72	$2,352,044.16		$196,003.68
73 – 84	$2,422,605.60		$201,883.80

*

As an inducement to Tenant entering into this Lease, so long as no Event of Default shall have occurred and shall be continuing under this Lease, Base Rent in the amount of $174,146.74 per month shall be abated for the thirteenth (13th) and fourteenth (14th) months after the Commencement Date. The amount of Base Rent set forth in the foregoing table for that period reflects that rent abatement. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease. In the event that an Event of Default shall have occurred and be continuing when such abatement is contemplated, such abatement shall be suspended, and Tenant shall be entitled to the full amount of such suspended abatement beginning at such time as such Event of Default is no longer continuing.

Security Deposit Amount: $0.00

Letter of Credit Required Amount: $605,651.40, subject to increase and/or reduction as provided in Article 54.

Rent Payable Upon Execution: $227,115.00

Tenant’s Building Percentage: 100%

Tenant’s Common Area Building Percentage: 5.06%

Commencement Date: The date that is the later of June 1, 2015 or the date upon which Substantial Completion (as defined in Section 5 of the Tenant Work Letter attached hereto as Exhibit C) of the Landlord’s Work occurs, but in no event later than June 30, 2015.

Expiration Date: The date that is the day prior to the day that is eighty-four (84) months after the Commencement Date. If the Expiration Date falls on a day other than the last day of the calendar month, then, the Expiration Date shall be extended to the last day of the calendar month in which the day that the Term of this Lease would otherwise end but for this proviso occurs, and the Term of this Lease shall be extended accordingly.

Landlord’s Address:

c/o The Prudential Insurance Company of America
4 Embarcadero Center, 27th Floor
San Francisco, CA 94111
Attn: PRISA II Asset Management

With a copy by the same method to:

c/o The Prudential Insurance Company of America
7 Giralda Farms
Madison, New Jersey 07940
Attention: James Marinello, Esquire

With a copy by the same method to:

Harvest Properties, Inc.
6425 Christie Avenue, Suite 220
Emeryville, California 94608
Attention: Joss Hanna

Address for rental payment:

Payments via FedEx/UPS/Courier:

JP Morgan Chase
2710 Media Center Dr.
Building #6, Suite #120
Los Angeles, CA 90065
Attn: PREI’s Westport Office Park/100170

Payments via regular mail (lockbox address):

Remit to: PREI’s Westport Office Park #171201
P. O. Box 100170
Pasadena, CA 91189-0170

Payments via either FED wire or ACH wire:

Bank Account Name:
Harvest Properties, Inc. LLC,
as agent for PREI’s Westport Office Park
Bank Account Number 921254751
Bank Name: JP Morgan Chase Bank, N.A.
Bank City & State Location: Baton Rouge, LA
ABA Routing Number: 071000013

Tenant’s Address:

4040 Campbell Avenue, Suite 210
Menlo Park, California 94025
Attention: Andrew Galligan

(If on or after the Commencement Date to the Premises)
Attention: Andrew Galligan

Landlord’s Broker: Cassidy Turley / BT Commercial Real Estate.
Tenant’s Broker: Kidder Mathews.

Parking Allocation: One hundred sixty-six (166), which is based on a parking ratio of 3.3 non-exclusive parking spaces per one thousand (1,000) square feet of rentable space in the Premises.

Tenant Improvement Allowance: $2,271,150.00

The Basic Lease Information is incorporated into and made part of this Lease. Each reference in this Lease to any Basic Lease Information shall mean the applicable information set forth in the Basic Lease Information, except that in the event of any conflict between an item in the Basic Lease Information and this Lease, this Lease shall control. Additional defined terms used in the Basic Lease Information shall have the meanings given those terms in this Lease.

ARTICLE 1.

PREMISES; COMMON AREAS

1.1 Subject to all of the terms and conditions hereinafter set forth, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises. The property shown on Exhibit A to this Lease and all improvements thereon and appurtenances on that land thereto, including, but not limited to, the Building, other office buildings, access roadways, and all other related areas, shall be collectively hereinafter referred to as the “Project.” Tenant acknowledges and agrees that Landlord may elect to sell one or more of the buildings within the Project and that upon any such sale Tenant’s pro-rata share of those Operating Expenses and Taxes (each as defined below) allocated to the areas of the Project other than buildings may be adjusted accordingly by Landlord. The parties hereto hereby acknowledge that the purpose of Exhibit A and Exhibit B are to show the approximate location of the Premises in the Building and the general layout of the Project and such Exhibits are not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the Building or the Project, the precise area of the Premises, the Building or the Project or the specific location of the Building, “Common Areas,” as that term is defined in Section 1.3, below, or the elements thereof or of the accessways to the Premises, or the Project.

1.2 For purposes of this Lease, (1) “rentable area” and “usable area” shall be calculated pursuant to the Standard Method for Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1, 1996); (2) “rentable square feet” and “rentable footage” shall have the same meaning as the term “rentable area;” and (3) “usable square feet” and “usable square footage” shall have the same meaning as the term “usable area.” Notwithstanding anything to the contrary in this Lease, the recital of the rentable area herein above set forth is for descriptive purposes only. Tenant shall have no right to terminate this Lease or receive any adjustment or rebate of any Base Rent or Additional Rent (as hereinafter defined) payable hereunder if said recital is incorrect. Tenant has inspected the Premises and is fully familiar with the scope and size thereof and agrees to pay the full Base Rent and Additional Rent set forth herein in consideration for the use and occupancy of said space, regardless of the actual number of square feet contained therein.

1.3 Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 27 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its reasonable discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas.” The term “Project

Common Areas,” as used in this Lease, shall mean the portion of the Project reasonably designated as such by Landlord. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building reasonably designated as such by Landlord. The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord and the use thereof shall be subject to such reasonable rules, regulations and restrictions as Landlord may make from time to time. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided that in exercising its rights under this sentence, Landlord shall make commercially reasonable efforts to minimize the disruption to Tenant’s business operations during standard business hours. Subject to “Applicable Laws,” as that term is defined in Section 5.1(a) of this Lease, except when and where Tenant’s right of access is specifically excluded in this Lease, and except in the event of an emergency, Tenant shall have the right of access to the Premises, the Building, and the parking facilities servicing the Building twenty-four (24) hours per day, seven (7) days per week during the “Term,” as that term is defined in Section 2.1, below.

ARTICLE 2.

TERM AND CONDITION OF PREMISES

2.1 The term of this Lease (the “Term”) shall commence on the Commencement Date and end on the Expiration Date, unless sooner terminated (the “Termination Date”) as hereinafter provided. The Commencement Date of this Lease and the obligation of Tenant to pay Base Rent, Additional Rent and all other charges hereunder shall not be delayed or postponed by reason of any delay by Tenant in performing changes or alteration in the Premises not required to be performed by Landlord. In the event the Term shall commence on a day other than the first day of a month, then the Base Rent shall be immediately paid for such partial month prorated in accordance with Section 4.4 below. As soon as the Commencement Date is determined, Tenant shall execute a Commencement Date memorandum in the form attached hereto as Exhibit F acknowledging, among other things, the (a) Commencement Date, (b) scheduled Expiration Date of this Lease and (c) Tenant’s acceptance of the Premises. The Tenant’s failure to execute the Commencement Date Memorandum shall not affect Tenant’s liability hereunder.

2.2 Landlord shall perform the construction work as provided in Exhibit C hereto (“Landlord’s Work”). Except for Landlord’s Work, Landlord has no obligation to construct improvements in the Premises.

2.3 Tenant shall give Landlord written notice of any incomplete work, unsatisfactory conditions or defects (the “Punch List Items”) which were part of Landlord’s Work in the Premises within thirty (30) days after the Commencement Date and Landlord shall, at its sole expense, complete said work and/or remedy such unsatisfactory conditions or defects as soon as possible. The existence of any incomplete work, unsatisfactory conditions or defects as aforesaid shall not affect the Commencement Date or the obligation of Tenant to pay Base Rent, Additional Rent and all other charges hereunder.

2.4 Subject to completion of the Punch List Items and the warranties that are the subject of Section 4.3.3 of the Tenant Work Letter set forth in Exhibit C hereof, the taking of possession of the Premises by Tenant shall be conclusive evidence that the Premises and the Building were in good and satisfactory condition at the time possession was taken by Tenant. Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the condition of the Building, the Premises, the land upon which the Building is constructed, or any other matter or thing affecting or related to the Building or the Premises, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease.

ARTICLE 3.

USE, NUISANCE, OR HAZARD

3.1 The Premises shall be used and occupied by Tenant solely for general office purposes, medical device research and development, and for no other purposes without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.

3.2 Tenant shall not use, occupy, or permit the use or occupancy of the Premises for any purpose which Landlord, in its reasonable discretion, deems to be illegal, immoral, or dangerous; permit any public or private nuisance; do or permit any act or thing which may disturb the quiet enjoyment of any other tenant of the Project; keep any substance or carry on or permit any operation which might introduce offensive odors or conditions into other portions of the Project, use any apparatus which might make undue noise or set up vibrations in or about the Project; permit anything to be done which would increase the premiums paid by Landlord for fire and extended coverage insurance on the Project or its contents or cause a cancellation of any insurance policy covering the Project or any part thereof or any of its contents; or permit anything to be done which is prohibited by or which shall in any way conflict with any law, statute, ordinance, or governmental rule, regulation or covenants, conditions and restrictions affecting the Project, including without limitation the CC&R’s (as defined below) now or hereinafter in force. Should Tenant do any of the foregoing without the prior written consent of Landlord, and the same is not cured within five (5) business days after notice from Landlord (which five (5) business day period shall be subject to extension if the nature of the breach is such that it is not possible to cure the same within such five (5) business day period so long as the Tenant commences the cure of such breach within such five (5) day period and diligently prosecutes the same to completion) it shall constitute an Event of Default (as hereinafter defined) and shall enable Landlord to resort to any of its remedies hereunder.

3.3 The ownership, operation, maintenance and use of the Project shall be subject to certain conditions and restrictions contained in an instrument (“CC&R’s”) recorded or to be recorded against title to the Project. Tenant agrees that regardless of when those CC&R’s are so recorded, this Lease and all provisions hereof shall be subject and subordinate thereto. Accordingly, as a consequence of that subordination, during any period in which the entire Project is not owned by Landlord, (a) the portion of Operating Expenses and Taxes (each as defined below) for the Common Areas shall be allocated among the owners of the Project as provided in the CC&R’s, and (b) the CC&R’s shall govern the maintenance and insuring of the portions of the Project not owned by Landlord. Tenant shall, promptly upon request of Landlord, sign all documents reasonably required to carry out the foregoing into effect.

ARTICLE 4.

RENT

4.1 Tenant hereby agrees to pay Landlord the Base Rent. For purposes of Rent adjustment under the Lease, (a) if the Commencement Date falls on a date that is prior to the 15th day of the calendar month, the number of months is measured from the first day of the calendar month in which the Commencement Date falls, or (a) if the Commencement Date falls on a date that is the 15th or a later day of the calendar month, the number of months is measured from the first day of the calendar month after the calendar month in which the Commencement Date falls. Each monthly installment (the “Monthly Rent”) shall be payable by check or by money order on or before the first day of each calendar month. In addition to the Base Rent, Tenant also agrees to pay Tenant’s Share of Operating Expenses and Taxes (each as hereinafter defined), and any and all other sums of money as shall become due and payable by Tenant as hereinafter set forth, all of which shall constitute additional rent under this Lease (the “Additional Rent”). Landlord expressly reserves the right to apply any payment received to Base Rent or any other items of Rent that are not paid by Tenant. The Monthly Rent and the Additional Rent are sometimes hereinafter collectively called “Rent” and shall be paid when due in lawful money of the United States without demand, deduction, abatement, or offset to the addresses for the rental payment set forth in the Basic Lease Information, or as Landlord may designate from time to time.

4.2 In the event any Monthly or Additional Rent or other amount payable by Tenant hereunder is not paid within five (5) days after its due date, Tenant shall pay to Landlord a late charge (the “Late Charge”), as Additional Rent, in an amount of five percent (5%) of the amount of such late payment. Failure to pay any Late Charge shall be deemed a Monetary Default (as hereinafter defined). Provision for the Late Charge shall be in addition to all other rights and remedies available to Landlord hereunder, at law or in equity, and shall not be construed as liquidated damages or limiting Landlord’s remedies in any manner. Failure to charge or collect such Late Charge in connection with any one (1) or more such late payments shall not constitute a waiver of Landlord’s right to charge and collect such Late Charges in connection with any other similar or like late payments.

4.3 Simultaneously with the execution hereof, Tenant shall deliver to Landlord (i) the Rent Payable Upon Execution as payment of the first installment of Monthly Rent and Tenant’s Share of Operating Expenses and Taxes due hereunder and (ii) an amount equal to the Security Deposit Amount to be held by Landlord as security for Tenant’s faithful performance of all of the terms, covenants, conditions, and obligations required to be performed by Tenant hereunder (the “Security Deposit”). The Security Deposit shall be held by Landlord as security for the performance by Tenant of all of the covenants of this Lease to be performed by Tenant and Tenant shall not be entitled to interest thereon. The Security Deposit is not an advance rent deposit, an advance payment of any other kind, or a measure of Landlord’s damages in any case of Tenant’s default. If Tenant fails to perform any of the covenants of this Lease to be performed by Tenant, including without limitation the provisions relating to payment of Rent, the removal of property at the end of the Term, the repair of damage to the Premises caused by Tenant, and the cleaning of the Premises upon termination of the tenancy created hereby, then Landlord shall have the right, but no obligation, to apply the Security Deposit, or so much thereof as may be necessary, for the payment of any Rent or any other sum in default and/or to cure any other such failure by Tenant. If Landlord applies the Security Deposit or any part thereof for payment of such amounts or to cure any such other failure by Tenant, then Tenant shall immediately pay to Landlord the sum necessary to restore the Security Deposit to the full amount then required by this Section 4.3 Landlord’s obligations with respect to the Security Deposit are those of a debtor and not a trustee. Landlord shall not be required to maintain the Security Deposit separate and apart from Landlord’s general or other funds and Landlord may commingle the Security Deposit with any of Landlord’s general or other funds. Upon termination of the original Landlord’s or any successor owner’s interest in the Premises or the Building, the original Landlord or such successor owner shall be released from further liability with respect to the Security Deposit upon the original Landlord’s or such successor owner’s complying with California Civil Code Section 1950.7. Subject to the foregoing, Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which (a) establish a time frame within which a landlord must refund a security deposit under a lease, and/or (b) provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage caused by the default of Tenant under this Lease, including without limitation all damages or Rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. If Tenant performs every provision of this Lease to be performed by Tenant, the unused portion of the Security Deposit shall be returned to Tenant or the last assignee of Tenant’s interest under this Lease within thirty (30) days following expiration or termination of the Term of this Lease.

4.4 If the Term commences on a date other than the first day of a calendar month or expires or terminates on a date other than the last day of a calendar month, the Rent for any such partial month shall be prorated to the actual number of days in such partial month.

4.5 All Rents and any other amount payable by Tenant to Landlord hereunder, if not paid when due, shall bear interest from the date due until paid at a rate equal to the prime commercial rate established from time to time by Bank of America, plus four percent (4%) per annum; but not in excess of the maximum legal rate permitted by law. Failure to charge or collect such interest in connection with any one (1) or more delinquent payments shall not constitute a waiver of Landlord’s right to charge and collect such interest in connection with any other or similar or like delinquent payments.

4.6 If Tenant fails to make when due two (2) consecutive payments of Monthly Rent or makes two (2) consecutive payments of Monthly Rent which are returned to Landlord by Tenant’s financial institution for insufficient funds, Landlord may require, by giving written notice to Tenant, that all future payments of Rent shall be made in cashier’s check or by money order. The foregoing is in addition to any other remedy of Landlord hereunder, at law or in equity.

ARTICLE 5.

RENT ADJUSTMENT

5.1 Definitions.

(a) “Operating Expenses”, as said term is used herein, shall mean all expenses, costs, and disbursements of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership, operation, management, security, repair, restoration, replacement, or maintenance of the Project, or any portion thereof. Operating Expenses shall be computed in accordance with generally accepted real estate management practices, consistently applied, and shall include, but not be limited to, the items as listed below:

(i) Wages, salaries, other compensation and any and all taxes, insurance and benefits of, the Building manager and of all other persons engaged in the operation, maintenance and security of the Project ; provided that if such other persons are employed by Landlord they are at or below the grade of senior Building manager or chief Building engineer;

(ii) Payments under any equipment rental agreements or management agreements, including without limitation the cost of any actual or charged management fee and all expenses for the Project management office including rent, office supplies, and materials therefor;

(iii) Costs of all supplies, equipment, materials, and tools and amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof;

(iv) All costs incurred in connection with the operation, maintenance, and repair of the Project including without limitation, the following: (A) the cost of operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (B) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (C) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which are reasonably anticipated by Landlord to increase Operating Expenses, and the cost incurred in connection with a transportation system management program or similar program; (D) the cost to maintain existing landscaping, decorative lighting, and relamping, the cost of maintaining fountains, sculptures, bridges; (E) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Taxes” as that term is defined below; and (F) costs and expenses of complying with, or participating in, conservation, recycling, sustainability, energy efficiency, waste reduction or other programs or practices implemented or enacted from time to time at the Building, including, without limitation, in connection with any LEED (Leadership in Energy and Environmental Design) rating or compliance system or program, including that currently coordinated through the U.S. Green Building council or Energy Star rating and/or compliance system or program (collectively, “Conservation Costs”).

(v) The cost of supplying all utilities, the cost of operating, maintaining, repairing, replacing, renovating and managing the utility systems, mechanical systems, sanitary, storm drainage systems, communication systems and escalator and elevator systems, and the cost of supplies, tools, and equipment and maintenance and service contracts in connection therewith.

(vi) The cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord, including without limitation commercial general liability insurance, physical damage insurance covering damage or other loss caused by fire, earthquake, flood or other water damage, explosion, vandalism and malicious mischief, theft or other casualty, rental interruption insurance and such insurance as may be required by any lessor under any present or future ground or underlying lease of the Building or Project or any holder of a mortgage, deed of trust or other encumbrance now or hereafter in force against the Building or Project or any portion thereof, and any deductibles payable thereunder; including, without limitation, Landlord’s cost of any self insurance deductible or retention;

(vii) Capital improvements made to or capital assets acquired for the Project, or any portion thereof, after the Commencement Date that (1) are intended to reduce Operating Expenses, or (2) are necessary for the health, safety and/or security of the Project, its occupants and visitors and are deemed advisable and the reasonable judgment of Landlord, or (3) are Conservation Costs, or (4) are required under any and all applicable laws, statutes, codes, ordinances, orders, rules, regulations, conditions of approval and requirements of all federal, state, county, municipal and governmental authorities and all administrative or judicial orders or decrees and all permits, licenses, approvals and other entitlements issued by governmental entities, and rules of common law, relating to or affecting the Project, the Premises or the Building or the use or operation thereof, whether now existing or hereafter enacted, including, without limitation, the Americans with Disabilities Act of 1990, 42 USC 12111 et seq. (the “ADA”) as the same may be amended from time to time, all Environmental Laws (as hereinafter defined), and any CC&R’s, or any corporation, committee or association formed in connection therewith, or any supplement thereto recorded in any official or public records with respect to the Project or any portion thereof (collectively, “Applicable Laws”), (except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Commencement Date) which capital costs, or an allocable portion thereof, shall be amortized over the useful life of the improvements (under generally accepted accounting principles) as reasonably determined by Landlord, in each case together with interest on the unamortized balance at a rate determined by Landlord not to exceed 8% per annum;

(viii) fees, charges and other costs, including management fees (or amounts in lieu thereof), consulting fees, legal fees and accounting fees, of all contractors, engineers, consultants and other persons engaged by Landlord or otherwise incurred by or charged by Landlord in connection with the management, operation, maintenance and repair of the Buildings and the Project; and

(ix) payments, fees or charges under the CC&R’s and any easement, license, operating agreement, declaration, restricted covenant, or instrument pertaining to the sharing of costs by the Project, or any portion thereof.

Notwithstanding anything to the contrary set forth in clauses (i) – (ix) above, expressly excluded from Operating Expenses are the following items:

(x) Advertising and leasing commissions, and other costs of leasing space in the Project, including without limitation, leasing incentives and costs of construction of tenant improvements or tenant improvement allowances;

(xi) Repairs and restoration paid for by the proceeds of any insurance policies or amounts otherwise reimbursed to Landlord or paid by any other source (other than by tenants paying their share of Operating Expenses);

(xii) Principal, interest, and other costs directly related to financing the Project or ground lease rental or depreciation;

(xiii) The cost of special services to tenants (including Tenant) for which a special charge is made;

(xiv) The costs of repair of casualty damage or for restoration following condemnation to the extent covered by insurance proceeds or condemnation awards;

(xv) The costs of any capital expenditures (according to generally accepted accounting principles), regardless of whether covered by clauses (i) through (ix) above, except as expressly permitted to be included in Operating Expenses as provided under clauses (vi), and (vii) above;

(xvi) The costs, including permit, license and inspection costs and supervision fees, incurred with respect to the installation of tenant improvements within the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space within the Project or promotional or other costs in order to market space to potential tenants;

(xvii) The legal fees and related expenses and legal costs incurred by Landlord (together with any damages awarded against Landlord) due to the violation by Landlord or the violation by tenant of the terms and conditions of any lease of space in the Project;

(xviii) Costs incurred: (x) to comply with Applicable Laws with respect to any Hazardous Materials (as defined below) which were in existence in, on, under or about the Project (or any portion thereof) prior to the Commencement Date, and were of such a nature that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions that they then existed in, on, under or about the Project, would have then required the removal, remediation or other action with respect thereto; and/or (y) with respect to Hazardous Materials which are disposed of or otherwise introduced into, on, under or about the Project after the date hereof by Landlord or Landlord’s agents or employees and are of such a nature, at time of disposition or introduction, that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions, that they then existed in, on, under or about the Project, would have then required the removal, remediation or other action with respect thereto; provided, however, Operating Expenses shall include costs incurred in connection with the clean-up, remediation, monitoring, management and administration of (and defense of claims related to) the presence of (1) Hazardous Materials used by Landlord (provided such use is not negligent and is in compliance with Applicable Laws) in connection with the operation, repair and maintenance of the Project to perform Landlord’s obligations under this Lease (such as, without limitation, fuel oil for generators, cleaning solvents, and lubricants) and which are customarily found or used in Comparable Buildings and (2) Hazardous Materials created, released or placed in the Premises, Building or the Project by Tenant (or Tenant’s affiliates or their tenants, contractors, employees or agents) prior to or after the Commencement Date;

(xix) The attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project;

(xx) The expenses in connection with services or other benefits which are not available to Tenant;

(xxi) The overhead and profit paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Project to the extent the same exceeds the costs of such goods and/or services rendered by qualified, unaffiliated third parties on a competitive basis;

(xxii) The costs arising from Landlord’s charitable or political contributions;

(xxiii) The costs (other than ordinary maintenance and insurance) for sculpture, paintings and other objects of art;

(xxiv) The interest and penalties resulting from Landlord’s failure to pay any items of Operating Expense when due;

(xxv) The Landlord’s general corporate overhead and general and administrative expenses, costs of entertainment, dining, automobiles or travel for Landlord’s employees, and costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of the operation of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, costs of any disputes between Landlord and its employees, disputes of Landlord with management, or outside fees paid in connection with disputes with other Project tenants or occupants (except to the extent such dispute is based on Landlord’s good faith efforts to benefit Tenant or meet Landlord’s obligations under this Lease);

(xxvi) The costs arising from the gross negligence or willful misconduct of Landlord;

(xxvii) The management office rental to the extent such rental exceeds the fair market rental for such space;

(xxviii) The costs of correction of latent defects in the Project to the extent covered by warranties;

(xxix) The costs of Landlord’s membership in professional organizations (such as, by way of example and without limitation, BOMA) in excess of $2,500.00 per year; and

(xxx) management fees in excess of an amount equal to three percent (3%) of all gross receipts for the Project (as fully grossed up for a one hundred percent (100%) occupancy level).

(b) “Taxes” shall mean all ad valorem taxes, personal property taxes, and all other taxes, assessments, embellishments, use and occupancy taxes, transit taxes, water, sewer and pure water charges not included in Section 5.1.(a)(v) above, excises, levies, license fees or taxes, and all other similar charges, levies, penalties, or taxes, if any, which are levied, assessed, or imposed, by any Federal, State, county, or municipal authority, whether by taxing districts or authorities presently in existence or by others subsequently created, upon, or due and payable in connection with, or a lien upon, all or any portion of the Project, or facilities used in connection therewith, and rentals or receipts therefrom and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments, or other charges included in its definition of Taxes, and any costs and expenses of contesting the validity of same.

(c) “Lease Year” shall mean the twelve (12) month period commencing January 1st and ending December 31st.

(d) “Tenant’s Building Percentage” shall mean Tenant’s percentage of the entire Building as determined by dividing the Rentable Area of the Premises by the total Rentable Area of the Building. If there is a change in the total Building Rentable Area as a result of an addition to the Building, partial destruction, modification or similar cause, which event causes a reduction or increase on a permanent basis, Landlord shall cause adjustments in the computations as shall be necessary to provide for any such changes. Landlord shall segregate Operating Expenses into two (2) separate categories, one (1) such category, to be applicable only to Operating Expenses incurred for the Building and the other category applicable to Operating Expenses incurred for the Common Areas and/or the Project as a whole. Accordingly, two (2) Tenant’s Building Percentages shall apply, one (1) such Tenant’s Building Percentage shall be calculated by dividing the Rentable Area of the Premises by the total Rentable Area in the Building (“Tenant’s Building Only Percentage”), and the other Tenant’s Building Percentage to be calculated by dividing the Rentable Area of the Premises by the total Rentable Area of all buildings in the Project (“Tenant’s Common Area Building Percentage”). Any reference in this Lease to “Tenant’s Building Percentage” shall mean and refer to both Tenant’s Building Only Percentage and Tenant’s Common Area Building Percentage of Operating Expenses.

(e) “Tenant’s Tax Percentage” shall mean the percentage determined by dividing the Rentable Area of the Premises by the total Rentable Area of all buildings in the Project.

(f) “Market Area” shall mean the Redwood Shores submarket of Redwood City, California (the “City”).

(g) “Comparable Buildings” shall mean comparable Class “A” office/R&D use buildings owned by institutions in the Market Area.

5.2 Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share (as hereinafter defined) of the Operating Expenses. “Tenant’s Share” shall be determined by multiplying Operating Expenses for any Lease Year or pro rata portion thereof, by Tenant’s Building Percentage. Landlord shall, in advance of each Lease Year, estimate what Tenant’s Share will be for such Lease Year based, in part, on Landlord’s operating budget for such Lease Year, and Tenant shall pay Tenant’s Share as so estimated each month (the “Monthly Escalation Payments”). The Monthly Escalation Payments shall be due and payable at the same time and in the same manner as the Monthly Rent.

5.3 Landlord shall, within one hundred fifty (150) days after the end of each Lease Year, or as soon thereafter as reasonably possible, provide Tenant with a written statement of the actual Operating Expenses incurred during such Lease Year for the Project and such statement shall set forth Tenant’s Share of such Operating Expenses. Tenant shall pay Landlord, as Additional Rent, the difference between Tenant’s Share of Operating Expenses and the amount of Monthly Escalation Payments made by Tenant attributable to said Lease Year, such payment to be made within thirty (30) days of the date of Tenant’s receipt of said statement (except as provided in Section 5.4 below); similarly, Tenant shall receive a credit if Tenant’s Share is less than the amount of Monthly Escalation Payments collected by Landlord during said Lease Year, such credit to be applied to future Monthly Escalation Payments to become due hereunder, or if the Term has expired or this Lease has terminated for any reason, Landlord shall pay the amount of such overpayment to Tenant within thirty (30) days of the date of such statement. If utilities, janitorial services or any other components of Operating Expenses increase during any Lease Year, Landlord may revise Monthly Escalation Payments due during such Lease Year by giving Tenant written notice to that effect; and thereafter, Tenant shall pay, in each of the remaining months of such Lease Year, a sum equal to the amount of the revised difference in Operating Expenses multiplied by Tenant’s Building Percentage divided by the number of months remaining in such Lease Year.

5.4 If, within one hundred twenty (120) days following Tenant’s receipt of the Operating Expense statement or Taxes statement, neither party hereto delivers to the other party a notice referring in reasonable detail to one (1) or more errors in such statement, it shall be deemed conclusively that the information set forth in such statement(s) is correct. Tenant shall, however, be entitled to conduct or require an audit to be conducted, provided that (a) not more than one (1) such audit may be conducted during any Lease Year of the Term, (b) the records for each Lease Year may be audited only once, (c) such audit is commenced within one hundred twenty (120) days following Tenant’s receipt of the applicable statement, and (d) such audit is completed and a copy thereof is delivered to Landlord within one hundred eighty (180) days following Tenant’s receipt of the applicable statement. If Landlord responds to any such audit with an explanation of any issues raised in the audit within thirty (30) days of its receipt of such audit, such issues shall be deemed resolved unless Tenant responds to Landlord with further written objections within thirty (30) days after receipt of Landlord’s response to the audit. In no event shall payment of Rent ever be contingent upon the performance of such audit. For purposes of any audit, Tenant or Tenant’s duly authorized representative, at Tenant’s sole cost and expense, shall have the right, upon fifteen (15) days’ written notice to Landlord, to inspect Landlord’s books and records pertaining to Operating Expenses and Taxes at the offices of Landlord or Landlord’s managing agent during ordinary business hours, provided that such audit must be conducted so as not to interfere with Landlord’s business operations and must be reasonable as to scope and time. Alternatively, at Landlord’s sole discretion, Landlord may provide an audit of such books and records prepared by a certified public accountant of Landlord’s selection, prepared at Tenant’s expense, which shall be deemed to be conclusive for the purposes of this Lease. If actual Operating Expenses or Taxes are determined to have been overstated or understated by Landlord for any calendar year, then the parties shall within thirty (30) days thereafter make such adjustment payment or refund as is applicable, and if actual Operating Expenses and Taxes are determined to have been overstated by Landlord for any calendar year by in excess of seven percent (7%), then Landlord shall pay the reasonable cost of Tenant’s audit, not to exceed $3,000.00.

5.5 If the occupancy of the Building during any part of any Lease Year is less than one hundred percent (100%), Landlord shall make an appropriate adjustment of the variable components of Operating Expenses for that Lease Year, as reasonably determined by Landlord using sound accounting and management principles, to determine the amount of Operating Expenses that would have been incurred had the Building been one hundred percent (100%) occupied. This amount shall be considered to have been the amount of Operating Expenses for that Lease Year. For purposes of this Section 5.5, “variable components” include only those component expenses that are affected by variations in occupancy levels.

5.6 Tenant shall pay to Landlord, as Additional Rent, “Tenant’s Tax Share” (as hereinafter defined) of the Taxes. “Tenant’s Tax Share” shall be determined by multiplying Taxes for any Lease Year or pro rata portion thereof, by Tenant’s Tax Percentage. Landlord shall, in advance of each Lease Year, estimate what Tenant’s Tax Share will be for such Lease Year and Tenant shall pay Tenant’s Tax Share as so estimated each month (the “Monthly Tax Payments”). The Monthly Tax Payments shall be due and payable at the same time and in the same manner as the Monthly Rent.

5.7 Landlord shall, within one hundred fifty (150) days after the end of each Lease Year, or as soon thereafter as reasonably possible, provide Tenant with a written statement of the actual Taxes incurred during such Lease Year for the Project and such statement shall set forth Tenant’s Tax Share of such Taxes. Tenant shall pay Landlord, as Additional Rent, the difference between Tenant’s Tax Share of Taxes and the amount of Monthly Tax Payments made by Tenant attributable to said Lease Year, such payment to be made within thirty (30) days of the date of Tenant’s receipt of said statement; similarly, Tenant shall receive a credit if Tenant’s Tax Share is less than the amount of Monthly Tax Payments collected by Landlord during said Lease Year, such credit to be applied to future Monthly Tax Payments to become due hereunder, or if the Term has expired or this Lease has terminated for any reason, Landlord shall pay the amount of such overpayment to Tenant within thirty (30) days of the date of such statement. If Taxes increase during any Lease Year, Landlord may revise Monthly Tax Payments due during such Lease Year by giving Tenant written notice to that effect; and, thereafter, Tenant shall pay, in each of the remaining months of such Lease Year, a sum equal to the amount of revised difference in Taxes multiplied by Tenant’s Tax Percentage divided by the number of months remaining in such Lease Year.

5.8 If the Taxes for any Lease Year are changed as a result of protest, appeal or other action taken by a taxing authority, the Taxes as so changed shall be deemed the Taxes for such Lease Year. Any expenses incurred by Landlord in attempting to protest, reduce or minimize Taxes shall be included in Taxes in the Lease Year in which those expenses are paid. Landlord shall have the exclusive right to conduct such contests, protests and appeals of the Taxes as Landlord shall determine is appropriate in Landlord’s sole discretion.

5.9 Tenant’s obligation with respect to Additional Rent and the payment of Tenant’s Share of Operating Expenses and Tenant’s Tax Share of Taxes shall survive the Expiration Date or Termination Date of this Lease and Landlord shall have the right to retain the Security Deposit, or so much thereof as it deems necessary, to secure payment of Tenant’s Share of Operating Expenses and Tenant’s Tax Share of Taxes for the final year of the Lease, or part thereof, during which Tenant was obligated to pay such expenses.

ARTICLE 6.

SERVICES TO BE PROVIDED BY LANDLORD

6.1 Subject to Articles 5 and 10 herein, and provided Tenant is not in default under this Lease, Landlord agrees to furnish or cause to be furnished to the Premises the utilities and services described in the Standards for Utilities and Services, attached hereto as Exhibit G, subject to the conditions and in accordance with the standards set forth herein.

6.2 Landlord shall not be liable for any loss or damage arising or alleged to arise in connection with the failure, stoppage, or interruption of any such services; nor shall the same be construed as an eviction of Tenant, work an abatement of Rent, entitle Tenant to any reduction in Rent, or relieve Tenant from the operation of any covenant or condition herein contained; it being further agreed that Landlord reserves the right to discontinue temporarily such services or any of them at such times as may be necessary by reason of repair or capital improvements performed within the Project, accident, unavailability of employees, repairs, alterations or improvements, or whenever by reason of strikes, lockouts, riots, acts of God, or any other happening or occurrence beyond the reasonable control of Landlord. In the event of any such failure, stoppage or interruption of services, Landlord shall use commercially reasonable efforts to have the same restored. Neither diminution nor shutting off of light or air or both, nor any other effect on the Project by any structure erected or condition now or hereafter existing on lands adjacent to the Project, shall affect this Lease, abate Rent, or otherwise impose any liability on Landlord.

6.3 Landlord shall have the right to reduce heating, cooling, or lighting within the Premises and in the public area in the Building as required by any mandatory fuel or energy-saving program.

6.4 Unless otherwise provided by Landlord, Tenant shall separately arrange with the applicable local public authorities or utilities, as the case may be, for the furnishing of and payment of all telephone and facsimile services as may be required by Tenant in the use of the Premises. Tenant shall directly pay for such telephone and facsimile services as may be required by Tenant in the use of the Premises, including the establishment and connection thereof, at the rates charged for such services by said authority or utility; and the failure of Tenant to obtain or to continue to receive such services for any reason whatsoever shall not relieve Tenant of any of its obligations under this Lease.

6.5 Landlord shall have the exclusive right, but not the obligation, to provide any locksmithing services, and Landlord shall also have the non-exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including without limitation additional repairs and maintenance, provided that Tenant shall pay to Landlord upon billing, the sum of all costs to Landlord of such additional services plus an administration fee. If Tenant requests the Landlord provide locksmithing services and Landlord declines, then Tenant shall not be obligated to use Landlord’s locksmithing services. Charges for any utilities or service for which Tenant is required to pay from time to time hereunder, shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

6.6 At all times during the Term Landlord shall have the right to select the utility company or companies that shall provide electric, telecommunication and/or other utility services to the Premises and, subject to all Applicable Requirements, Landlord shall have the right at any time and from time to time during the Term to either (a) contract for services from electric, telecommunication and/or other utility service provider(s) other than the provider with which Landlord has a contract as of the date of this Lease (the “Current Provider”), or (b) continue to contract for services from the Current Provider. The cost of such utility services and any energy management and procurements services in connection therewith shall be Operating Expenses.

6.7 If Tenant is billed directly by a public utility with respect to Tenant’s electrical usage at the Premises, upon request from time to time, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s electricity usage with respect to the Premises directly from the applicable utility company.

6.8 Notwithstanding anything to the contrary in Section 6.2 or elsewhere in this Lease, if (a) Landlord fails to provide Tenant with the electrical service or elevator service described in Section 6.1, or Landlord enters the Premises and such entry interferes with Tenant’s reasonable use of the Premises (b) such failure or Landlord’s entry is not due to any one or more Force Majeure Events or to an event covered by Article 19, (c) Tenant has given Landlord reasonably prompt written notice of such failure or that such entry by Landlord is unreasonably interfering with Tenant’s use of the Premises and (d) as a result of such failure or entry all or any part of the Premises are rendered untenantable (and, as a result, all or such part of the Premises are not used by Tenant during the applicable period) for more than five (5) consecutive business days, then Tenant shall be entitled to an abatement of Rent proportional to the extent to which the Premises are thereby rendered unusable by Tenant, commencing with the later of (i) the sixth business day during which such untenantability continues or (ii) the sixth business day after Landlord receives such notice from Tenant, until the Premises (or part thereof affected) are again usable or until Tenant again uses the Premises (or part thereof rendered unusable) in its business, whichever first occurs. The foregoing rental abatement shall be Tenant’s exclusive remedy therefor. Notwithstanding the foregoing, the provisions of Article 19 below and not the provisions of this subsection shall govern in the event of casualty damage to the Premises or Project and the provisions of Article 20 below and not the provisions of this subsection shall govern in the event of condemnation of all or a part of the Premises or Project. Notwithstanding anything contained in this Section 6.8 to the contrary, if the conditions described in clauses (a), (b), and (c) of this Section 6.8 have been satisfied and as a result of such interruption the Premises, or material portion thereof, is rendered untenantable and is in fact not used by Tenant for one hundred eighty (180) consecutive days, then Tenant may give Landlord notice of its intent to terminate the Lease effective on the two hundred tenth (210th) consecutive day the Premises is untenantable and is in fact not used by Tenant, in which event this Lease shall terminate as of the two hundred tenth (210th) day unless prior to that date the Premises become tenantable again. Tenant’s failure to give that notice to Landlord within one hundred ninety (190) days after the Premises is rendered untenantable and is in fact not used by Tenant shall be a waiver of Tenant’s termination right under the prior sentence. Any such termination shall be treated as if the Term of the Lease expired on that date and such termination shall be Tenant’s sole remedy for such interruption (in addition to any rent abatement otherwise available to Tenant under this Section 6.8).

ARTICLE 7.

REPAIRS AND MAINTENANCE BY LANDLORD

7.1 Landlord shall provide for the operation, cleaning, maintenance and upkeep of the Common Areas and the public portions of the Project in a first class manner, in keeping with the standard for Comparable Buildings as part of Operating Expenses to the extent permitted under Section 5.1. Unless otherwise expressly stipulated herein, Landlord shall not be required to make any improvements or repairs of any kind or character to the Premises during the Term, except such repairs as may be required to the exterior walls, corridors, windows, roof, integrated Building utility and mechanical systems and other Base Building (as defined below) elements and other structural elements and equipment of the Project, and subject to Section 13.4, below, such additional maintenance as may be necessary because of the damage caused by persons other than Tenant, its agents, employees, licensees, or invitees. As used in this Lease, the “Base Building” shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located.

7.2 Landlord or Landlord’s officers, agents, and representatives (subject to any security regulations imposed by any governmental authority) shall have the right to enter all parts of the Premises at all reasonable hours upon reasonable prior notice to Tenant (other than in an emergency) to inspect, clean, make repairs, alterations, and additions to the Project or the Premises which it may deem necessary or desirable, to make repairs to adjoining spaces, to cure any defaults of Tenant hereunder that Landlord elects to cure pursuant to Section 22.5, below, to show the Premises to prospective tenants (during the final nine (9) months of the Term or at any time after the occurrence of an Event of Default that remains uncured), mortgagees or purchasers of the Building, or to provide any service which it is obligated or elects to furnish to Tenant; and Tenant shall not be entitled to any abatement or reduction of Rent by reason thereof. Landlord shall have the right to enter the Premises at any time and by any means in the case of an emergency. At any time that Landlord or its agents are on the Premises, Landlord and its agents shall use their reasonable efforts to minimize interference with the conduct of Tenant’s business, and if requested by Tenant shall be accompanied by a representative of Tenant at all times that they are on the Premises; provided that Tenant’s failure to make a Tenant representative available at the time of Landlord’s entry into the Premises shall not limit Landlord’s or Landlord’s officers, agents, representatives’ right to enter the Premises.

7.3 Except as otherwise expressly provided in this Lease, Tenant hereby waives all rights it would otherwise have under California Civil Code Sections 1932(1) and 1942(a) or any successor statutes to deduct repair costs from Rent and/or terminate this Lease as the result of any failure by Landlord to maintain or repair.

ARTICLE 8.

REPAIRS AND CARE OF PREMISES BY TENANT

8.1 If the Building, the Project, or any portion thereof, including but not limited to, the elevators, boilers, engines, pipes, and other apparatus, or members of elements of the Building (or any of them) used for the purpose of climate control of the Building or operating of the elevators, or of the water pipes, drainage pipes, electric lighting, or other equipment of the Building or the roof or outside walls of the Building and also the Premises improvements, including but not limited to, the carpet, wall coverings, doors, and woodwork, become damaged or are destroyed through the negligence or willful misconduct of Tenant, its servants, agents, employees, or anyone permitted by Tenant to be in the Building, or through it or them, then the reasonable cost of the necessary repairs, replacements, or alterations shall be borne by Tenant who shall pay the same to Landlord as Additional Rent within fifteen (15) business days after demand, subject to Section 13.4 below. Landlord shall have the exclusive right, but not the obligation, to make any repairs necessitated by such damage.

8.2 Subject to Section 13.4 below, Tenant agrees, at its sole cost and expense, to repair or replace any damage or injury done to the Project, or any part thereof, caused by the negligence or willful misconduct of Tenant, Tenant’s agents, employees, licensees, or invitees which Landlord elects not to repair. Tenant shall not injure the Project or the Premises and shall maintain the elements of the Premises not to be maintained by Landlord pursuant to this Lease in a clean, attractive condition and in good repair, ordinary wear and tear and damage from casualty that is the obligation of Landlord to repair under this Lease excepted. If Tenant fails to keep such elements of the Premises in such good order, condition, and repair as required hereunder to the satisfaction of Landlord, following written notice to Tenant and a reasonable opportunity to cure, Landlord may restore the Premises to such good order and condition and make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s property or business by reason thereof, and within ten (10) days after completion thereof, Tenant shall pay to Landlord, as Additional Rent, upon demand, the cost of restoring the Premises to such good order and condition and of the making of such repairs, plus an additional charge of ten percent (10%) thereof. Upon the Expiration Date or the Termination Date, Tenant shall surrender and deliver up the Premises to Landlord in the same condition in which it existed at the Commencement Date, excepting only ordinary wear and tear and damage arising from any cause not required to be repaired by Tenant. Upon the Expiration Date or the Termination Date, Landlord shall have the right to re-enter and take possession of the Premises.

8.3 Tenant shall provide its own janitorial and cleaning services to the Premises at Tenant’s sole cost and expense. Landlord is not obligated to provide any janitorial or cleaning services to the Premises.

ARTICLE 9.

TENANT’S EQUIPMENT AND INSTALLATIONS

9.1 If heat-generating machines or equipment, including telephone equipment, cause the temperature in the Premises, or any part thereof, to exceed the temperatures the Building’s air conditioning system would be able to maintain in such Premises were it not for such heat-generating equipment, then Landlord reserves the right to install supplementary air conditioning units in the Premises, and the cost thereof, including the cost of installation and the cost of operation and maintenance thereof, including water, shall be paid by Tenant to Landlord within ten (10) days after demand by Landlord.

9.2 Except for desk or table-mounted typewriters, adding machines, office calculators, dictation equipment, personal computers, printers, copiers, scanners, telecommunications equipment, server room equipment and other typical office equipment, consistent with first-class general office use in Comparable Buildings, Tenant shall not install within the Premises any fixtures, equipment, facilities, or other improvements without the specific written consent of Landlord (which consent shall not be unreasonably withheld, conditioned, or delayed), subject to Article 15, below. Tenant shall not, without the specific written consent of Landlord (which consent shall not be unreasonably withheld, conditioned, or delayed), install or maintain any apparatus or device within the Premises which shall increase the usage of electrical power or water for the Premises to an amount greater than would be normally required for general office use for space of comparable size in the Market Area; and if any such apparatus or device is so installed, Tenant agrees to furnish Landlord a written agreement to pay for any additional costs of utilities as the result of said installation.

ARTICLE 10.

FORCE MAJEURE

10.1 It is understood and agreed that with respect to any service or other obligation to be furnished or obligations to be performed by either party, in no event shall either party be liable for failure to furnish or perform the same when prevented from doing so by strike, lockout, breakdown, accident, supply, or inability by the exercise of reasonable diligence to obtain supplies, parts, or employees necessary to furnish such service or meet such obligation; or because of war or other emergency; or for any cause beyond the reasonable control with the party obligated for such performance; or for any cause due to any act or omission of the other party or its agents, employees, licensees, invitees, or any persons claiming by, through, or under the other party; or because of the failure of any public utility to furnish services; or because of order or regulation of any federal, state, county or municipal authority (collectively, “Force Majeure Events”). Nothing in this Section 10.1 shall limit or otherwise modify or waive Tenant’s obligation to pay Base Rent and Additional Rent as and when due pursuant to the terms of this Lease.

ARTICLE 11.

CONSTRUCTION, MECHANICS’ AND MATERIALMAN’S LIENS

11.1 Tenant shall not suffer or permit any construction, mechanics’ or materialman’s lien to be filed against the Premises or any portion of the Project by reason of work, labor services, or materials supplied or claimed to have been supplied to Tenant. Nothing herein contained shall be deemed or construed in any way as constituting the consent or request of Landlord, expressed or implied, by inference or otherwise, for any contractor, subcontractor, laborer, or materialman to perform any labor or to furnish any materials or to make any specific improvement, alteration, or repair of or to the Premises or any portion of the Project; nor of giving Tenant any right, power, or authority to contract for, or permit the rendering of, any services or the furnishing of any materials that could give rise to the filing of any construction, mechanics’ or materialman’s lien against the Premises or any portion of the Project.

11.2 If any such construction, mechanics’ or materialman’s lien shall at any time be filed against the Premises or any portion of the Project as the result of any act or omission of Tenant, Tenant covenants that it shall, within twenty (20) days after Tenant has notice of the claim for lien, procure the discharge thereof by payment or by giving security or in such other manner as is or may be required or permitted by law or which shall otherwise satisfy Landlord. If Tenant fails to take such action, Landlord, in addition to any other right or remedy it may have, may take such action as may be reasonably necessary to protect its interests. Any amounts paid by Landlord in connection with such action, all other expenses of Landlord incurred in connection therewith, including reasonable attorneys’ fees, court costs, and other necessary disbursements shall be repaid by Tenant to Landlord within ten (10) days after demand.

ARTICLE 12.

ARBITRATION

12.1 In the event that a dispute arises under Sections 5.3-5.7 above, the same shall be submitted to arbitration in accordance with the provisions of applicable state law, if any, as from time to time amended. Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the rules, regulations, and procedures from time to time in effect as promulgated by the American Arbitration Association (the “Association”). Prior written notice of application by either party for arbitration shall be given to the other at least ten (10) days before submission of the application to the said Association’s office in the city wherein the Building is situated (or the nearest other city having an Association office). The arbitrator shall hear the parties and their evidence. The decision of the arbitrator may be entered in the appropriate court of law; and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the court or a judge thereof may be served outside the state wherein the Building is situated by registered mail or by personal service, provided a reasonable time for appearance is allowed. The costs and expenses of each arbitration hereunder and their apportionment between the parties shall be determined by the arbitrator in his or her award or decision, subject to the penultimate sentence of this section. No arbitrable dispute shall be deemed to have arisen under this Lease (a) prior to the expiration of the period of twenty (20) days after the date of the giving of written notice by the party asserting the existence of the dispute, together with a description thereof sufficient for an understanding thereof, and (b) where Tenant disputes the amount of a Tenant payment required hereunder (e.g., Operating Expense excess under Section 5.3 hereof), prior to Tenant paying in full the amount billed by Landlord, including the disputed amount. The prevailing party in such arbitration shall be reimbursed for its expenses, including reasonable attorneys’ fees. Notwithstanding the foregoing, in no event shall this Article 12 affect or delay Landlord’s unlawful detainer rights under California law.

ARTICLE 13.

INSURANCE

13.1 Landlord shall maintain, as a part of Operating Expenses, special causes of loss form property insurance on the Project in an amount equal to the full replacement cost of the Project, subject to such deductibles as Landlord may determine. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, any of Tenant’s furniture, equipment, machinery, goods, supplies, improvements or alterations upon the Premises. Such insurance shall be maintained with an insurance company selected, and in amounts desired, by Landlord or Landlord’s mortgagee, and payment for losses thereunder shall be made solely to Landlord subject to the rights of the holder of any mortgage or deed of trust which may now or hereafter encumber the Project. Additionally Landlord may maintain such additional insurance, including, without limitation, earthquake insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. The cost of all such additional insurance shall also be part of the Operating Expenses. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties or by Landlord or any affiliate of Landlord’s program of self insurance, and in such event Operating Expenses shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Project.

13.2 Tenant, at its own expense, shall maintain with insurers authorized to do business in the State of California and which are rated A- and have a financial size category of at least VIII in the most recent Best’s Key Rating Guide, or any successor thereto (or if there is none, an organization having a national reputation), (a) commercial general liability insurance with the following minimum limits: General Aggregate $3,000,000.00; Products/Completed Operations Aggregate $2,000,000.00; Each Occurrence $2,000,000.00; Personal and Advertising Injury $1,000,000.00; Medical Payments $5,000.00 per person, (b) Umbrella/Excess Liability on a following form basis with the following minimum limits: General Aggregate $5,000,000.00; Each Occurrence $5,000,000.00; (c) Workers’ Compensation with statutory limits; (d) Employer’s Liability insurance with the following limits: Bodily injury by disease per person $1,000,000.00; Bodily injury by accident policy limit $1,000,000.00; Bodily injury by disease policy limit $1,000,000.00; (e) property insurance on special causes of loss insurance form covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the “Tenant Improvements,” as that term is defined in Section 2.1 of the Tenant Work Letter, and any other improvements which exist in the Premises as of the Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all other improvements, alterations and additions to the Premises (such insurance shall be for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion); and (f) business auto liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles. At all times during the Term, such insurance shall be maintained, and Tenant shall cause a current and valid certificate of such policies to be deposited with Landlord. If Tenant fails to have a current and valid certificate of such policies on deposit with Landlord at all times during the Term and such failure is not cured within three (3) business days following Tenant’s receipt of notice thereof from Landlord, Landlord shall have the right, but not the obligation, to obtain such an insurance policy, and Tenant shall be obligated to pay Landlord the amount of the premiums applicable to such insurance within ten (10) days after Tenant’s receipt of Landlord’s request for payment thereof. Said policy of liability insurance shall name Landlord and Landlord’s managing agent as additional insureds and Tenant as the insured and shall be noncancellable with respect to Landlord except after thirty (30) days’ written notice from the insurer to Landlord.

13.3 Tenant shall adjust annually the amount of coverage established in Section 13.2 hereof to such amount as in Landlord’s reasonable opinion, adequately protects Landlord’s interest; provided the same is consistent with the amount of coverage customarily required of comparable tenants in Comparable Buildings.

13.4 Notwithstanding anything in this Lease to the contrary, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action, or cause of action against the other, its agents, employees, licensees, or invitees for any loss or damage to or at the Premises or the Project or any personal property of such party therein or thereon by reason of fire, the elements, or any other cause which would be insured against under the terms of (i) special causes of loss form property insurance or (ii) the liability insurance referred to in Section 13.2, to the extent of such insurance, regardless of cause or origin, including omission of the other party hereto, its agents, employees, licensees, or invitees. Landlord and Tenant covenant that no insurer shall hold any right of subrogation against either of such parties with respect thereto. This waiver shall be ineffective against any insurer of Landlord or Tenant to the extent that such waiver is prohibited by the laws and insurance regulations of the State of California. The parties hereto agree that any and all such insurance policies required to be carried by either shall be endorsed with a subrogation clause, substantially as follows: “This insurance shall not be invalidated should the insured waive, in writing prior to a loss, any and all right of recovery against any party for loss occurring to the property described therein, “ and shall provide that such party’s insurer waives any right of recovery against the other party in connection with any such loss or damage.

13.5 In the event Tenant’s occupancy or conduct of business in or on the Premises, whether or not Landlord has consented to the same, results in any increase in premiums for the insurance carried from time to time by Landlord with respect to the Building, Tenant shall pay any such increase in premiums as Rent within ten (10) days after bills for such additional premiums shall be rendered by Landlord. In determining whether increased premiums are a result of Tenant’s use or occupancy of the Premises, a schedule issued by the organization computing the insurance rate on the Building showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up such rate. Tenant shall promptly comply with all reasonable requirements of the insurance authority or of any insurer now or hereafter in effect relating to the Premises.

ARTICLE 14.

QUIET ENJOYMENT

14.1 Provided Tenant is not in default under this Lease after the expiration of any period for cure in the performance of all its obligations under this Lease, including, but not limited to, the payment of Rent and all other sums due hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance by Landlord, subject to the provisions and conditions set forth in this Lease.

ARTICLE 15.

ALTERATIONS

15.1 Tenant agrees that it shall not make or allow to be made any alterations, physical additions, or improvements in or to the Premises without first obtaining the written consent of Landlord in each instance. As used herein, the term “Minor Alteration” refers to an alteration that (a) does not affect the outside appearance of the Building and is not visible from the Common Areas, (b) is non-structural and does not impair the strength or structural integrity of the Building, and (c) does not affect the mechanical, electrical, HVAC or other systems of the Building. Landlord agrees not to unreasonably withhold, condition or delay its consent to any Minor Alteration. Landlord’s consent to any other alteration may be conditioned, given, or withheld in Landlord’s sole discretion. Notwithstanding the foregoing, Landlord consents to any repainting, recarpeting, or other purely cosmetic changes or upgrades to the Premises, so long as (i) the aggregate cost of such work is less than $25,000.00 in any twelve-month period, (ii) such work constitutes a Minor Alteration (iii) no building permit is required in connection therewith, and (iv) such work conforms to the then existing Building standards. At the time of said request, Tenant shall submit to Landlord plans and specifications of the proposed alterations, additions, or improvements; and Landlord shall have a period of not less than fifteen (15) days therefrom in which to review and approve or disapprove said plans; provided that if Landlord determines in good faith that Landlord requires a third party to assist in reviewing such plans and specifications, Landlord shall instead have a period of not less than thirty (30) days in which to review and approve or disapprove said plans. Tenant shall pay to Landlord upon demand the cost and expense of Landlord in (A) reviewing said plans and specifications, and (B) inspecting the alterations, additions, or improvements to determine whether the same are being performed in accordance with the approved plans and specifications and all laws and requirements of public authorities, including, without limitation, the fees of any architect or engineer employed by Landlord for such purpose. In any instance where Landlord grants such consent, and permits Tenant to use its own contractors, laborers, materialmen, and others furnishing labor or materials for Tenant’s construction (collectively, “Tenant’s Contractors”), Landlord’s consent shall be deemed conditioned upon each of Tenant’s Contractors (1) working in harmony and not interfering with any laborer utilized by Landlord, Landlord’s contractors, laborers, or materialmen; and (2) furnishing Landlord with evidence of acceptable liability insurance, worker’s compensation coverage and if required by Landlord, completion bonding, and if at any time such entry by one or more persons furnishing labor or materials for Tenant’s work shall cause such disharmony or interference, the consent granted by Landlord to Tenant may be withdrawn immediately upon written notice from Landlord to Tenant. Tenant, at its expense, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of alterations, additions, or improvements and for final approval thereof upon completion, and shall cause any alterations, additions, or improvements to be performed in compliance therewith and with all applicable laws and requirements of public authorities and with all applicable requirements of insurance bodies. All alterations, additions, or improvements shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to be better than (a) the original installations of the Building, or (b) the then standards for the Comparable Building. Upon the completion of work and upon request by Landlord, Tenant shall provide Landlord copies of all waivers or releases of lien from each of Tenant’s Contractors. No alterations, modifications, or additions to the Project or the Premises shall be removed by Tenant either during the Term or upon the Expiration Date or the Termination Date without the express written approval of Landlord. Tenant shall not be entitled to any reimbursement or compensation resulting from its payment of the cost of constructing all or any portion of said improvements or modifications thereto unless otherwise expressly agreed by Landlord in writing. Tenant agrees specifically that no food, soft drink, or other vending machine shall be installed within the Premises, without the prior written consent of Landlord as to the weight, location, manner of installation and number of those vending machines.

15.2 Landlord’s approval of Tenant’s plans for work shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules, and regulations of governmental agencies or authorities, including, but not limited to, the Americans with Disabilities Act. Landlord may, at its option, at Tenant’s expense, require that Landlord’s contractors be engaged for any work upon the integrated Building mechanical or electrical systems or other Building or leasehold improvements.

15.3 At least five (5) days prior to the commencement of any work permitted to be done by persons requested by Tenant on the Premises, Tenant shall notify Landlord of the proposed work and the names and addresses of Tenant’s Contractors. During any such work on the Premises, Landlord, or its representatives, shall have the right to go upon and inspect the Premises at all reasonable times, and shall have the right to post and keep posted thereon notices of non-responsibility or to take any further action which Landlord may deem to be proper for the protection of Landlord’s interest in the Premises.

ARTICLE 16.

FURNITURE, FIXTURES, AND PERSONAL PROPERTY

16.1 Tenant, at its sole cost and expense, may remove its trade fixtures, office supplies and moveable office furniture and equipment not attached to the Project or Premises provided:

(a) Such removal is made prior to the Expiration Date or the Termination Date; and

(b) Tenant promptly repairs all damage caused by such removal.

16.2 If Tenant does not remove its trade fixtures, office supplies, and moveable furniture and equipment as herein above provided prior to the Expiration Date or the Termination

Date (unless prior arrangements have been made with Landlord and Landlord has agreed in writing to permit Tenant to leave such items in the Premises for an agreed period), then, in addition to its other remedies, at law or in equity, Landlord shall have the right to have such items removed and stored at Tenant’s sole cost and expense and all damage to the Project or the Premises resulting from said removal shall be repaired at the cost of Tenant; Landlord may elect that such items automatically become the property of Landlord upon the Expiration Date or the Termination Date, and Tenant shall not have any further rights with respect thereto or reimbursement therefor subject to the provisions of applicable law. All other property in the Premises, any alterations, or additions to the Premises (including wall-to-wall carpeting, paneling, wall covering, specially constructed or built-in cabinetry or bookcases), and any other article attached or affixed to the floor, wall, or ceiling of the Premises shall become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the Expiration or Termination Date regardless of who paid therefor; and Tenant hereby waives all rights to any payment or compensation therefor. If, however, Landlord so requests, in writing, Tenant shall remove, prior to the Expiration Date or the Termination Date, any and all alterations, additions, fixtures, equipment, and property (other than the initial Tenant Improvements (as defined in the Tenant Work Letter)) placed or installed in the Premises and shall repair any damage caused by such removal. Upon submission of any plans for Landlord’s approval, Tenant may request prior to the installation of specific fixtures, equipment or improvements in the Premises, that Landlord agree not to require Tenant to remove such items upon expiration or termination of the Lease or agree to permit Tenant to remove any item it may otherwise not be permitted to remove under the terms of this Lease. Such consent, which may be granted or denied in Landlord’s sole discretion, must be granted in writing prior to the installation of the subject items in order to be binding against Landlord.

16.3 All the furnishings, fixtures, equipment, effects, and property of every kind, nature, and description of Tenant and of all persons claiming by, through, or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises or elsewhere in the Project shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water, or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord unless due to the gross negligence or willful misconduct of Landlord or its employees, agents or contractors.

ARTICLE 17.

PERSONAL PROPERTY AND OTHER TAXES

17.1 During the Term hereof, Tenant shall pay, prior to delinquency, all business and other taxes, charges, notes, duties, and assessments levied, and rates or fees imposed, charged, or assessed against or in respect of Tenant’s occupancy of the Premises or in respect of the personal property, trade fixtures, furnishings, equipment, and all other personal and other property of Tenant contained in the Project (including without limitation taxes and assessments attributable to the cost or value of any leasehold improvements made in or to the Premises by or for Tenant (to the extent that the assessed value of those leasehold improvements exceeds the assessed value of standard office improvements in other space in the Project regardless of whether title to those improvements is vested in Tenant or Landlord)), and shall hold Landlord harmless from and against all payment of such taxes, charges, notes, duties, assessments, rates, and fees, and against all loss, costs, charges, notes, duties, assessments, rates, and fees, and any and all such taxes. Tenant shall cause said fixtures, furnishings, equipment, and other personal property to be assessed and billed separately from the real and personal property of Landlord. In the event any or all of Tenant’s fixtures, furnishings, equipment, and other personal property shall be assessed and taxed with Landlord’s real property, Tenant shall pay to Landlord Tenant’s share of such taxes within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s property.

17.2 The demised property herein may be subject to a special assessment levied by the City of Redwood as part of an Improvement District.

ARTICLE 18.

ASSIGNMENT AND SUBLETTING

18.1 Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed (except that Landlord shall in no event be obligated to consent to an encumbrance of this Lease or any transfer by operation of law): (a) assign, convey, mortgage or otherwise transfer this Lease or any interest hereunder, or sublease the Premises, or any part thereof, whether voluntarily or by operation of law; or (b) permit the use of the Premises or any part thereof by any person other than Tenant and its employees. Any such transfer, sublease or use described in the preceding sentence (a “Transfer”) occurring without the prior written consent of Landlord shall, at Landlord’s option, be void and of no effect. Landlord’s consent to any Transfer shall not constitute a waiver of Landlord’s right to withhold its consent to any future Transfer. Landlord may require as a condition to its consent to any assignment of this Lease that the assignee execute an instrument in which such assignee assumes the remaining obligations of Tenant hereunder; provided that the acceptance of any assignment of this Lease by the applicable assignee shall automatically constitute the assumption by such assignee of all of the remaining obligations of Tenant that accrue following such assignment. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation hereof shall not work a merger and shall, at the option of Landlord, terminate all or any existing sublease or may, at the option of Landlord, operate as an assignment to Landlord of Tenant’s interest in any or all such subleases.

18.2 For purposes of this Lease, the term “Transfer” shall also include (i) if a Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, members or managers thereof, or transfer of twenty-five percent (25%) or more of partnership or membership interests therein within a twelve (12) month period, or the dissolution of the partnership or the limited liability company without immediate reconstitution thereof, and (ii) if Tenant is a corporation whose stock is not publicly held and not traded through an exchange or over the counter or any other form of entity, (A) the dissolution, merger, consolidation or other reorganization of Tenant, the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares or other interests of or in Tenant (other than to immediate family members by reason of gift or death), within a twelve (12) month period, or (B) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period.

18.3 If Tenant desires the consent of Landlord to a Transfer, Tenant shall submit to Landlord, at least thirty (30) business days prior to the proposed effective date of the Transfer, a written notice (the “Transfer Notice”) which includes (a) the name of the proposed sublessee or assignee, (b) the nature of the proposed sublessee’s or assignee’s business, (c) the terms and provisions of the proposed sublease or assignment, and (d) current financial statements and information on the proposed sublessee or assignee. Upon receipt of the Transfer Notice, Landlord may request additional information concerning the Transfer or the proposed sublessee or assignee (the “Additional Information”). Subject to Landlord’s rights under Section 18.6, Landlord shall not unreasonably withhold, condition or delay its consent to any assignment or sublease (excluding an encumbrance or transfer by operation of law), which consent or lack thereof shall be provided within thirty (30) business days of receipt of Tenant’s Transfer Notice; provided, however, Tenant hereby agrees that it shall be a reasonable basis for Landlord to withhold its consent if Landlord has not received the Additional Information requested by Landlord. Without limiting any other reasonable basis for Landlord to withhold its consent to the proposed Transfer, Landlord and Tenant agree that for purposes of this Lease and any Applicable Law, Landlord shall not be deemed to have unreasonably withheld its consent if, in the judgment of Landlord: (i) the transferee is of a character or engaged in a business which is not in keeping with the standards or criteria used by Landlord in leasing the Project, or the general character or quality of the Project; (ii) the financial condition of the transferee is such that it may not be able to perform its obligations in connection with this Lease (or otherwise does not satisfy Landlord’s standards for financial standing with respect to tenants under direct leases of comparable economic scope); (iii) the transferee, or any person or entity which directly or indirectly controls, is controlled by, or is under common control with, the transferee, is a tenant of or negotiating for space in the Project occupies space in the Project or has negotiated with Landlord within the preceding ninety (90) days (or is currently negotiating with Landlord) to lease space in the Project, (iv) the transferee has the power of eminent domain, is a governmental agency or an agency or subdivision of a foreign government; (v) an Event of Default by Tenant has occurred and is uncured at the time Tenant delivers the Transfer Notice to Landlord; (vi) in the judgment of Landlord, such a Transfer would violate any term, condition, covenant, or agreement of Landlord involving the Project or any other tenant’s lease within it or would give an occupant of the Project a right to cancel or modify its lease; (vii) [intentionally omitted]; (viii) in Landlord’s judgment, the use of the Premises by the proposed transferee would not be comparable to the types of office use by other tenants in the Project, would entail any alterations which would lessen the value of the tenant improvements in the Premises, would result in more than a reasonable density of occupants per square foot of the Premises, would increase the burden on elevators or other Building systems or equipment over the burden thereon prior to the proposed Transfer, would require increased services by Landlord or would require any alterations to the Project to comply with applicable laws; (ix) the transferee intends to use the space for purposes which are not permitted under this Lease; (x) the terms of the proposed Transfer would allow the transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the transferee to occupy space leased by Tenant pursuant to any such right); (xi) the proposed Transfer would result in more than three subleases per each full floor of the Premises being in effect at any one time during the Term; or (xii) any ground lessor or mortgagee whose consent to such Transfer is required fails to consent thereto. Tenant hereby waives any right to terminate the Lease as a remedy for Landlord wrongfully withholding its consent to any Transfer.

18.4 Landlord and Tenant agree that, in the event of any approved assignment or subletting, the rights of any such assignee or sublessee of Tenant herein shall be subject to all of the terms, conditions, and provisions of this Lease, including, without limitation, restriction on use, assignment, and subletting and the covenant to pay Rent. Landlord may collect the rent owing by the assignee or sublessee directly from such assignee or sublessee and apply the amount so collected to the Rent herein reserved. No such consent to or recognition of any such assignment or subletting shall constitute a release of Tenant or any guarantor of Tenant’s performance hereunder from further performance by Tenant or such guarantor of covenants undertaken to be performed by Tenant herein. Tenant and any such guarantor shall remain liable and responsible for all Rent and other obligations herein imposed upon Tenant, and Landlord may condition its consent to any Transfer upon the receipt of a written reaffirmation from each such guarantor in a form acceptable to Landlord (which shall not be construed to imply that the occurrence of a Transfer without such a reaffirmation would operate to release any guarantor). Consent by Landlord to a particular assignment, sublease, or other transaction shall not be deemed a consent to any other or subsequent transaction. In any case where Tenant desires to assign, sublease or enter into any related or similar transaction, whether or not Landlord consents to such assignment, sublease, or other transaction, Tenant shall pay any reasonable attorneys’ fees incurred by Landlord in connection with such assignment, sublease or other transaction, including, without limitation, fees incurred in reviewing documents relating to, or evidencing, said assignment, sublease, or other transaction; provided that those costs shall not exceed $1,500.00 with respect to any single Transfer so long as Tenant and the proposed transferee execute Landlord’s standard form of consent document without negotiation. All documents utilized by Tenant to evidence any subletting or assignment for which Landlord’s consent has been requested and is required hereunder, shall be subject to prior approval (not to be unreasonably withheld, conditioned or delayed) by Landlord or its attorney.

18.5 Tenant shall be bound and obligated to pay Landlord a portion of any sums or economic consideration payable to Tenant by any sublessee, assignee, licensee, or other transferee, within ten (10) days following receipt thereof by Tenant from such sublessee, assignee, licensee, or other transferee, as the case might be, as follows:

(a) In the case of an assignment, fifty percent (50%) of any sums or other economic consideration received by Tenant as a result of such assignment shall be paid to Landlord after first deducting the unamortized cost of reasonable leasehold improvements paid for by Tenant in connection with such assignment and reasonable cost of any real estate commissions incurred by Tenant in connection with such assignment.

(b) In the case of a subletting, fifty percent (50%) of any sums or economic consideration received by Tenant as a result of such subletting shall be paid to Landlord after first deducting (i) the Rent due hereunder prorated to reflect only Rent allocable to the sublet portion of the Premises, (ii) the reasonable cost of tenant improvements made to the sublet portion of the Premises by Tenant for the specific benefit of the sublessee, which shall be amortized over the term of the sublease, and

(iii) the reasonable cost of any real estate commissions incurred by Tenant in connection with such subletting, which shall be amortized over the term of the sublease.

(c) Tenant shall provide Landlord with a detailed statement setting forth any sums or economic consideration Tenant either has or will derive from such Transfer, the deductions permitted under (a) and (b) of this Section 18.5, and the calculation of the amounts due Landlord under this Section 18.5. In addition, Landlord or its representative shall have the right at all reasonable times to audit the books and records of Tenant with respect to the calculation of the Transfer profits. If such inspection reveals that the amount paid to Landlord was incorrect, then within ten (10) days of Tenant’s receipt of the results of such audit, Tenant shall pay Landlord the deficiency and the cost of Landlord’s audit.

18.6 If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. Section 101 et seq. or any successor or substitute therefor (the “Bankruptcy Code”), any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord, and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any such monies or other consideration not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid or delivered to Landlord. Any person or entity to whom this Lease is so assigned shall be deemed, without further act or deed, to have assumed all of the remaining obligations arising under this Lease as of the date of such assignment. Any such assignee shall, upon demand therefor, execute and deliver to Landlord an instrument confirming such assumption.

18.7 Landlord shall have the following option with respect to any assignment of this Lease or a Triggering Sublease (as defined below) proposed by Tenant:

(a) Notwithstanding any other provision of this Article, Landlord has the option, by written notice to Tenant (the “Recapture Notice”) within thirty (30) days after receiving any Transfer Notice to recapture the space covered by the proposed sublease or the entire Premises in the case of an assignment (the “Subject Space”) by terminating this Lease for the Subject Space or taking an assignment or a sublease of the Subject Space from Tenant. A timely Recapture Notice terminates this Lease with respect to the Subject Space, effective as of the date specified in the Transfer Notice. After such termination, Landlord may (but shall not be obligated to) enter into a lease with the party to the sublease or assignment proposed by Tenant. As used herein, “Triggering Subletting” means subleasing of fifty percent (50%) or more of the Premises, either in a single transaction or, in the aggregate, following a series of transactions, for a term or terms expiring during the last year of the Term.

(b) To determine the new Base Rent under this Lease in the event Landlord recaptures the Subject Space without terminating this Lease, the original Base Rent under the Lease shall be multiplied by a fraction, the numerator of which is the rentable square feet of the Premises retained by Tenant after Landlord’s recapture and the denominator of which is the total rentable square feet in the Premises before Landlord’s recapture. The Additional Rent, to the extent that it is calculated on the basis of the rentable square feet within the Premises, shall be reduced to reflect Tenant’s proportionate share based on the rentable square feet of the Premises retained by Tenant after Landlord’s recapture. This Lease as so amended shall continue thereafter in full force and effect. Either party may require a written confirmation of the amendments to this Lease necessitated by Landlord’s recapture of the Subject Space. If Landlord recaptures the Subject Space, Landlord shall, at Landlord’s sole expense, construct any partitions required to segregate the Subject Space from the remaining Premises retained by Tenant. Tenant shall, however, pay for painting, covering or otherwise decorating the surfaces of the partitions facing the remaining Premises retained by Tenant.

18.8 Notwithstanding anything to the contrary contained in this Article 18, Tenant may assign this Lease or sublet the Premises without the need for Landlord’s prior consent if such assignment or sublease is to (x) any parent, subsidiary or affiliate business entity which the initially named Tenant controls, is controlled by or is under common control with (each, an “Affiliate”), or (y) any entity which acquires all or substantially all of the ownership interests in Tenant or assets of Tenant, or which merges with Tenant (such transferee contemplated in (x) and (y) and meeting the requirements of this Section 18.8 being a “Permitted Transferee” and the transactions contemplated in (x) and (y) and meeting the requirements of this Section 18.8 being “Permitted Transfers”); provided that: (i) at least thirty (30) days prior to such assignment or sublease, Tenant delivers to Landlord the financial statements or other financial and background information of the assignee or sublessee as required for other transfers; (ii) if the transfer is an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or if a sublease, the sublessee of a portion of the Premises or term assumes, in full, the obligations of Tenant with respect to such portion); (iii) the proposed Permitted Transferee meets the Net Worth Threshold (as defined below); (iv) Tenant remains fully liable under this Lease; and (v) unless Landlord consents to the same, the use of the Premises set forth herein remains unchanged. As used herein, the term “Net Worth Threshold” shall mean the proposed Permitted Transferee has a tangible net worth equal to or greater than (x) that of Tenant immediately prior to such transaction, and (y) that of the originally named Tenant as of December 31 of the year prior to the Commencement Date (determined in accordance with generally accepted accounting principles consistently applied and excluding from the determination of total assets all assets which would be classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill, licenses, trademarks, trade names, copyrights and franchises), and as evidenced by financial statements audited by a certified public accounting firm reasonably acceptable to Landlord. As used in this section, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies through ownership of at least fifty-one (51%) of the securities or partnership or other ownership interests of the entity subject to control. In addition, Landlord’s consent shall not be required with respect to (the infusion of additional equity capital in Tenant or an initial public offering of equity securities of Tenant under the Securities Act of 1933, as amended, which results in Tenant’s stock being traded on a national securities exchange, including, but not limited to, the NYSE, the NASDAQ Stock Market or the NASDAQ Small Cap Market System or any sale of such equity securities on such national securities exchanges (each a “Permitted Stock Transfer”). Notwithstanding anything to the contrary set forth in this Article 18, the provisions of Sections

18.1 through 18.7 hereof shall not be applicable to Permitted Transfers, Permitted Transferees, or Permitted Stock Transfers.

ARTICLE 19.

DAMAGE OR DESTRUCTION

19.1 If the Premises or Building should be damaged or destroyed by fire or other casualty, Tenant shall give immediate written notice to Landlord. If the Premises or any common areas of the Building or Project serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 19, restore the base, shell, and core of the Premises and such common areas. Such restoration shall be to substantially the same condition of the base, shell, and core of the Premises and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Project, or the lessor of a ground or underlying lease with respect to the Project and/or the Building, or any other modifications to the common areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant’s occupancy, and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Base Rent and Tenant’s Share of Operating Expenses and Tenant’s Tax Share of Taxes to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.

19.2 Notwithstanding the terms of Section 19.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, the Building and/or any other portion of the Real Property and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of Landlord’s discovery of such damage (the “Damage Discovery Date”), such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred eighty (180) days of the Damage Discovery Date (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Project or ground or underlying lessor with respect to the Project and/or the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered (except for deductible amounts in the case of a casualty other than earthquake or flood) by Landlord’s insurance policies. In addition, if the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Term, then notwithstanding anything contained in this Article 19, Tenant and Landlord shall each have the option to terminate this Lease by giving written notice to the other of the exercise of such option within thirty (30) days after the Damage Discovery Date, in which event this Lease shall cease and terminate as of the date of such notice. Upon any such termination of this Lease pursuant to this Section 19.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Term.

19.3 If there is an occurrence of any damage to the Premises that does not result in the termination of this Lease pursuant to this Article 19, then upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Sections 13.2(e)(ii) and (iii) above with respect to any improvements in the Premises required to be insured by Tenant hereunder (excluding proceeds for Tenant’s Property), and Landlord shall repair any injury or damage to the Tenant Improvements, alterations and the Original Improvements installed in the Premises and shall return such Tenant Improvements, alterations and Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the sum of (A) amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, plus (B) any insurance proceeds received by Landlord with respect to such Tenant Improvements, alterations and Original Improvements (it being acknowledged and agreed that Tenant’s insurance as to the Tenant Improvements, Alterations and Original Improvements is primary in nature and Landlord’s insurance, if any, with respect to same is secondary in nature), the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within forty-five (45) days following the Damage Discovery Date, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements, alterations, and the Original Improvements installed in the Premises and shall return such Tenant Improvements, alterations, and Original Improvements to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work.

19.4 In the event this Lease is terminated in accordance with the terms of this Article 19, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Sections 13.2(e)(ii) and (iii).

19.5 The provisions of this Lease, including this Article 19, constitute an express agreement between Landlord and Tenant with respect to damage to, or destruction of, all or any portion of the Premises or the Project, and any statute or regulation of the State of California, including without limitation Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties (and any other statute or regulation now or hereafter in effect with respect to such rights or obligations), shall have no application to this Lease or to any damage or destruction to all or any portion of the Premises or the Project.

ARTICLE 20.

CONDEMNATION

20.1 Total Condemnation. If all of the Premises is condemned by eminent domain, inversely condemned or sold under threat of condemnation for any public or quasi-public use or purpose (“Condemned”), this Lease shall terminate as of the earlier of the date the condemning authority takes title to or possession of the Premises, and Rent shall be adjusted to the date of termination.

20.2 Partial Condemnation. If any portion of the Premises or Building is condemned and such partial condemnation materially impairs Tenant’s ability to use the Premises for Tenant’s business as reasonably determined by Landlord, Landlord shall have the option in Landlord’s sole and absolute discretion of either (i) relocating Tenant to comparable space within the Project; provided, that Tenant, in its sole and absolute discretion, shall consent to such relocation or (ii) terminate this Lease as of the earlier of the date title vests in the condemning authority or as of the date an order of immediate possession is issued and Rent shall be adjusted to the date of termination. If such partial condemnation does not materially impair Tenant’s ability to use the Premises for the business of Tenant, Landlord shall promptly restore the Premises to the extent of any condemnation proceeds recovered by Landlord, excluding the portion thereof lost in such condemnation, and this Lease shall continue in full force and effect except that after the date of such title vesting or order of immediate possession Rent shall be adjusted as reasonably determined by Landlord. Tenant shall have the right to terminate this Lease in the event that any partial condemnation results in a decrease in the square footage of the Premises by more than 5,000 rentable square feet and, as a result thereof, are no longer reasonably suitable for Tenant’s operations.

20.3 Award. If the Premises are wholly or partially condemned, Landlord shall be entitled to the entire award paid for such condemnation, and Tenant waives any claim to any part of the award from Landlord or the condemning authority; provided, however, Tenant shall have the right to recover from the condemning authority such compensation as may be separately awarded to Tenant in connection with costs in removing Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment to a new location. No condemnation of any kind shall be construed to constitute an actual or constructive eviction of Tenant or a breach of any express or implied covenant of quiet enjoyment. Tenant hereby waives the effect of Sections 1265.120 and 1265.130 of the California Code of Civil Procedure.

20.4 Temporary Condemnation. In the event of a temporary condemnation not extending beyond the Term, this Lease shall remain in effect, Tenant shall continue to pay Rent and Tenant shall receive any award made for such condemnation except damages to any of Landlord’s property. If a temporary condemnation is for a period which extends beyond the Term, this Lease shall terminate as of the date of initial occupancy by the condemning authority and any such award shall be distributed in accordance with the preceding section. If a temporary condemnation remains in effect at the expiration or earlier termination of this Lease, Tenant shall pay Landlord the reasonable cost of performing any obligations required of Tenant with respect to the surrender of the Premises.

ARTICLE 21.

HOLD HARMLESS

21.1 Tenant agrees to defend, with counsel approved by Landlord, all actions against Landlord, any member, partner, trustee, stockholder, officer, director, employee, or beneficiary of Landlord (collectively, “Landlord Parties”), holders of mortgages secured by the Premises or the Project and any other party having an interest therein (collectively with Landlord Parties, the “Indemnified Parties”) with respect to, and to pay, protect, indemnify, and save harmless, to the extent permitted by law, all Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands, or judgments of any nature to which any Indemnified Party is subject because of its estate or interest in the Premises or the Project arising from (a) injury to or death of any person, or damage to or loss of property (x) on the Premises, or (y) on the Project, adjoining sidewalks, streets or ways, if connected with the use, condition, or occupancy of the Premises and resulting from the negligence or willful misconduct of Tenant, except in the case of both (x) and (y) to the extent, if any, caused by the gross negligence or willful misconduct of Landlord or its employees, contractors or agents, (b) any violation of this Lease by or attributable to Tenant, or (c) subject to Section 13.4, any act, fault, omission, or other misconduct of Tenant or its agents, contractors, licensees, sublessees, or invitees. Tenant agrees to use and occupy the Premises and other facilities of the Project at its own risk, and hereby releases the Indemnified Parties from any and all claims for any damage or injury, except to the extent caused by the gross negligence or willful misconduct of Landlord or such Indemnified Party, to the fullest extent permitted by law.

21.2 Tenant agrees that Landlord shall not be responsible or liable to Tenant, its agents, employees, or invitees for fatal or non-fatal bodily injury or property damage occasioned by the acts or omissions of any other tenant, or such other tenant’s agents, employees, licensees, or invitees, of the Project. Landlord shall not be liable to Tenant for losses due to theft, burglary, or damages done by persons on the Project.

ARTICLE 22.

DEFAULT BY TENANT

22.1 The term “Event of Default” refers to the occurrence of any one (1) or more of the following:

(a) Failure of Tenant to pay when due any sum required to be paid hereunder (the “Monetary Default”) within five (5) days of receipt of written notice from Landlord; provided, however, that after the first failure to pay any sum required to be paid hereunder in any calendar year, in the event that Tenant fails a second time to pay when due any sum required to be paid hereunder during such calendar year, such failure shall be deemed to automatically constitute a Monetary Default without any obligation on Landlord to provide any additional written notice, and provided further that Tenant acknowledges that any such written notice provided hereunder shall be in lieu of, and not in addition to, any notice to pay rent or quit pursuant to any applicable statutes;

(b) Failure of Tenant, after fifteen (15) days written notice thereof, to perform any of Tenant’s obligations, covenants, or agreements except a Monetary Default, provided that if the cure of any such failure is not reasonably susceptible of performance within such fifteen (15) day period, then an Event of Default of Tenant shall not be deemed to have occurred so long as Tenant has promptly commenced and thereafter diligently prosecutes such cure to completion and completes that cure within ninety (90) days;

(c) Tenant, or any guarantor of Tenant’s obligations under this Lease (the “Guarantor”), admits in writing that it cannot meet its obligations as they become due; or is declared insolvent according to any law; or assignment of Tenant’s or Guarantor’s property is made for the benefit of creditors; or a receiver or trustee is appointed for Tenant or Guarantor or its property; or the interest of Tenant or Guarantor under this Lease is levied on under execution or other legal process; or any petition is filed by or against Tenant or Guarantor to declare Tenant bankrupt or to delay, reduce, or modify Tenant’s debts or obligations; or any petition filed or other action taken to reorganize or modify Tenant’s or Guarantor’s capital structure if Tenant is a corporation or other entity. Any such levy, execution, legal process, or petition filed against Tenant or Guarantor shall not constitute a breach of this Lease provided Tenant or Guarantor shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within ninety (90) days from the date of its creation, service, or filing;

(d) The abandonment of the Premises by Tenant, which shall mean that Tenant has vacated the Premises for ten (10) consecutive days, whether or not Tenant is in Monetary Default and such abandonment has impaired Landlord’s insurance coverage for the Premises or the Building;

(e) The discovery by Landlord that any financial statement given by Tenant or any of its assignees, subtenants, successors-in-interest, or Guarantors was materially false; or

(f) If Tenant or any Guarantor shall die, cease to exist as a corporation or partnership, or be otherwise dissolved or liquidated or become insolvent, or shall make a transfer in fraud of creditors.

22.2 In the event of any Event of Default by Tenant, Landlord, at its option, may pursue one or more of the following remedies without notice or demand in addition to all other rights and remedies provided for at law or in equity:

(a) Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have the right to collect Rent when due. Landlord may enter the Premises and relet it, or any part of it, to third parties for Tenant’s account, provided that any Rent in excess of the Rent due hereunder shall be payable to Landlord. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises, including, without limitation, brokers’ commissions, expenses of cleaning and redecorating the Premises required by the reletting and like costs. Reletting may be for a period shorter or longer than the remaining Term of this Lease. Tenant shall pay to Landlord the Rent and other sums due under this Lease on the dates the Rent is due, less the Rent and other sums Landlord receives from any reletting. No act by Landlord allowed by this Section 22.2(a) shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease.

“The lessor has the remedy described in Civil Code Section 1951.4 (lessor may continue the lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign subject only to reasonable limitations).”

(b) Landlord may terminate Tenant’s right to possession of the Premises at any time by giving written notice to that effect. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. On termination, Landlord shall have the right to remove all personal property of Tenant and store it at Tenant’s cost and to recover from Tenant as damages: (i) the worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which would have been payable after termination until the time of award exceeds the amount of the Rent loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of the Rent loss that Tenant proves could be reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord: (A) in retaking possession of the Premises, including reasonable attorneys’ fees and costs therefor; (B) maintaining or preserving the Premises for reletting to a new tenant, including repairs or alterations to the Premises for the reletting; (C) leasing commissions; (D) any other costs necessary or appropriate to relet the Premises; and (E) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.

The “worth at the time of award” of the amounts referred to in Sections 22.2(b)(i) and 22.2(b)(ii) shall be calculated by allowing interest at the lesser of twelve percent (12%) per annum or the maximum rate permitted by law, on the unpaid Rent and other sums due and payable from the termination date through the date of award. The “worth at the time of award” of the amount referred to in Section 22.2(b)(iii) shall be calculated by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, if Tenant is evicted or Landlord takes possession of the Premises by reason of any Event of Default by Tenant.

22.3 If Landlord shall exercise any one or more remedies hereunder granted or otherwise available, it shall not be deemed to be an acceptance or surrender of the Premises by Tenant whether by agreement or by operation of law; it is understood that such surrender can be effected only by the written agreement of Landlord and Tenant. No alteration of security devices and no removal or other exercise of dominion by Landlord over the property of Tenant or others in the Premises shall be deemed unauthorized or constitute a conversion, Tenant hereby consenting to the aforesaid exercise of dominion over Tenant’s property within the Premises after any Event of Default.

22.4 Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, including, but not limited to, suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity, or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord for any or all other rights or remedies provided for in this Lease or now or hereafter existing at or in equity or by statute or otherwise. All such rights and remedies shall be considered cumulative and non-exclusive. All costs incurred by Landlord in connection with collecting any Rent or other amounts and damages owing by Tenant pursuant to the provisions of this Lease, or to enforce any provision of this Lease, including reasonable attorneys’ fees from the date such matter is turned over to an attorney, whether or not one or more actions are commenced by Landlord, shall also be recoverable by Landlord from Tenant. If any notice and grace period required under subparagraphs 22.1(a) or (b) was not previously given, a notice to pay rent or quit, or to perform or quit, as the case may be, given to Tenant under any statute authorizing the forfeiture of leases for unlawful detainer shall also constitute the applicable notice for grace period purposes required by subparagraphs 22.1(a) or (b). In such case, the applicable grace period under subparagraphs 22.1(a) or (b) and under the unlawful detainer statute shall run concurrently after the one such statutory notice, and the failure of Tenant to cure the default within the greater of the two (2) such grace periods shall constitute both an unlawful detainer and an Event of Default entitling Landlord to the remedies provided for in this Lease and/or by said statute.

22.5 If Tenant should fail to make any payment or cure any default hereunder within the time herein permitted and such failure constitutes an Event of Default (except in the case where if Landlord in good faith believes that action prior to the expiration of any cure period under Section 22.1 is necessary to prevent damage to persons or property, in which case Landlord may act without waiting for such cure period to expire), Landlord, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such default for the account of Tenant (and enter the Premises for such purpose), and thereupon, Tenant shall be obligated and hereby agrees to pay Landlord, upon demand, all reasonable costs, expenses, and disbursements, plus ten percent (10%) overhead cost incurred by Landlord in connection therewith.

22.6 In addition to Landlord’s rights set forth above, if Tenant fails to pay its Rent or any other amounts owing hereunder on the due date thereof more than two (2) times during any calendar year during the Term, then upon the occurrence of the third or any subsequent default in the payment of monies during said calendar year, Landlord, at its sole option, shall have the right to require that Tenant, as a condition precedent to curing such default, pay to Landlord, in check or money order, in advance, the Rent and Landlord’s estimate of all other amounts which will become due and owing hereunder by Tenant for a period of two (2) months following said cure. All such amounts shall be paid by Tenant within thirty (30) days after notice from Landlord demanding the same. All monies so paid shall be retained by Landlord, without interest, for the balance of the Term and any extension thereof, and shall be applied by Landlord to the last due amounts owing hereunder by Tenant. If, however, Landlord’s estimate of the Rent and other amounts for which Tenant is responsible hereunder are inaccurate, when such error is discovered, Landlord shall pay to Tenant, or Tenant shall pay to Landlord, within thirty (30) days after written notice thereof, the excess or deficiency, as the case may be, which is required to reconcile the amount on deposit with Landlord with the actual amounts for which Tenant is responsible.

22.7 Nothing contained in this Article 22 shall limit or prejudice the right of Landlord to prove and obtain as damages in any bankruptcy, insolvency, receivership, reorganization, or dissolution proceeding, an amount equal to the maximum allowed by any statute or rule of law governing such a proceeding and in effect at the time when such damages are to be proved, whether or not such amount be greater, equal, or less than the amounts recoverable, either as damages or Rent, referred to in any of the preceding provisions of this Article 22. Notwithstanding anything contained in this Article to the contrary, any such proceeding or action involving bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, or appointment of a receiver or trustee, as set forth above, shall be considered to be an Event of Default only when such proceeding, action, or remedy shall be taken or brought by or against the then holder of the leasehold estate under this Lease.

22.8 Landlord is entitled to accept, receive, in check or money order, and deposit any payment made by Tenant for any reason or purpose or in any amount whatsoever, and apply them at Landlord’s option to any obligation of Tenant, and such amounts shall not constitute payment of any amount owed, except that to which Landlord has applied them. No endorsement or statement on any check or letter of Tenant shall be deemed an accord and satisfaction or recognized for any purpose whatsoever. The acceptance of any such check or payment shall be without prejudice to Landlord’s rights to recover any and all amounts owed by Tenant hereunder and shall not be deemed to cure any other default nor prejudice Landlord’s rights to pursue any other available remedy, Landlord’s acceptance of partial payment of Rent does not constitute a waiver of any rights, including without limitation any right Landlord may have to recover possession of the Premises.

22.9 In the event that Tenant’s right of possession of the Premises is terminated prior to the end of the initial Term by reason of an Event of Default by Tenant, then immediately upon such termination, an amount shall be due and payable by Tenant to Landlord equal to the unamortized portion as of that date (which amortization shall be based on an interest rate of eleven percent (11%) per annum) of the sum of (a) the cost of Landlord’s Work (if any), (b) the Allowance (if any), (c) the value of any free Base Rent (i.e., the Base Rent stated in this Lease to be abated as an inducement to Tenant’s entering into this Lease) enjoyed as of that date by Tenant, and (d) the amount of all commissions paid by Landlord in order to procure this Lease.

22.10 Tenant waives the right to terminate this Lease on Landlord’s default under this Lease. Tenant’s sole remedy on Landlord’s default is an action for damages or injunctive or declaratory relief. Landlord’s failure to perform any of its obligations under this Lease shall constitute a default by Landlord under this Lease if the failure continues for thirty (30) days after written notice of the failure from Tenant to Landlord. If the required performance cannot be completed within thirty (30) days, Landlord’s failure to perform shall constitute a default under the Lease unless Landlord undertakes to cure the failure within thirty (30) days and diligently and continuously attempts to complete this cure as soon as reasonably possible. All obligations of each party hereunder shall be construed as covenants, not conditions.

ARTICLE 23.

[INTENTIONALLY OMITTED]

ARTICLE 24.

[INTENTIONALLY OMITTED]

ARTICLE 25.

ATTORNEYS’ FEES

25.1 All costs and expenses, including reasonable attorneys’ fees (whether or not legal proceedings are instituted), involved in collecting rents, enforcing the obligations of Tenant, or protecting the rights or interests of Landlord under this Lease, whether or not an action is filed, including without limitation the cost and expense of instituting and prosecuting legal proceedings or recovering possession of the Premises after default by Tenant or upon expiration or sooner termination of this Lease, shall be due and payable by Tenant on demand, as Additional Rent. In addition, and notwithstanding the foregoing, if either party hereto shall file any action or bring any proceeding against the other party arising out of this Lease or for the declaration of any rights hereunder, the prevailing party in such action shall be entitled to recover from the other party all costs and expenses, including reasonable attorneys’ fees incurred by the prevailing party, as determined by the trier of fact in such legal proceeding. For purposes of this provision, the terms “attorneys’ fees” or “attorneys’ fees and costs,” or “costs and expenses” shall mean the fees and expenses of legal counsel (including external counsel and in-house counsel) of the parties hereto, which include printing, photocopying, duplicating, mail, overnight mail, messenger, court filing fees, costs of discovery, and fees billed for law clerks, paralegals, investigators and other persons not admitted to the bar for performing services under the supervision and direction of an attorney. For purposes of determining in-house counsel fees, the same shall be considered as those fees normally applicable to a partner in a law firm with like experience in such field. In addition, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in enforcing any judgment arising from a suit or proceeding under this Lease, including without limitation post-judgment motions, contempt proceedings, garnishment, levy and debtor and third party examinations, discovery and bankruptcy litigation, without regard to schedule or rule of court purporting to restrict such award. This post-judgment award of attorneys’ fees and costs provision shall be severable from any other provision of this Lease and shall survive any judgment/award on such suit or arbitration and is not to be deemed merged into the judgment/award or terminated with the Lease.

ARTICLE 26.

NON-WAIVER

26.1 Neither acceptance of any payment by Landlord from Tenant nor, failure by Landlord to complain of any action, non-action, or default of Tenant shall constitute a waiver of any of Landlord’s rights hereunder. Time is of the essence with respect to the performance of every obligation of each party under this Lease in which time of performance is a factor. Waiver by either party of any right or remedy arising in connection with any default of the other party shall not constitute a waiver of such right or remedy or any other right or remedy arising in connection with either a subsequent default of the same obligation or any other default. No right or remedy of either party hereunder or covenant, duty, or obligation of any party hereunder shall be deemed waived by the other party unless such waiver is in writing, signed by the other party or the other party’s duly authorized agent.

ARTICLE 27.

RULES AND REGULATIONS

27.1 Such reasonable rules and regulations applying to all lessees in the Project for the safety, care, and cleanliness of the Project and the preservation of good order thereon are hereby made a part hereof as Exhibit D, and Tenant agrees to comply with all such rules and regulations. Landlord shall have the right at all times to change such rules and regulations or to amend them in any reasonable and non-discriminatory manner as may be deemed advisable by Landlord, all of which changes and amendments shall be sent by Landlord to Tenant in writing and shall be thereafter carried out and observed by Tenant. Landlord shall not have any liability to Tenant for any failure of any other lessees of the Project to comply with such rules and regulations.

ARTICLE 28.

ASSIGNMENT BY LANDLORD

28.1 Landlord shall have the right to transfer or assign, in whole or in part, all its rights and obligations hereunder and in the Premises and the Project. In such event, no liability or obligation shall accrue or be charged to Landlord with respect to the period from and after such transfer or assignment and assumption of Landlord’s obligations by the transferee or assignee.

ARTICLE 29.

LIABILITY OF LANDLORD

29.1 It is expressly understood and agreed that the obligations of Landlord under this Lease shall be binding upon Landlord and its successors and assigns and any future owner of the Project only with respect to events occurring during its and their respective ownership of the Project. In addition, Tenant agrees to look solely to Landlord’s interest in the Project for recovery of any judgment against Landlord arising in connection with this Lease, it being agreed that neither Landlord nor any successor or assign of Landlord nor any future owner of the Project, nor any partner, shareholder, member, or officer of any of the foregoing shall ever be personally liable for any such judgment. The limitations of liability contained in this

Section 29.1 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for any indirect or consequential damages or any injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

ARTICLE 30.

SUBORDINATION AND ATTORNMENT

30.1 This Lease, at Landlord’s option, shall be subordinate to any present or future mortgage, ground lease or declaration of covenants regarding maintenance and use of any areas contained in any portion of the Building, and to any and all advances made under any present or future mortgage and to all renewals, modifications, consolidations, replacements, and extensions of any or all of same. Tenant agrees, with respect to any of the foregoing documents, that no documentation other than this Lease shall be required to evidence such subordination. If any holder of a mortgage shall elect for this Lease to be superior to the lien of its mortgage and shall give written notice thereof to Tenant, then this Lease shall automatically be deemed prior to such mortgage whether this Lease is dated earlier or later than the date of said mortgage or the date of recording thereof. Tenant agrees to execute such documents as may be further required to evidence such subordination or to make this Lease prior to the lien of any mortgage or deed of trust, as the case may be, and Tenant’s failure to do so within ten (10) business days after written demand and delivery of the applicable documents shall be an Event of Default. Tenant hereby attorns to all successor owners of the Building, whether or not such ownership is acquired as a result of a sale through foreclosure or otherwise. As of the date of this Lease, there is no (a) deed of trust or mortgage encumbering the Project or (b) ground lease affecting the Building

30.2 Each party shall, at such time or times as the other party may request, upon not less than ten (10) business days’ prior written request by the requesting party, sign and deliver to the requesting party a certificate stating whether this Lease is in full force and effect; whether any amendments or modifications exist; whether any Monthly Rent has been prepaid and, if so, how much; whether to the knowledge of the certifying party there are any defaults hereunder; and in the circumstance where Landlord is the requesting party, such other information and agreements as may be reasonably requested, it being intended that any such statement delivered pursuant to this Article may be relied upon by the requesting party and by any prospective purchaser of all or any portion of the requesting party’s interest herein, or a holder or prospective holder of any mortgage encumbering the Building. Tenant’s failure to deliver such statement within ten (10) days after Landlord’s second written request therefor shall constitute an Event of Default (as that term is defined elsewhere in this Lease) and shall conclusively be deemed to be an admission by Tenant of the matters set forth in the request for an estoppel certificate.

30.3 Tenant shall deliver to Landlord prior to the execution of this Lease and thereafter at any time upon Landlord’s request, Tenant’s most recently available current audited financial statements, including a balance sheet and profit and loss statement for the most recent prior year (collectively, the “Statements”), which Statements shall accurately and completely reflect the financial condition of Tenant. Landlord shall have the right to deliver the same to any proposed purchaser of the Building or the Project, and to any encumbrancer of all or any portion of the Building or the Project, subject to a commercially reasonable form of confidentiality agreement with Tenant.

30.4 Tenant acknowledges that Landlord is relying on the Statements in its determination to enter into this Lease, and Tenant represents to Landlord, which representation shall be deemed made on the date of this Lease and again on the Commencement Date, that no material change in the financial condition of Tenant, as reflected in the Statements, has occurred since the date Tenant delivered the Statements to Landlord. The Statements are represented and warranted by Tenant to be correct and to accurately and fully reflect Tenant’s true financial condition as of the date of submission of any Statements to Landlord.

30.5 As a condition to the subordination in Section 30.1 of this Lease to its mortgage or deed of trust, any future mortgagee or beneficiary shall deliver to Tenant a written subordination and non-disturbance agreement in recordable form acceptable to such mortgagee or beneficiary in its sole discretion providing that so long as Tenant performs all of the terms of this Lease, Tenant’s possession under this Lease shall not be disturbed and Tenant shall not be joined by the holder of any mortgage or deed of trust in any action or proceeding to foreclose thereunder, except where such is necessary for jurisdictional or procedural reasons. Landlord agrees to use commercially reasonable efforts to obtain a written subordination and non-disturbance agreement from such mortgagee or beneficiary in a form reasonably acceptable to Tenant; provided that Tenant shall pay all costs incurred by Landlord in obtaining that subordination and non-disturbance agreement. “Commercially reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by such mortgagee or beneficiary. Landlord’s failure to obtain a non-disturbance, subordination and attornment agreement for Tenant in a form reasonably acceptable to Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder.

ARTICLE 31.

HOLDING OVER

31.1 In the event Tenant, or any party claiming under Tenant, retains possession of the Premises after the Expiration Date or Termination Date, such possession shall be that of a tenant at sufferance and an unlawful detainer. No tenancy or interest shall result from such possession, and such parties shall be subject to immediate eviction and removal. Tenant or any such party shall pay Landlord, as Base Rent for the period of such holdover, a monthly amount equal to one hundred fifty percent (150%) of (a) the Base Rent for the last period prior to the date of such termination plus (b) Additional Rent attributable to Operating Expenses and Taxes as provided in Article 5 of this Lease during the time of holdover, together with all other Additional Rent and other amounts payable pursuant to the terms of this Lease.

Such tenancy at sufferance shall be subject to every other applicable term, covenant and agreement contained herein. Tenant shall also be liable for any and all damages sustained by Landlord as a result of such holdover. Tenant shall vacate the Premises and deliver same to Landlord immediately upon Tenant’s receipt of notice from Landlord to so vacate. The Rent during such holdover period shall be payable to Landlord on demand. Landlord’s acceptance of Rent if and after Tenant holds over shall not convert Tenant’s tenancy at sufferance to any other form of tenancy or result in a renewal or extension of the Term of this Lease, unless otherwise specified by notice from Landlord to Tenant.

ARTICLE 32.

SIGNS

32.1 No sign, symbol, or identifying marks shall be put upon the Project, the exterior of the Building, in the halls, elevators, staircases, entrances, parking areas, or upon the doors or walls, other than within the Premises, without the prior written approval of Landlord. Should such approval ever be granted, all signs or lettering shall conform in all respects to the sign and/or lettering criteria established by Landlord. Landlord, at Landlord’s sole cost and expense, reserves the right to change the door plaques as Landlord deems reasonably desirable.

32.2 Landlord shall, at Tenant’s sole cost and expense, install one line of signage (the “Monument Signage”) on the Building monument sign and at the top of the Building (the “Building-top Signage”) identifying Tenant’s name. The graphics, materials, color, design, lettering, size and specifications of Tenant’s Monument Signage and Building-top Signage shall be subject to the approval of Landlord and all applicable governmental authorities and shall conform to Landlord’s approved sign plan for the Building. At the expiration or earlier termination of this Lease or termination of Tenant’s sign rights as provided below, Landlord shall, at Tenant’s sole cost and expense, cause the Monument Signage and Building-top Signage to be removed and the area of the monument sign and top of the Building affected by the Monument Signage and Building-top Signage, as applicable, to be restored to the condition existing prior to the installation of Tenant’s Monument Signage and Building-top Signage. The right to Monument Signage and Building-top Signage is personal to the initially named Tenant in this Lease and any Permitted Transferee who is an assignee of Tenant’s entire interest in this Lease. All of Tenant’s rights to install and maintain Monument Signage on the monument sign and Building-top Signage at the top of the Building in accordance with this Section 32.2 shall permanently terminate upon notice from Landlord following the date upon which Tenant ceases to occupy at least 33,647 rentable square feet within the Building.

32.3 Landlord, at Tenant’s sole cost and expense, shall provide Tenant with Building standard lobby and suite signage.

ARTICLE 33.

HAZARDOUS SUBSTANCES

33.1 Except for Hazardous Material (as defined below) contained in products used by Tenant for ordinary cleaning and office purposes in quantities not violative of applicable Environmental Requirements, Tenant shall not permit or cause any party to bring any Hazardous Material upon the Premises and/or the Project or transport, store, use, generate, manufacture, dispose, or release any Hazardous Material on or from the Premises and/or the Project without Landlord’s prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements (as defined below) and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture, or release of Hazardous Materials on the Premises, and Tenant shall promptly deliver to Landlord a copy of any notice of violation relating to the Premises or the Project of any Environmental Requirement.

33.2 The term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, permits, authorizations, orders, policies or other similar requirements of any governmental authority, agency or court regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act and all state and local counterparts thereto; all applicable California requirements, including, but not limited to, Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316 and 25501 of the California Health and Safety Code and Title 22 of the California Code of Regulations, Division 4.5, Chapter 11, and any policies or rules promulgated thereunder as well as any County or City ordinances that may operate independent of, or in conjunction with, the State programs, and any common or civil law obligations including, without limitation, nuisance or trespass, and any other requirements of Article 3 of this Lease. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant that is or could be regulated under any Environmental Requirement or that may adversely affect human health or the environment, including, without limitation, any solid or hazardous waste, hazardous substance, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, synthetic gas, polychlorinated biphenyls (PCBs), and radioactive material). For purposes of Environmental Requirements, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including without limitation, the “owner” and “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

33.3 Tenant, at its sole cost and expense, shall remove all Hazardous Materials stored, disposed of or otherwise released by Tenant, its assignees, subtenants, agents, employees, contractors or invitees onto or from the Premises, in a manner and to a level satisfactory to Landlord in its reasonable discretion, but in no event to a level and in a manner less than that which complies with all Environmental Requirements and does not limit any future uses of the Premises or require the recording of any deed restriction or notice regarding the Premises. Tenant shall perform such work at any time during the Term of the Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant’s right to possession of the Premises terminates or expires. If Tenant fails to perform such work within the time period specified by Landlord or before Tenant’s right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including without limitation an action to compel Tenant to perform such work), perform such work at Tenant’s cost. Tenant shall pay all costs incurred by Landlord in performing such work within ten (10) days after Landlord’s request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials for purposes of Environmental Requirements. Tenant agrees not to enter into any agreement with any person, including without limitation any governmental authority, regarding the removal of Hazardous Materials that have been disposed of or otherwise released onto or from the Premises without the written approval of Landlord.

33.4 Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including, without limitation, diminution in value of the Premises or the Project and loss of rental income from the Project), claims, demands, actions, suits, damages (including, without limitation, punitive damages), expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), and costs (including, without limitation, actual attorneys’ fees, consultant fees or expert fees and including, without limitation, removal or management of any asbestos brought into the Premises or disturbed in breach of the requirements of this Article 33, regardless of whether such removal or management is required by law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials or any breach of the requirements under this Article 33 by Tenant, its agents, employees, contractors, subtenants, assignees or invitees, regardless of whether Tenant had knowledge of such noncompliance. The obligations of Tenant under this Article 33 shall survive any termination of this Lease.

33.5 Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant’s compliance with Environmental Requirements, its obligations under this Article 33, or the environmental condition of the Premises. Access shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Requirements or release or threat of release of any Hazardous Materials onto or from the Premises. Tenant shall, within five (5) days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental Requirements or claim or liability associated with the release or threat of release of any Hazardous Materials onto or from the Premises. At any time that Landlord or its agents are on the Premises, Landlord and its agents shall use their reasonable efforts to minimize interference with the conduct of Tenant’s business, and if requested by Tenant shall be accompanied by a representative of Tenant at all times that they are on the Premises; provided that Tenant’s failure to make a Tenant representative available at the time of Landlord’s entry into the Premises shall not limit Landlord’s or Landlord’s officers, agents, representatives’ right to enter the Premises.

33.6 In addition to all other rights and remedies available to Landlord under this Lease or otherwise, Landlord may, in the event of a breach of the requirements of this

Article 33 that is not cured within thirty (30) days following notice of such breach by Landlord, require Tenant to provide financial assurance (such as insurance, escrow of funds or third party guarantee) in an amount and form satisfactory to Landlord. The requirements of this Article 33 are in addition to and not in lieu of any other provision in the Lease.

33.7 Landlord hereby informs Tenant, and Tenant hereby acknowledges, that the Premises and adjacent properties overlie a former solid waste landfill site commonly known as the Westport Landfill (“Former Landfill”). Landlord further informs Tenant, and Tenant hereby acknowledges, that (i) prior testing has detected the presence of low levels of certain volatile and semi-volatile organic compounds and other contaminants in the groundwater, in the leachate from the landfilled solid waste, and/or in certain surface waters of the Project, as more fully described in the California Regional Water Quality Control Board, San Francisco Bay Region’s (“Regional Board”) Order No. R2-2003-0074 (Updated Waste Discharge Requirements and Rescission of Order No. 94-181) (“Order”), (ii) methane gas is or may be generated by the landfilled solid waste (item “i” immediately preceding and this item “ii” are hereafter collectively referred to as the “Landfill Contamination”), and (iii) the Premises and the Former Landfill are subject to the Order. The Order is attached hereto as Exhibit H. As evidenced by their initials on said Exhibit H, Tenant acknowledges that Landlord has provided Tenant with copies of the Order, and Tenant acknowledges that Tenant and Tenant’s experts (if any) have had ample opportunity to review the Order and that Tenant has satisfied itself as to the environmental conditions of the Property and the suitability of such conditions for Tenant’s intended use of the Property. Additional environmental reports are available for Tenant’s review at Landlord’s offices. In the event the Regional Board determines that the majority of the Premises cannot be occupied for a period in excess of thirty (30) days due to the any Hazardous Materials conditions related to the Landfill Contamination, then, provided Tenant has not caused and/or contributed to the incident responsible for said occupancy restriction, Tenant may terminate this Lease provided Tenant gives Landlord written notice within five (5) days of Tenant’s receipt of notice that the Premises cannot be occupied for the purpose referenced in this Lease of its election to so terminate the Lease in the event Tenant cannot occupy the majority of the Premises at the conclusion of the thirty (30) day period. In the event said notice is received by Landlord as required herein and the majority of the Premises cannot be occupied as referenced above, this Lease shall thereafter terminate on the date of termination referenced in said Tenant notice (which date shall not be less than thirty (30) days from the date the Premises are deemed un-occupiable). Tenant agrees to cooperate and provide Landlord and the Regional Board or their authorized representatives, upon presentation of credentials, during normal business hours, immediate entry upon the Premises to assess any and all aspects of the environmental condition of the Project and its use, including, but not limited to, conducting any environmental assessment or audit, taking samples of soil, groundwater or other water, air or building materials, the inspection of treatment equipment, monitoring equipment or monitoring methods, or sampling of any discharge governed by the Order.

ARTICLE 34.

COMPLIANCE WITH LAWS AND OTHER REGULATIONS

34.1 Tenant, at its sole cost and expense, shall promptly comply with all laws, statutes, ordinances, and governmental rules, regulations, or requirements now in force or which may hereafter become in force, of federal, state, county, and municipal authorities, including, but not limited to, the Americans with Disabilities Act, with the requirements of any board of fire underwriters or other similar body now or hereafter constituted, and with any occupancy certificate issued pursuant to any law by any public officer or officers, which impose, any duty upon Landlord or Tenant, insofar as any thereof relate to or affect the condition, use, alteration, or occupancy of the Premises. Landlord’s approval of Tenant’s plans for any improvements shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules, and regulations of governmental agencies or authorities, including, but not limited to, the Americans with Disabilities Act.

34.2 As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section 34.2 are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any Prohibited Person to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof. Any breach by Tenant of the foregoing representations and warranties shall be deemed an Event of Default by Tenant under this Lease and shall be covered by the indemnity provisions of Section 21.1 above. The representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

34.3 Pursuant to California Civil Code Section 1938, Tenant is hereby notified that, as of the date hereof, the Property has not undergone an inspection by a “Certified Access Specialist.” Tenant acknowledges that Landlord has made no representation regarding compliance of the Premises or the Building with accessibility standards.

ARTICLE 35.

SEVERABILITY

35.1 This Lease shall be construed in accordance with the laws of the State of California. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws effective during the Term, then it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of both parties that in lieu of each clause or provision that is illegal, or unenforceable, there is added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and still be legal, valid, and enforceable.

ARTICLE 36.

NOTICES

36.1 Whenever in this Lease it shall be required or permitted that notice or demand be given or served by either party to this Lease to or on the other, such notice or demand shall be given or served in writing and delivered personally, or forwarded by certified or registered mail, postage prepaid, or recognized overnight courier, addressed to Landlord’s address and Tenant’s address, as applicable, as specified in the Basic Lease Information. Either party may change its address for notice from time to time by serving written notice of the new address as provided in this Article 36.

36.2 Notice hereunder shall become effective upon (a) delivery in case of personal delivery and (b) receipt or refusal in case of certified or registered mail or delivery by overnight courier.

ARTICLE 37.

OBLIGATIONS OF, SUCCESSORS, PLURALITY, GENDER

37.1 Landlord and Tenant agree that all the provisions hereof are to be construed as covenants and agreements as though the words imparting such covenants were used in each paragraph hereof, and that, except as restricted by the provisions hereof, shall bind and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors, and assigns. If the rights of Tenant hereunder are owned by two or more parties, or two or more parties are designated herein as Tenant, then all such parties shall be jointly and severally liable for the obligations of Tenant hereunder. Whenever the singular or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the other.

ARTICLE 38.

ENTIRE AGREEMENT

38.1 This Lease and any attached addenda or exhibits constitute the entire agreement between Landlord and Tenant. No prior or contemporaneous written or oral leases or representations shall be binding. This Lease shall not be amended, changed, or extended except by written instrument signed by Landlord and Tenant.

38.2 THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT.

ARTICLE 39.

CAPTIONS

39.1 Paragraph captions are for Landlord’s and Tenant’s convenience only, and neither limit nor amplify the provisions of this Lease.

ARTICLE 40.

CHANGES

40.1 Should any mortgagee require a modification of this Lease, which modification will not bring about any increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event Tenant agrees that this Lease may be so modified and agrees to execute whatever documents which are reasonably required therefor and are in form and substance reasonably acceptable to Tenant, and to deliver the same to Landlord within ten (10) business days following a request therefor.

ARTICLE 41.

AUTHORITY

41.1 All rights and remedies of Landlord under this Lease, or those which may be provided by law, may be exercised by Landlord in its own name individually, or in its name by its agent, and all legal proceedings for the enforcement of any such rights or remedies, including distress for Rent, unlawful detainer, and any other legal or equitable proceedings may be commenced and prosecuted to final judgment and be executed by Landlord in its own name individually or in its name by its agent. Landlord and Tenant each represent to the other that each has full power and authority to execute this Lease and to make and perform the agreements herein contained, and Tenant expressly stipulates that any rights or remedies available to Landlord, either by the provisions of this Lease or otherwise, may be enforced by Landlord in its own name individually or in its name by its agent or principal.

ARTICLE 42.

BROKERAGE

42.1 Tenant represents and warrants to Landlord that it has dealt only with Tenant’s Broker and Landlord’s Broker, in negotiation of this Lease. Landlord shall make payment of the brokerage fee due the Landlord’s Broker pursuant to and in accordance with a separate agreement between Landlord and Landlord’s Broker. Landlord’s Broker shall pay a portion of its commission to Tenant’s Broker pursuant to a separate agreement between Landlord’s Broker and Tenant’s Broker. Except for amounts owing to Landlord’s Broker and Tenant’s Broker, each party hereby agrees to indemnify and hold the other party harmless of and from any and all damages, losses, costs, or expenses (including, without limitation, all attorneys’ fees and disbursements) by reason of any claim of or liability to any other broker or other person claiming through the indemnifying party and arising out of or in connection with the negotiation, execution, and delivery of this Lease. Additionally, except as may be otherwise expressly agreed upon by Landlord in writing, Tenant acknowledges and agrees that Landlord and/or Landlord’s agent shall have no obligation for payment of any brokerage fee or similar compensation to any person with whom Tenant has dealt or may in the future deal with respect to leasing of any additional or expansion space in the Building or renewals or extensions of this Lease.

ARTICLE 43.

EXHIBITS

43.1 Exhibits A through I are attached hereto and incorporated herein for all purposes and are hereby acknowledged by both parties to this Lease.

ARTICLE 44.

APPURTENANCES

44.1 The Premises include the right of ingress and egress thereto and therefrom; however, Landlord reserves the right to make changes and alterations to the Building, fixtures and equipment thereof, in the street entrances, doors, halls, corridors, lobbies, passages, elevators, escalators, stairways, toilets and other parts thereof which Landlord may deem necessary or desirable; provided that Tenant at all times has a means of access to the Premises (subject to a temporary interruption due to Force Majeure Events or necessary maintenance that cannot reasonably be performed without such interruption of access). Neither this Lease nor any use by Tenant of the Building or any passage, door, tunnel, concourse, plaza or any other area connecting the garages or other buildings with the Building, shall give Tenant any right or easement of such use and the use thereof may, without notice to Tenant, be regulated or discontinued at any time and from time to time by Landlord without liability of any kind to Tenant and without affecting the obligations of Tenant under this Lease.

ARTICLE 45.

PREJUDGMENT REMEDY, REDEMPTION, COUNTERCLAIM, AND JURY

45.1 Tenant, for itself and for all persons claiming through or under it, hereby expressly waives any and all rights which are, or in the future may be, conferred upon Tenant by any present or future law to redeem the Premises, or to any new trial in any action for ejection under any provisions of law, after reentry thereupon, or upon any part thereof, by Landlord, or after any warrant to dispossess or judgment in ejection. If Landlord shall acquire possession of the Premises by summary proceedings, or in any other lawful manner without judicial proceedings, it shall be deemed a reentry within the meaning of that word as used in this Lease. In the event that Landlord commences any summary proceedings or action for nonpayment of Rent or other charges provided for in this Lease, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action. Tenant and Landlord both waive a trial by jury of any or all issues arising in any action or proceeding between the parties hereto or their successors, under or connected with this Lease, or any of its provisions.

ARTICLE 46.

RECORDING

46.1 Tenant shall not record this Lease but will, at the request of Landlord, execute a memorandum or notice thereof in recordable form satisfactory to both Landlord and Tenant specifying the date of commencement and expiration of the Term of this Lease and other information required by statute. Either Landlord or Tenant may then record said memorandum or notice of lease at the cost of the recording party.

ARTICLE 47.

MORTGAGEE PROTECTION

47.1 Tenant agrees to give any mortgagees and/or trust deed holders, by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified, in writing of the address of such mortgagees and/or trust deed holders. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure) in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

ARTICLE 48.

OTHER LANDLORD CONSTRUCTION

48.1 Tenant acknowledges that portions of the Project may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, odor, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction. If any excavation or construction is made adjacent to, upon or within the Building, or any part thereof, Tenant shall afford to any and all persons causing or authorized to cause such excavation or construction license to enter upon the Premises for the purpose of doing such work as such persons shall deem necessary to preserve the Building or any portion thereof from injury or damage and to support the same by proper foundations, braces and supports, without any claim for damages or indemnity or abatement of Rent (subject to the express provisions of this Lease), or of a constructive or actual eviction of Tenant.

48.2 It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, the Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations.

48.3 In exercising its rights under this Article 48, Landlord shall make commercially reasonable efforts to minimize the disruption to Tenant’s business operations during standard business hours.

ARTICLE 49.

PARKING

49.1 The use by Tenant, its employees and invitees, of the parking facilities of the Project shall be on the terms and conditions set forth in Exhibit E attached hereto and by this reference incorporated herein and shall be subject to such other agreement between Landlord and Tenant as may hereinafter be established and to such other rules and regulations as Landlord may establish. Tenant, its employees and invitees shall use the Parking Allocation. Tenant’s use of the parking spaces shall be confined to the Project. If, in Landlord’s reasonable business judgment, it becomes necessary, Landlord shall exercise due diligence to cause the creation of cross-parking easements and such other agreements as are necessary to permit Tenant, its employees and invitees to use parking spaces on properties and buildings which are separate legal parcels from the Project. Tenant acknowledges that other tenants of the Project and the tenants of the other buildings, their employees and invitees, may be given the right to park at the Project.

ARTICLE 50.

ELECTRICAL CAPACITY

Tenant covenants and agrees that at all times, its use of electric energy shall never exceed the capacity of the existing feeders to the Building or the risers of wiring installation. Any riser or risers to supply Tenant’s electrical requirements upon written request of Tenant shall be installed by Landlord at the sole cost and expense of Tenant, if, in Landlord’s sole judgment, the same are necessary and will not cause or create a dangerous or hazardous condition or entail excess or unreasonable alterations, repairs or expense or interfere with or disrupt other tenants or occupants. In addition to the installation of such riser or risers, Landlord will also, at the sole cost and expense of Tenant, install all other equipment proper and necessary in connection therewith subject to the aforesaid terms and conditions.

ARTICLE 51.

OPTION TO EXTEND LEASE

51.1 Extension Option. Tenant shall have the option to extend this Lease (the “Extension Option”) for one additional term of five (5) years (the “Extension Period”), upon the terms and conditions hereinafter set forth:

(a) If the Extension Option is exercised, then the Base Rent per annum for such Extension Period (the “Option Rent”) shall be an amount equal to the Fair Market Rental Value (as defined hereinafter) for the Premises as of the commencement of the Extension Option for such Extension Period.

(b) The Extension Option must be exercised by Tenant, if at all, only at the time and in the manner provided in this Section 51.1(b).

(i) If Tenant wishes to exercise the Extension Option, Tenant must, on or before the date occurring twelve (12) months before the expiration of the initial Lease Term (but not before the date that is fifteen (15) months before the expiration of the Initial Lease Term), exercise the Extension Option by delivering written notice (the “Exercise Notice”) to Landlord. If Tenant timely and properly exercises its Extension Option, the Lease Term shall be extended for the Extension Period upon all of the terms and conditions set forth in the Lease, as amended, except that the Base Rent for the Extension Period shall be as provided in Section 51.1(a) and Tenant shall have no further options to extend the Lease Term.

(ii) If Tenant fails to deliver a timely Exercise Notice, Tenant shall be considered to have elected not to exercise the Extension Option.

(c) It is understood and agreed that the Extension Option hereby granted is personal to Tenant and is not transferable except to a Permitted Transferee in connection with an assignment of Tenant’s entire interest in this Lease. In the event of any assignment or subletting of the Premises or any part thereof (other than to a Permitted Transferee), the Extension Option shall automatically terminate and shall thereafter be null and void.

(d) Tenant’s exercise of the Extension Option shall, if Landlord so elects in its absolute discretion, be ineffective in the event that (i) an Event of Default by Tenant remains uncured at the time of delivery of the Exercise Notice or at the commencement of the Extension Period, or (ii) Tenant shall have reduced the size of the Premises below 25,000 rentable square feet by agreement with Landlord or pursuant to an express right in this Lease.

51.2 Fair Market Rental Value. The provisions of this Section shall apply in any instance in which this Lease provides that the Fair Market Rental Value is to apply.

(a) “Fair Market Rental Value” means the annual amount per square foot that a willing tenant would pay and a willing landlord would accept in arm’s length negotiations, without any additional inducements, for a lease of the applicable space on the applicable terms and conditions for the applicable period of time. Fair Market Rental Value shall be determined considering the most recent new direct leases (and market renewals and extensions, if applicable) in the Building and in Comparable Buildings owned or managed by Landlord in the Market Area. If there are no such direct leases that are recent, consideration shall be given to the most recent new direct leases (and market renewals and extensions, if applicable) in other Comparable Buildings in the Market Area.

(b) In determining the rental rate of comparable space, the parties shall include all escalations and take into consideration the following concessions:

(i) Rental abatement concessions, if any, being granted to tenants in connection with the comparable space;

(ii) Tenant improvements or allowances provided or to be provided for the comparable space, taking into account the value of the existing improvements in the Premises, based on the age, quality, and layout of the improvements.

(c) If in determining the Fair Market Rental Value the parties determine that the economic terms of leases of comparable space include a tenant improvement allowance, Landlord may, at Landlord’s sole option, elect to do the following:

(i) Grant some or all of the value of the tenant improvement allowance as an allowance for the refurbishment of the Premises; and

(ii) Reduce the Base Rent component of the Fair Market Rental Value to be an effective rental rate that takes into consideration the total dollar value of that portion of the tenant improvement allowance that Landlord has elected not to grant to Tenant (in which case that portion of the tenant improvement allowance evidenced in the effective rental rate shall not be granted to Tenant).

51.3 Determination of Fair Market Rental Value. The determination of Fair Market Rental Value shall be as provided in this Section 51.3.

(a) Negotiated Agreement. Landlord and Tenant shall diligently attempt in good faith to agree on the Fair Market Rental Value on or before the tenth (10th) day after Tenant’s exercise of the Extension Option (the “Outside Agreement Date”).

(b) Parties’ Separate Determinations. If Landlord and Tenant fail to reach agreement on or before the Outside Agreement Date, Landlord and Tenant shall each make a separate determination of the Fair Market Rental Value and notify the other party of this determination within five (5) days after the Outside Agreement Date.

(i) Two Determinations. If each party makes a timely determination of the Fair Market Rental Value, those determinations shall be submitted to arbitration in accordance with subsection (c).

(ii) One Determination. If Landlord or Tenant fails to make a determination of the Fair Market Rental Value within the five (5) day period, that failure shall be conclusively considered to be that party’s approval of the Fair Market Rental Value submitted within the five (5) day period by the other party.

(c) Arbitration. If both parties make timely individual determinations of the Fair Market Rental Value under subsection (b), the Fair Market Rental Value shall be determined by arbitration under this subsection (c).

(i) Scope of Arbitration. The determination of the arbitrators shall be limited to the sole issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Value is the closest to the actual Fair Market Rental Value as determined by the arbitrators, taking into account the requirements of Section 51.2.

(ii) Qualifications of Arbitrator(s). The arbitrators must be licensed real estate brokers who have been active in the leasing of commercial multi-story properties in the Market Area over the five-year period ending on the date of their appointment as arbitrator(s).

(iii) Parties’ Appointment of Arbitrators. Within fifteen (15) days after the Outside Agreement Date, Landlord and Tenant shall each appoint one arbitrator and notify the other party of the arbitrator’s name and business address.

(iv) Appointment of Third Arbitrator. If each party timely appoints an arbitrator, the two (2) arbitrators shall, within ten (10) days after the appointment of the second arbitrator, agree on and appoint a third arbitrator (who shall be qualified under the same criteria set forth above for qualification of the initial two (2) arbitrators) and provide notice to Landlord and Tenant of the arbitrator’s name and business address.

(v) Arbitrators’ Decision. Within thirty (30) days after the appointment of the third arbitrator, the three (3) arbitrators shall decide whether the parties will use Landlord’s or Tenant’s submitted Fair Market Rental Value and shall notify Landlord and Tenant of their decision. The decision of the majority the three (3) arbitrators shall be binding on Landlord and Tenant.

(vi) If Only One Arbitrator is Appointed. If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the Outside Agreement Date, the arbitrator timely appointed by one of them shall reach a decision and notify Landlord and Tenant of that decision within thirty (30) days after the arbitrator’s appointment. The arbitrator’s decision shall be binding on Landlord and Tenant.

(vii) If Only Two Arbitrators Are Appointed. If each party appoints an arbitrator in a timely manner, but the two (2) arbitrators fail to agree on and appoint a third arbitrator within the required period, the arbitrators shall be dismissed without delay and the issue of Fair Market Rental Value shall be submitted to binding arbitration under the real estate arbitration rules of JAMS, subject to the provisions of this section.

(viii) If No Arbitrator Is Appointed. If Landlord and Tenant each fail to appoint an arbitrator in a timely manner, the matter to be decided shall be submitted without delay to binding arbitration under the real estate arbitration rules of JAMS subject the provisions of this Section 51.3(c).

51.4 Cost of Arbitration. The cost of the arbitration shall be paid by the party whose submitted Fair Market Rental Value is not selected by the arbitrators.

ARTICLE 52.

TELECOMMUNICATIONS LINES AND EQUIPMENT

52.1 Location of Tenant’s Equipment and Landlord Consent:

52.1.1 Tenant may install, maintain, replace, remove and use communications or computer wires, cables and related devices (collectively, the “Lines”) at the Building in or serving the Premises only with Landlord’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed. Tenant shall locate all electronic telecommunications equipment within the Premises and shall coordinate the location of all Lines with Landlord. Any request for consent shall contain such information as Landlord may request.

52.1.2 Landlord’s approval of, or requirements concerning, the Lines or any equipment related thereto, the plans, specifications or designs related thereto, the contractor or subcontractor, or the work performed hereunder, shall not be deemed a warranty as to the adequacy or appropriateness thereof, and Landlord hereby disclaims any responsibility or liability for the same.

52.1.3 If Landlord consents to Tenant’s proposal, Tenant shall pay all of Tenant’s and Landlord’s third party costs in connection therewith (including without limitation all costs related to new Lines) and shall use, maintain and operate the Lines and related equipment in accordance with and subject to all laws governing the Lines and equipment and at Tenant’s sole risk and expense. Tenant shall comply with all of the requirements of this Lease concerning alterations in connection with installing the Lines. As soon as the work is completed, Tenant shall submit as-built drawings to Landlord.

52.1.4 Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or present a dangerous or potentially dangerous condition (whether such Lines were installed by Tenant or any other party), within three (3) days after written notice.

52.2 Reallocation of Line Space. Landlord may (but shall not have the obligation to) (a) install and relocate Lines at the Building; and (b) monitor and control the installation, maintenance, replacement and removal of, the allocation and periodic re-allocation of available space (if any) for, and the allocation of excess capacity (if any) on, any Lines now or hereafter installed at the Building by Landlord, Tenant or any other party.

52.3 Line Problems. Except to the extent arising from the gross negligence or willful misconduct of Landlord or Landlord’s contractors, agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”): (a) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, or replacement, use or removal of Lines by or for other tenants or occupants in the Building, by any failure of the environmental conditions or the power supply for the Building to conform to any requirement of the Lines or any associated equipment, or any other problems associated with any Lines by any other cause; (b) any failure of any Lines to satisfy Tenant’s requirements; or (c) any eavesdropping or wiretapping by unauthorized parties. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

52.4 Electromagnetic Fields. If Tenant at any time uses any equipment that may create an electromagnetic field and/or radio frequency exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, Landlord reserves the right to require Tenant to appropriately insulate that equipment and the Lines therefor (including without limitation riser cables), and take such other remedial action at Tenant’s sole cost and expense as Landlord may require in its sole discretion to prevent such excessive electromagnetic fields, radio frequency or radiation.

52.5 Removal of Electrical and Telecommunications Wires.

52.5.1 Within thirty (30) days after the expiration or sooner termination of the Lease, Landlord may elect by written notice to Tenant to:

(a) Retain any or all Lines installed by Tenant in the risers of the Building;

(b) Remove any or all such Lines and restore the Premises and risers to their condition existing prior to the installation of the Lines (“Wire Restoration Work”). Landlord shall perform such Wire Restoration Work at Tenant’s sole cost and expense; or

(c) Require Tenant to perform the Wire Restoration Work at Tenant’s sole cost and expense.

52.5.2 In the event Landlord elects to retain the Lines, Tenant covenants that Tenant shall have good right to surrender such Lines, free of all liens and encumbrances, and that all Lines shall be left in their then existing condition, properly labeled at each end and in each telecommunications/electrical closet and junction box, and in a condition that is not hazardous.

52.5.3 In the event Tenant fails or refuses to pay all costs of the Wire Restoration Work within ten (10) days of Tenant’s receipt of Landlord’s notice requesting Tenant’s reimbursement for or payment of such costs, Landlord may apply all or any portion of Tenant’s Security Deposit toward the payment of such unpaid costs relative to the Wire Restoration Work. The retention or application of such Security Deposit by Landlord pursuant to this clause does not constitute a limitation on or waiver of Landlord’s right to seek further remedy under law or equity. The provisions of this clause shall survive the expiration or sooner termination of the Lease.

ARTICLE 53.

ERISA

53.1 It is understood that from time to time during the Lease Term, Landlord may be subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and as a result may be prohibited by law from engaging in certain transactions. Tenant represents and warrants to the best of its knowledge after due inquiry that at the time this Lease is entered into and at any time thereafter when its terms are amended or modified, neither Tenant nor its affiliates (within the meaning of part VI(c) of Department of Labor Prohibited Transaction Class Exemption 84-14 (“PTE 84-14”, as amended), has or will have the authority to appoint or terminate The Prudential Insurance Company of America (“Prudential”) as an investment manager to any employee benefit plan then holding a ten percent (10%) or greater interest in the Prudential separate account PRISA II, nor the authority to negotiate the terms of any management agreement between Prudential and any such employee pension benefit plan for its investment in PRISA II. Further, Tenant is not “related” to Prudential within the meaning of part VI(h) of PTE 84-14.

ARTICLE 54.

LETTER OF CREDIT

54.1 Letter of Credit. Tenant agrees to provide, at Tenant’s sole cost and expense, a Letter of Credit (as defined below) in the Required Amount (as defined below) as additional security for the faithful performance and observance by Tenant of all of the provisions of this Lease, on the terms and conditions set forth below. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit and the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. As used herein the term “Required Amount” initially means $605,651.40. In the event that Tenant does not receive full approval from the U.S. Food and Drug Administration for the Senza® Spinal Cord Stimulation System (“FDA Approval”) by December 31, 2015, then the Required Amount shall be increased to $1,211,302.80. Tenant’s failure to replace the Letter of Credit then being held by Landlord with a new Letter of Credit in the new Required Amount or amend the then-existing Letter of Credit to that new Required Amount by January 15, 2016, shall constitute an Event of Default without the right to any notice or cure period. Subject to the remaining terms of this Article 54, and provided the Reduction Conditions (as defined below) have been satisfied at the particular reduction effective date, Tenant shall have the right to reduce the Required Amount so that the new Required Amount shall be $605,651.40 effective at any time after December 31, 2015. If Tenant is entitled to a reduction in the Required Amount, Tenant shall provide Landlord with written notice requesting that the Required Amount be reduced as provided above (the “Reduction Notice”). If Tenant provides Landlord with a Reduction Notice, and Tenant is entitled to reduce the Required Amount as provided herein, the reduction shall be effectuated by Tenant replacing the Letter of Credit then being held by Landlord with a new Letter of Credit in the new Required Amount or amending the then-existing Letter of Credit to that new Required Amount. The term “Reduction Conditions” means the following conditions:

(1) Tenant has received FDA Approval after December 31, 2015.

(2) No Event of Default shall have occurred and be continuing under this Lease.

54.2 Delivery of Letter of Credit. (a) Tenant shall cause a Letter of Credit, in the amount of the Required Amount to be issued by the L/C Bank (as defined below) in favor of Landlord, and its successors, assigns and transferees; (b) Tenant will cause the Letter of Credit to remain in full force and effect during the entire Lease Term and thereafter until sixty (60) days after expiration or earlier termination of the Lease; and (c) the initial Letter of Credit will be delivered to Landlord upon the execution and delivery of this Lease by Tenant. So long as no Event of Default then exists, Landlord shall return the Letter of Credit to Tenant within sixty (60) days after the Expiration Date. The specific requirements for the Letter of Credit and the rights of Landlord to make draws thereon will be as set forth in this Article 54. All of Tenant’s rights and all of Landlord’s obligations under this Lease are strictly contingent on Tenant’s delivering and thereafter causing the Letter of Credit to remain in full force and effect during the entire Lease Term.

54.3 Draws on the Letter of Credit. Immediately upon, and at any time or from time to time after, the occurrence of any one or more Draw Events (as defined below), Landlord will have the unconditional right to draw on the Letter of Credit in accordance with this Article 54. Upon the payment to Landlord of the Draw Proceeds, Landlord will hold the Draw Proceeds in its own name and for its own account, without liability for interest, to use and apply any and all of the Draw Proceeds only (a) to cure any Event of Default by Tenant; (b) to pay any other sum to which Landlord becomes obligated by reason of Tenant’s Event of Default under this Lease; or (c) to compensate Landlord for any monetary loss or damage which Landlord suffers thereby arising from Tenant’s Event of Default under this Lease. In addition, if the Draw Event is the failure of Tenant to renew the Letter of Credit as required hereunder, then Landlord shall be entitled to draw the entire Letter of Credit as a cash security deposit, held as a pledge under the California Uniform Commercial Code to secure Tenant’s obligations under this Lease. Among other things, it is expressly understood that the Draw Proceeds will not be considered an advance payment of Base Rent or Additional Rent or a measure of Landlord’s damages resulting from any Event of Default hereunder (past, present or future). Further, immediately upon the occurrence and during the continuance of any one or more Draw Events, Landlord may, from time to time and without prejudice to any other remedy, use the Draw Proceeds (whether from a contemporaneous or prior draw on the Letter of Credit) to the extent necessary to make good any arrearages of Base Rent or Additional Rent, to pay to Landlord any and all amounts to which Landlord is entitled in connection with the pursuit of any one or more of its remedies hereunder, and to compensate Landlord for any and all other damage, injury, expense or liability caused to Landlord by any and all such Events of Default. Any delays in Landlord’s draw on the Letter of Credit or in Landlord’s use of the Draw Proceeds as provided in this Article 54 will not constitute a waiver by Landlord of any of its rights hereunder with respect to the Letter of Credit or the Draw Proceeds. Following any such application of the Draw Proceeds, Tenant will either pay to Landlord on demand the cash amount so applied in order to restore the Draw Proceeds to the full amount thereof immediately prior to such application or cause the Letter of Credit to be replenished to its full amount thereunder. Failure to either pay that cash amount or cause the Letter of Credit to be replenished to its full amount thereunder within three (3) days after that application of the Draw Proceeds shall constitute an Event of Default without the right to any notice or cure period. Landlord will not be liable for any indirect, consequential, special or punitive damages incurred by Tenant arising from a claim that Landlord violated the bankruptcy code’s automatic stay in connection with any draw by Landlord of any Draw Proceeds, Landlord’s liability (if any) under such circumstances being limited to the reimbursement of direct costs as and to the extent expressly provided in this Section 54.3. Nothing in this Lease or in the Letter of Credit will confer upon Tenant any property rights or interests in any Draw Proceeds; provided, however, that upon the expiration or earlier termination of this Lease, and so long as there then exist no Draw Events or Events of Default hereunder, Landlord agrees to return of any remaining unapplied balance of the Draw Proceeds then held by Landlord to Tenant, and the Letter of Credit itself (if and to the extent not previously drawn in full) to the L/C Bank. Landlord may draw on the Letter of Credit and/or apply any Security Deposit in any order.

54.4 Applicable Definitions.

“Draw Event” means each of the following events:

(1) the occurrence of any one or more of the following which shall have also been preceded, simultaneously accompanied, or succeeded by an Event of Default under this Lease regardless of the absence of any notice of default which might otherwise be required with respect to an Event of Default if the giving of notice to Tenant about such breach by Tenant is stayed or barred due to one of the following events: (i) Tenant’s filing of a petition under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted, or Tenant’s making a general assignment or general arrangement for the benefit of creditors, (ii) the filing of an involuntary petition under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted, or the filing of a petition for adjudication of bankruptcy or for reorganization or rearrangement, by or against Tenant and such filing not being dismissed within sixty (60) days, (iii) the entry of an order for relief under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted, (iv) the appointment of a “custodian,” as such term is defined in the Bankruptcy Code (or of an equivalent thereto under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted), for Tenant, or the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease and possession not being restored to Tenant within sixty (60) days, or (v) the subjection of all or substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease to attachment, execution or other judicial seizure and such subjection not being discharged within ninety (90) days;

(2) the failure of Tenant, not less than thirty (30) days prior to the stated expiration date of the Letter of Credit then in effect, to cause an extension, renewal or replacement issuance of the Letter of Credit, to be effected, which extension, renewal or replacement issuance will be made by an L/C Bank, will otherwise meet all of the requirements of the initial Letter of Credit hereunder, which failure will be an Event of Default under this Lease;

(3) the failure of Tenant to make when due any payment of Base Rent, of any monthly installment of any Additional Rent, or pay any other monetary obligation within five (5) days after the amount is due; provided that in the event Tenant is entitled to a notice prior to the occurrence of an Event of Default for non-payment of Base Rent pursuant to Section 22.1(a), this Draw Event shall not be deemed to have occurred until expiration of five (5) days after that notice (or, if Landlord is prevented from giving notice by application of the bankruptcy code’s automatic stay, any failure of Tenant to make when due any payment of Base Rent, of any monthly installment of any Additional Rent, or to pay any other monetary obligation within five (5) days after the amount is due).

(4) the payment by Landlord of any sum to cure a failure by Tenant to comply with any non-monetary obligation hereunder which Tenant has not cured within thirty (30) days after notice thereof by Landlord (or, if Landlord is prevented from giving notice by application of the bankruptcy code’s automatic stay, the payment of Landlord of any sum to cure a failure by Tenant to comply with any non-monetary obligation hereunder that Tenant has not cured within thirty (30) days from the date of the breach).

“Draw Proceeds” means the proceeds of any draw or draws made by Landlord under the Letter of Credit, together with any and all interest accruing thereon.

“L/C Bank” means any United States bank which is approved by Landlord in Landlord’s sole discretion. Landlord hereby approves Bank of America, N.A., as the L/C Bank for the initial Letter of Credit.

54.4.2 “Letter of Credit” means that certain one-year irrevocable letter of credit, in the Required Amount, issued by the L/C Bank, as required under Section 54.2 and, if applicable, as extended, renewed, replaced or modified from time to time in accordance with this Lease, which letter of credit will be transferable and in substantially the same form as attached Exhibit I.

54.5 Transfer of Letter of Credit. The Letter of Credit shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Premises and the Building and in this Lease and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the Letter of Credit and/or the Draw Proceeds to the transferee or mortgagee, and in such event, Tenant shall look solely to such transferee or mortgagee for return of the Letter of Credit and/or the Draw Proceeds so transferred. Tenant shall pay all fees and charges of the L/C Bank with respect to any transfer of the Letter of Credit. Tenant shall, within ten (10) business days of written request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm Landlord’s transfer or assignment of the Letter of Credit and/or the Draw Proceeds to such transferee or mortgagee.

54.6 Letter of Credit is Not Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit, any renewal thereof or substitute therefor or the proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Notwithstanding the foregoing, to the extent California Civil Code 1950.7 in any way: (a) is determined to be applicable to this Lease or the Letter of Credit (or any proceeds thereof); or (b) controls Landlord’s rights to draw on the Letter of Credit or apply the proceeds of the

Letter of Credit to any amounts due under this Lease or any damages Landlord may suffer following termination of this Lease, then Tenant fully and irrevocably waives the benefits and protections of Section 1950.7 of the California Civil Code, it being agreed that Landlord may recover from the Letter of Credit (or its proceeds) all of Landlord’s damages under this Lease and California law including, but not limited to, any damages accruing upon the termination of this Lease in accordance with this Lease and Section 1951.2 of the California Civil Code.

54.7 Substitute Letter of Credit. In the event the L/C Bank is declared insolvent by the FDIC or is closed for any reason, Tenant shall immediately provide a substitute Letter of Credit meeting the requirements of this Article 54 from another United States bank which is approved by Landlord in Landlord’s sole discretion.

IN WITNESS WHEREOF, Landlord and Tenant, acting herein through duly authorized individuals, have caused these presents to be executed as of the date first above written.

TENANT:

NEVRO CORP., a Delaware corporation

By:	/s/ Andrew Galligan
Andrew Galligan CFO
[Printed Name and Title]

If Tenant is a corporation, this instrument must be executed by the chairman of the board, the president or any vice president and the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.

Tenant’s NAICS Code:

LANDLORD:

WESTPORT OFFICE PARK, LLC, a California limited liability company

By:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, acting solely on behalf of and for the benefit of, and with its liability limited to the assets of, its insurance company separate account, PRISA II, its member

	By:	/s/ Jeffrey D. Mills
Jeffrey D. Mills
Vice President
[Printed Name and Title]

EXHIBIT A

The Project

(See attached)

Exhibit A

Exhibit A

= PARCEL I
= PARCEL II
= LEASED PREMISES
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
MARINE
PARKWAY
WESTPORT OFFICE PARK
REDWOOD CITY, CA

EXHIBIT B

PREMISES

(See Attached)

Exhibit B

SUITE 101
0 4 8 16

1 EXISTING FLOOR PLAN - SUITE 101

NTS

GRAPHIC LEGEND

(solid dark line)	EXISTING CORE, SHELL & DEMISING WALLS
(open line)	EXISTING INTERIOR PARTITIONS
(grey fill)	COMMON AREA

NORTH

design group
Weske Fair

BAYSHORE TECHNOLOGY PARK
1800 BRIDGE PARKWAY
FIRST FLOOR
REDWOOD CITY, CA

PROJECT #: 08523.01
ISSUE DATE: 02.11.15

HARVEST
PROPERTIES

SUITE 201
0 4 8 16

1 EXISTING FLOOR PLAN - SUITE 201

NTS

GRAPHIC LEGEND

EXISTING CORE, SHELL & DEMISING WALLS

EXISTING INTERIOR PARTITIONS

COMMON AREA

NORTH

Weske Karr design group

321 california st. suite 350 san francisco ca. 94104
phone 415.537.9400 fax 415.863.4209

BAYSHORE TECHNOLOGY PARK
1800 BRIDGE PARKWAY
SECOND FLOOR
REDWOOD CITY, CA

PROJECT #: 08523.01
ISSUE DATE: 02.11.15

HARVEST
PROPERTIES

EXHIBIT C

WORK LETTER

TENANT WORK LETTER

This Tenant Work Letter (“Tenant Work Letter”) sets forth the terms and conditions relating to the construction of improvements for the Premises. All references in this Tenant Work Letter to “the Lease” shall mean the relevant portions of the Lease to which this Tenant Work Letter is attached as Exhibit C.

Section 1

BASE, SHELL AND CORE

Landlord has previously constructed the base, shell, and core (i) of the Premises and (ii) of the floor(s) of the Building on which the Premises are located (collectively, the “Base, Shell, and Core”), and Tenant shall accept the Base, Shell and Core in its current “As-Is” condition existing as of the date of the Lease and the Commencement Date. Landlord shall install in the Premises certain “Tenant Improvements” (as defined below) pursuant to the provisions of this Tenant Work Letter. Except for the Tenant Improvement work described in this Tenant Work Letter and except for the Tenant Improvement Allowance set forth below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises, the Building or the Project.

Section 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding $45.00 per rentable square foot of the Premises (i.e., up to $2,271,150.00, based on 50,470 rentable square feet in the Premises), for the costs relating to the design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any portion of the Tenant Improvement Allowance which is not used to pay for the Tenant Improvement Allowance Items (as such term is defined below). In no event shall the Tenant Improvement Allowance be used for purposes of constructing improvements in the Premises for purposes of offering space for sublease or for the benefit of a subtenant.

2.2 Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord, only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

Exhibit C

2.2.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter may be deducted from the Tenant Improvement Allowance to pay for such fees), and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter (which may include any and all amounts incurred prior to the date hereof);

2.2.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.3 The cost of construction of the Tenant Improvements, including, without limitation, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists;

2.2.4 The cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.5 The cost of any changes to the Construction Drawings or Tenant Improvements required by any applicable laws;

2.2.6 Sales and use taxes and Title 24 fees;

2.2.7 “Landlord’s Supervision Fee,” as that term is defined in Section 4.3.2 of this Tenant Work Letter;

2.2.8 The costs and expenses associated with complying with all national, state and local codes, including California Energy Code, Title 24, including, without limitation, all costs associated with any lighting or HVAC retrofits required thereby; and

2.2.9 All other costs to be expended by Landlord in connection with the construction of the Tenant Improvements.

2.3 Specifications for Building Standard Components. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Premises, which Specifications have been received by Tenant. Unless otherwise agreed to by Landlord, the Tenant Improvements shall comply with the Specifications. Landlord may make changes to the Specifications from time to time.

Section 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Landlord shall retain an architect/space planner (the “Architect”) to prepare the “Construction Drawings,” as that term is

Exhibit C

defined in this Section 3.1. Landlord shall retain Landlord’s engineering consultants (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” Notwithstanding that any Construction Drawings are reviewed by Landlord or prepared by its Architect, Engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s Architect, Engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in Article 10 of the Lease shall specifically apply to the Construction Drawings.

3.2 Final Space Plan. Within three (3) days of the full execution and delivery of the Lease by Landlord and Tenant, Tenant shall meet with Landlord’s Architect and provide Landlord’s Architect with information regarding the preliminary layout and designation of all proposed offices, rooms and other partitioning, and their intended use and equipment to be contained therein (the “Information”). Landlord and Architect shall, based on such Information (subject to changes reasonably required by Landlord), prepare the final space plan for Tenant Improvements in the Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Tenant for Tenant’s approval. Tenant shall approve or reasonably disapprove the Final Space Plan or any revisions thereto within three (3) business days after Landlord delivers the Final Space Plan or such revisions to Tenant; provided, however, that Tenant may only disapprove the Final Space Plan to the extent the same is not (subject to changes reasonably required by Landlord) in substantial conformance with the Information provided by Tenant to Architect (“Space Plan Design Problem”). Tenant’s failure to disapprove the Final Space Plan for any Space Plan Design Problem or any revisions thereto by written notice to Landlord (which notice shall specify in detail the reasonable reasons for Tenant’s disapproval pertaining to any Space Plan Design Problem) within said three (3) business day period shall be deemed to constitute Tenant’s approval of the Final Space Plan or such revisions.

3.3 Final Working Drawings. Based on the Final Space Plan, Landlord shall cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Tenant for Tenant’s approval. The Final Working Drawings shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building. To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the Tenant Improvements depicted thereon, the actual specifications and finish work shall be in accordance with the Specifications. Tenant shall approve or reasonably disapprove the Final Working Drawings or any revisions thereto within three (3) business days after Landlord delivers the Final Working Drawings or any revisions thereto to Tenant; provided, however, that Tenant may only disapprove the Final Working Drawings to the extent the same are not (subject to changes reasonably required by Landlord) in substantial conformance with the

Exhibit C

Final Space Plan (“Working Drawing Design Problem”). Tenant’s failure to reasonably disapprove the Final Working Drawings or any revisions thereto by written notice to Landlord (which notice shall specify in detail the reasonable reasons for Tenant’s disapproval pertaining to any Working Drawing Design Problem) within said three (3) business day period shall be deemed to constitute Tenant’s approval of the Final Working Drawings or such revisions.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved or deemed approved by Tenant (the “Approved Working Drawings”) prior to the commencement of the construction of the Tenant Improvements. Landlord shall cause the Architect to submit the Approved Working Drawing to the applicable local governmental agency for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, to commence and fully complete the construction of the Tenant Improvements (the “Permits”). No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord not to be unreasonably withheld, conditioned or delayed beyond the applicable time periods in this Section 3, provided that Landlord may withhold its consent, in its sole discretion, to any change in the Approved Working Drawings, if such change would directly or indirectly delay the Substantial Completion of the Premises.

3.5 Time Deadlines. Tenant shall use reasonable efforts to cooperate with Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the Permits, and with Contractor, for approval of the “Cost Proposal,” as that term is defined in Section 4.2 below as soon as possible after the execution of the Lease and, in this regard, to the extent Landlord considers such meeting(s) to be reasonably necessary, Tenant shall meet with Landlord on a weekly basis to discuss Tenant’s progress in connection with the same.

3.6 Design Problem. Notwithstanding anything to the contrary in this Tenant Work Letter, Landlord shall be deemed to have acted reasonably in disapproving plans or designs if Landlord determines in good faith that the matter disapproved constitutes or would create a Design Problem (as defined below). As used herein, a “Design Problem” shall mean (i) adverse effect on the structural integrity of the Building; (ii) possible damage to the Building’s systems; (iii) non-compliance with applicable codes; (iv) adverse effect on the exterior appearance of the Building; (v) creation of the potential for unusual expenses to be incurred upon the removal of the alteration or improvement and the restoration of the Premises upon termination of this Lease, unless Tenant agrees to pay for the incremental removal costs caused by the non-typical alterations; (vi) creation of the potential for unusual expenses to be incurred in connection with the maintenance by Landlord of the alteration or improvement, unless Tenant agrees to pay for the incremental maintenance costs caused by the non-typical alterations, (vii) a material effect any other tenant or occupant of the Building, (viii) creation of an obligation to make other alterations, additions or improvements to the Premises or Common Areas in order to comply with applicable laws (including, without limitation, the Americans with Disabilities Act) or (xix) adverse effect on the LEED rating of the Building.

Exhibit C

Section 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Contractor. A contractor, under the supervision of and mutually selected by Landlord and Tenant from a list of approved contractors provided by Landlord, shall construct the Tenant Improvements (the “Contractor”).

4.2 Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, Landlord cause the Contractor to competitively bid the subcontracts with the major trades to at least three (3) subcontractors in each such major trade and based on that bidding process shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvement Allowance Items to be incurred by Tenant in connection with the construction of the Tenant Improvements (the “Cost Proposal”). Notwithstanding the foregoing, portions of the cost of the Tenant Improvements may be delivered to Tenant as such portions of the Tenant Improvements are priced by Contractor (on an individual item-by-item or trade-by-trade basis), even before the Approved Working Drawings are completed (the “Partial Cost Proposal”). Tenant shall approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same (or, as to a Partial Cost Proposal, within two (2) business days of receipt of the same). The date by which Tenant must approve and deliver the Cost Proposal, or the last Partial Cost Proposal to Landlord, as the case may be, shall be known hereafter as the “Cost Proposal Delivery Date.” The total of all Partial Cost Proposals, if any, shall be known as the Cost Proposal.

4.3 Construction of Tenant Improvements by Landlord’s Contractor under the Supervision of Landlord.

4.3.1 Over-Allowance Amount. On the Cost Proposal Delivery Date, Tenant shall deliver to Landlord cash in an amount (the “Over-Allowance Amount”) equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the Cost Proposal Delivery Date). The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Tenant Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions shall be added to the Cost Proposal and shall be paid by Tenant to Landlord immediately upon Landlord’s request to the extent such additional costs increase any existing Over-Allowance Amount or result in an Over-Allowance Amount. Following completion of the Tenant Improvements, Landlord shall deliver to Tenant a final cost statement which shall indicate the final costs of the Tenant Improvement Allowance Items, and if such cost statement indicates that Tenant has underpaid or overpaid the Over-Allowance Amount, then within ten (10) business days after receipt of such statement, Tenant shall deliver to Landlord the amount of such underpayment or Landlord shall return to Tenant the amount of such overpayment, as the case may be.

Exhibit C

4.3.2 Landlord Supervision. After Landlord selects the Contractor, Landlord shall independently retain Contractor to construct the Tenant Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the “Landlord’s Supervision Fee”) to Landlord in an amount equal to the product of (i) three percent (3%) and (ii) an amount equal to the Tenant Improvement Allowance plus the Over-Allowance Amount (as such Over-Allowance Amount may increase pursuant to the terms of this Tenant Work Letter).

4.3.3 Contractor’s Warranties and Guaranties. Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements, which assignment shall be on a non-exclusive basis such that the warranties and guarantees may be enforced by Landlord and/or Tenant, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

Section 5

SUBSTANTIAL COMPLETION;

LEASE COMMENCEMENT DATE

5.1 Substantial Completion. For purposes of the Lease, including for purposes of determining the Commencement Date “Substantial Completion” of the Premises shall occur upon the later of (a) completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punchlist items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor and (b) Landlord’s receipt of a final sign-off on the permits for the Tenant Improvements sufficient under customary practices in Redwood City, California, to allow legal occupancy of the Premises.

5.2 Tenant Delays. If there shall be a delay or there are delays in the Substantial Completion of the Premises (as a direct, indirect, partial, or total result of any of the following (collectively, “Tenant Delays”):

5.2.1 Tenant’s failure to timely approve any matter requiring Tenant’s approval, including a Partial Cost Proposal or the Cost Proposal and/or Tenant’s failure to timely perform any other obligation or act required of Tenant hereunder;

5.2.2 a breach by Tenant of the terms of this Tenant Work Letter or the Lease;

5.2.3 Tenant’s request for changes in the Construction Drawings;

5.2.4 Tenant’s requirement for materials, components, finishes or improvements which are not available in a reasonable time (based upon the anticipated date of the Commencement Date) or which are different from, or not included in, the Specifications;

Exhibit C

5.2.5 changes to the Base, Shell and Core required by the Approved Working Drawings;

5.2.6 any changes in the Construction Drawings and/or the Tenant Improvements required by (i) applicable laws if such changes are directly attributable to Tenant’s use of the Premises or Tenant’s specialized tenant improvement(s) (as reasonably determined by Landlord), and/or (ii) Landlord pursuant to Section 4.2 above; or

5.2.7 any other acts or omissions of Tenant, or its agents, or employees;

5.2.8 then, notwithstanding anything to the contrary set forth in the Lease and regardless of the actual date of the Substantial Completion of the Premises, the Commencement Date shall be deemed to be the date the Commencement Date would have occurred if no Tenant Delays, as set forth above, had occurred.

Section 6

MISCELLANEOUS

6.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Subject to the terms hereof and provided that Tenant and its agents do not interfere with, or delay, Contractor’s work in the Building and the Premises, at Landlord’s reasonable discretion, Contractor shall allow Tenant access to the Premises three (3) weeks prior to the Substantial Completion of the Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises and otherwise preparing the Premises for occupancy. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their reasonable approval, which schedule shall detail the timing and purpose of Tenant’s entry. In connection with any such entry, Tenant acknowledges and agrees that Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, interfere with Landlord or Landlord’s Contractor, agents or representatives in performing work in the Building and the Premises, or interfere with the general operation of the Building and/or the Project. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke Tenant’s entry rights upon twenty-four (24) hours’ prior written notice to Tenant. Tenant acknowledges and agrees that any such entry into and occupancy of the Premises or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Rent (until the occurrence of the Commencement Date). Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work made in or about the Premises in connection with such entry or to any property placed therein prior to the Commencement Date, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to any portion of the Premises, including the Tenant Improvement work, caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics,

Exhibit C

suppliers and invitees. In the event that the performance of Tenant’s work in connection with such entry causes extra costs to be incurred by Landlord or requires the use of any Building services, Tenant shall promptly reimburse Landlord for such extra costs and/or shall pay Landlord for such Building services at Landlord’s standard rates then in effect (the “Extra Charges”). In addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1. Tenant shall not be required to pay any Base Rent or Taxes or Operating Expenses (other than the Extra Charges) during prior to the Commencement Date.

6.2 Tenant’s Representative. Tenant has designated Jeff Wilson as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.3 Landlord’s Representative. Landlord has designated Christine Scheerer as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.4 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of said period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

6.5 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an Event of Default by Tenant under the Lease or any default by Tenant under this Tenant Work Letter has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 5.2 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such Event of Default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such inaction by Landlord). In addition, if the Lease is terminated prior to the Commencement Date, for any reason due to an Event of Default by Tenant under the Lease or a default under this Tenant Work Letter, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord (including any portion of the Tenant Improvement Allowance disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to,

Exhibit C

any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

Exhibit C

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations:

1. Except in connection with Tenant’s work (if any) under Exhibit C, Tenant shall not alter any locks or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Tenant shall bear the cost of any lock changes or repairs required by Tenant and Tenant shall promptly deliver any new keys to Landlord.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

3. Tenant, its employees and agents must be sure that the entry doors to the Premises are securely closed and locked when leaving the Premises if it is after the normal hours of business of the Project. Tenant, its employees, agents or any other persons entering or leaving the Project at any time when it is so locked, or any time when it is considered to be after normal business hours for the Project, may be required to sign the Project register. Access to the Project may be refused unless the person seeking access has proper identification or has a previously received authorization for access to the Project. Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Project of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4. Landlord reserves the right, in the event of an emergency in Landlord’s reasonable discretion, to close or limit access to the Project and/or the Premises, from time to time, due to damage to the Project and/or the Premises, to ensure the safety of persons or property or due to government order or directive, and Tenant agrees to immediately comply with any such reasonable decision by Landlord. If Landlord closes or limits access to the Project and/or the Premises for the reasons described above, Landlord’s actions shall not constitute a breach of the Lease.

5. Tenant shall not disturb, solicit, or canvass any occupant of the Project and shall cooperate with Landlord and its agents to prevent the same. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, halls, stairways, elevators, or any Common Areas for the purposes of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises. Smoking shall not be permitted in the Common Areas.

6. The toilet rooms, urinals and wash bowls shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation

Exhibit D

of this rule shall be borne by the tenants who, or whose employees or agents, shall have caused it.

7. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord (not to be unreasonably withheld, conditioned, or delayed). All vendors or other persons visiting the Premises shall be subject to the reasonable control of Landlord. Tenant shall not permit its vendors or other persons visiting the Premises to solicit other tenants of the Project.

8. Tenant shall not use or keep in or on the Premises or the Project any kerosene, gasoline or other inflammable or combustible fluid or material, except as otherwise permitted in the Lease. Tenant shall not bring into or keep within the Premises or the Project any animals (other than service animals), birds or vehicles (other than passenger vehicles, forklifts or bicycles).

9. Tenant shall not use, keep or permit to be used or kept, any noxious gas or substance in or on the Premises or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or to otherwise unreasonably interfere with the use of the Project by other tenants.

10. No cooking shall be done or permitted on the Premises nor shall the Premises be used for the storage of merchandise, for loading or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ Laboratory approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors of Tenant, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations; and provided further that such cooking does not result in odors escaping from the Premises.

11. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

12. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash in the vicinity of the Project without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

13. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

14. Tenant acknowledges that the local fire department has previously required Landlord to participate in a fire and emergency preparedness program or may require Landlord and/or Tenant to participate in such a program in the future. Tenant agrees to take all actions reasonably necessary to comply with the requirements of such a program including, but not

Exhibit D

limited to, designating certain employees as “fire wardens” and requiring them to attend any necessary classes and meetings and to perform any required functions.

15. Tenant and its employees shall comply with all federal, state and local recycling and/or resource conservation laws and shall take all actions reasonably requested by Landlord in order to comply with such laws. Tenant shall comply with and participate in any program for metering or otherwise measuring the use of utilities and services, including, without limitation, programs requiring the disclosure or reporting of the use of any utilities or services. Tenant shall also cooperate and comply with, participate in, and assist in the implementation of (and take no action that is inconsistent with, or which would result in Landlord, the Building and/or the Project failing to comply with the requirements of) any conservation, sustainability, recycling, energy efficiency, and waste reduction programs, environmental protection efforts and/or other programs that are in place and/or implemented from time to time at the Building and/or the Project, including, without limitation, any required reporting, disclosure, rating or compliance system or program (including, but not limited to any LEED ([Leadership in Energy and Environmental Design] rating or compliance system, including those currently coordinated through the U.S. Green Building Council).

Landlord reserves the right at any time to reasonably change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable and nondiscriminatory Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Landlord, however, shall apply such Rules and Regulations in a nondiscriminatory manner. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them.

To the extent these Rules and Regulations conflict with the provisions of the Lease, the provisions of the Lease shall control.

Exhibit D

EXHIBIT E

PARKING RULES

1. Parking areas shall be used only for parking by vehicles no longer than full size, passenger automobiles, pickup trucks and sport utility vehicles. Tenant and its employees shall park automobiles within the lines of the parking spaces.

2. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities. Users of the parking area will obey all posted signs and park only in the areas designated for vehicle parking.

3. Parking stickers and parking cards, if any, shall be the property of Landlord and shall be returned to Landlord by the holder thereof upon termination of the holder’s parking privileges. Landlord may require Tenant and each of its employees to give Landlord a commercially reasonable deposit when a parking card or other parking device is issued. Landlord shall not be obligated to return the deposit unless and until the parking card or other device is returned to Landlord. Tenant will pay such replacement charges as is reasonably established by Landlord for the loss of such devices. Loss or theft of parking identification stickers or devices from automobiles must be reported to the parking operator immediately. Any parking identification stickers reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution.

4. Unless otherwise instructed, every person using the parking area is required to park and, lock his own vehicle. Landlord will not be responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking area.

5. The maintenance, washing, waxing or cleaning of vehicles in the parking structure or Common Areas is prohibited.

6. Tenant shall be responsible for seeing that all of its employees, agents and invitees comply with the applicable parking rules, regulations, laws, and agreements. Parking area managers or attendants, if any, are not authorized to make or allow any exceptions to these Parking Rules and Regulations. Landlord reserves the right to terminate parking rights for any person or entity that willfully refuses to comply with these rules and regulations.

7. Every driver is required to park his or her own car. Tenant agrees that all responsibility for damage to cars or the theft of or from cars is assumed by the driver, and further agrees that Tenant will hold Landlord harmless for any such damages or theft.

8. No vehicles shall be parked in the parking areas overnight. The parking area shall only be used for daily parking and no vehicle or other property shall be stored in a parking space.

9. Any vehicle parked by Tenant, its employees, contractors or visitors in a reserved parking space or in any area of the parking area that is not designated for the parking of such a vehicle may, at Landlord’s option, and without notice or demand, be towed away by any towing

Exhibit E

company selected by Landlord, and the cost of such towing shall be paid for by Tenant and/or the driver of said vehicle.

Landlord reserves the right at any time to reasonably change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable and nondiscriminatory Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Landlord, however, shall apply such Rules and Regulations in a nondiscriminatory manner. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them.

Exhibit E

EXHIBIT F

COMMENCEMENT DATE MEMORANDUM

With respect to that certain lease (“Lease”) dated                     , 2015 between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and NEVRO CORP., a Delaware corporation (“Tenant”), whereby Landlord leased to Tenant and Tenant leased from Landlord approximately              rentable square feet of that certain office building located at                      , California (“Premises”), Tenant hereby acknowledges and certifies to Landlord as follows:

(1) Landlord delivered possession of the Premises to Tenant substantially complete on                     ;

(2) The Lease commenced on                      (“Commencement Date”) and Tenant’s obligation to pay Rent commenced on                      (“Rent Commencement Date”);

(3) The Premises contain                      rentable square feet of space; and

(4) Tenant has accepted and is currently in possession of the Premises and the Premises are acceptable for Tenant’s use.

(5) Tenant’s Building Percentage is

(6) Base Rent Per Month is

IN WITNESS WHEREOF, this Commencement Date Memorandum is executed this day of

“Tenant”

NEVRO CORP., a Delaware corporation

By:
Its:

By:
Its:

Exhibit F

EXHIBIT G

STANDARDS FOR UTILITIES AND SERVICES

The following Standards for Utilities and Services are in effect. Landlord reserves the right to adopt nondiscriminatory modifications and additions hereto:

As long as Tenant is not in default under any of the terms, covenants, conditions, provisions, or agreements of this Lease, Landlord shall:

(a) On Monday through Friday, except holidays, from 8 A.M. to 6 P.M. (and other times for a reasonable additional charge to be fixed by Landlord), ventilate the Premises and furnish air conditioning or heating on such days and hours, when in the judgment of Landlord it may be required for the comfortable occupancy of the Premises. The air conditioning system achieves maximum cooling when the window coverings are closed. Landlord shall not be responsible for room temperatures if Tenant does not keep all window coverings in the Premises closed whenever the system is in operation. Tenant agrees to cooperate fully at all times with Landlord, and to abide by all regulations and requirements which Landlord may prescribe for the proper function and protection of said air conditioning system. Tenant agrees not to connect any apparatus, device, conduit or pipe to the Building chilled and hot water air conditioning supply lines. Tenant further agrees that neither Tenant nor its servants, employees, agents, visitors, licensees or contractors shall at any time enter mechanical installations or facilities of the Building or adjust, tamper with, touch or otherwise in any manner affect said installations or facilities. The cost of maintenance and service calls to adjust and regulate the air conditioning system shall be charged to Tenant if the need for maintenance work results from either Tenant’s adjustment of room thermostats or Tenant’s failure to comply with its obligations under this section, including keeping window coverings closed as needed. Such work shall be charged at hourly rates equal to then current journeymen’s wages for air conditioning mechanics.

(b) Landlord reserves the right to charge Tenant for the cost to Landlord of providing such after-hours heating and air-conditioning.

(c) Landlord shall furnish to the Premises, during the usual business hours on business days, electric current sufficient for normal office use. Tenant agrees, should its electrical installation or electrical consumption be in excess of the aforesaid quantity or extend beyond normal business hours, to reimburse Landlord monthly for the measured consumption at the average cost per kilowatt hour charged to the Building during the period. If a separate meter is not installed at Tenant’s cost, such excess cost will be established by an estimate agreed upon by Landlord and Tenant, and if the parties fail to agree, as established by an independent licensed engineer. Said estimates to be reviewed and adjusted quarterly. Tenant agrees not to use any apparatus or device in, or upon, or about the Premises which may in any way increase the amount of such services usually furnished or supplied to said Premises, and Tenant further agrees not to connect any apparatus or device with wires, conduits or pipes, or other means by which such services are supplied, for the purpose of using additional or unusual amounts of such services without written consent of Landlord (not to be unreasonably withheld, conditioned or delayed). Should Tenant use the same to excess, the refusal on the part of Tenant to pay upon

Exhibit G

demand of Landlord the amount established by Landlord for such excess charge shall constitute a breach of the obligation to pay Rent under this Lease and shall entitle Landlord to the rights therein granted for such breach. At all times Tenant’s use of electric current shall never exceed the capacity of the feeders to the Building or the risers or wiring installation without the prior written consent of Landlord (not to be unreasonably withheld, delayed or conditioned). If Tenant is billed directly by a public utility with respect to Tenant’s electrical usage at the Premises, upon request from time to time, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s electricity usage with respect to the Premises directly from the applicable utility company.

(d) Water will be available in public areas for drinking and lavatory and break rooms and kitchenette purposes only, but if Tenant requires, uses or consumes water for any purposes in addition to ordinary drinking and lavatory purposes of which fact Tenant constitutes Landlord to be the sole judge, Landlord may install a water meter and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Landlord for the cost of the meter and the cost of the installation thereof and throughout the duration of Tenant’s occupancy Tenant shall keep said meter and installation equipment in good working order and repair at Tenant’s own cost and expense, in default of which Landlord may cause such meter and equipment to be replaced or repaired and collect the cost thereof from Tenant. Tenant agrees to pay for water consumed, as shown on said meter, as and when bills are rendered, and on default in making such payment, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred, or payments made by Landlord for any of the reasons or purposes hereinabove stated shall be deemed to be additional rent payable by Tenant and collectible by Landlord as such.

(e) Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and electric systems, when necessary, by reason of accident or emergency or for repairs, alterations or improvements, in the judgment of Landlord desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed, and shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilating, air conditioning or electric service, when prevented from so doing by strike or accident or by any cause beyond Landlord’s reasonable control, or by laws, rules, orders, ordinances, directions, regulations or requirements of any federal, state, county or municipal authority or failure of gas, oil or other suitable fuel supply or inability by exercise of reasonable diligence to obtain gas, oil or other suitable fuel. It is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of a strike or labor trouble or any other cause whatsoever beyond Landlord’s control.

Exhibit G

EXHIBIT H

COPY OF ORDER

(See Attached.)

Exhibit H

CALIFORNIA REGIONAL WATER QUALITY CONTROL BOARD

SAN FRANCISCO BAY REGION

ORDER NO. R2-2003-0074

UPDATED WASTE DISCHARGE REQUIREMENTS

AND RESCISSION OF ORDER NO. 94-181 FOR:

WESTPORT LANDFILL

JOHN ARRILLAGA SURVIVOR’S TRUST, THE PEERY PRIVATE

INVESTMENT COMPANY, PEERY PUBLIC INVESTMENT COMPANY

REDWOOD CITY, SAN MATEO COUNTY

The California Regional Water Quality Control Board, San Francisco Bay Region, (hereinafter called the Board), finds that:

SITE OWNER AND LOCATION

1.

The legal owners of the site are the John Arrillaga Survivor’s Trust, The Peery Private Investment Company, and the Peery Public Investment Company and are hereinafter referred to as the Dischargers. The unlined landfill site, as shown in Figure 1, is located adjacent to Belmont Slough in Redwood City. A commercial business park including twenty (20) two-story buildings and associated site improvements has been constructed at the site (Figure 2).

PURPOSE OF ORDER UPDATE

2.

The primary purposes of this Order are 1) to update the existing Waste Discharge Requirements (WDRs) to reflect recent site development and current facility conditions and 2) to assure compliance with the appropriate portions of Title 27 of the California Code Of Regulations (formerly known as Chapter 15, Title 23), referred to hereinafter as Title 27. The “appropriate portions” of Title 27 are hereby defined as the relevant sections pertaining to post-closure maintenance and water quality monitoring.

SITE DESCRIPTION

3.

The site was tidal marshlands until approximately 1910, at which time the area was diked and portions used for pastureland and for a hog farm. The landfill area was used as a refuse disposal site from about 1948 to its closing in about 1970. Disposal in the southeastern portion of the site (referred to as the Panhandle area) reportedly ceased in about 1963, while disposal in the northeastern portion of the site (the Mound area) continued until about 1970.

4.

The Westport Landfill is a closed 45-acre unlined site located approximately one-mile east of Highway 101, and is bordered by Belmont Slough to the north and west, and by existing residential developments and Marine World Parkway to the east and south. The landfill covers the majority of two contiguous parcels that have been developed as a commercial business park called Westport Office Park.

5.

The site currently includes a commercial business park with twenty (20) two-story office and research buildings totaling approximately 968,000 leasable square feet. The site (Figure 2) is currently covered by approximately 522,000 square feet of building footprints (14.2% of entire area), 1,522,100 square feet of asphalt and concrete pavement (41.4% of entire area), and 1,631,400 square feet of landscaped area (44.4% of entire area).

REGULATORY HISTORY

6.

On July 20, 1976 Waste Discharge Requirements were adopted for the site in Board Order No. 76-77. In that Order Parkwood 101, Limited (the previous landfill owner), was required to place “a final cover of at least four-feet of compacted inert fill material” over the waste disposal areas. Board Order No. 76-77 was subsequently revised on October 18, 1977 by Order No. 77-134, wherein a revised time schedule was adopted for compliance with site closure specifications. Closure activities at the site included placement of additional cover material over the waste disposal areas and grading to eliminate ponding.

7.

On December 14, 1994, the Board adopted Order No. 94-181, rescinding Order Nos. 76-77 and 77-134. Among other activities in response to the requirements of Order No. 94-181, and in conjunction with the reconstructed cap and site development, the lateral extent of refuse was determined using historical aerial photos taken throughout the operational period of the landfill and through organized trenching. Based on the results of these studies a perimeter cut-off wall was installed consisting of a vertical clay barrier with a minimum width of two-feet connecting the overlying low permeability cover layer with the underlying young Bay Mud, completing the containment envelope. The vertical extent of the refuse as depicted in various geotechnical studies was confirmed by a deep boring program and by pile driving observations.

LANDFILL HISTORY

8.

Approximately 45 acres of the project site were used for landfill disposal of municipal solid waste and incinerator ash from about 1948 to about 1970. Approximately 650,000 cubic yards of fill material was disposed of at the site on the existing unlined Bay Mud. The waste material reportedly disposed at the site consists of non-hazardous material including: municipal solid waste, construction debris paper, glass, plastic, wood, rock fragments, and incinerator ashes.

9.

The landfill can be divided into three areas. Refuse is present primarily in the southern and eastern portions of the site and forms two elevated areas, referred to as (1) the Mound (35 acres) in the eastern portion of the site, and (2) the Panhandle (an elongated area of 10 acres) along the southeastern property boundary. The third area (40 acres), located between the refuse fill and the levees, is a low-lying area where unplanned sporadic refuse disposal occurred. Limited refuse disposal activities occurred outside the current property boundary as indicated by small pockets of discontinuous refuse identified during the installation of underground utilities and a perimeter leachate collection system. The site’s surface soils are currently composed largely of fill that has been used to: establish a cap over the refuse fill area; to fill low-lying elevations; to construct building pads; to serve as a base for site paving; and, to provide topsoil for landscaped areas.

LANDFILL INVESTIGATIONS AND WORK

10.

During the 1970’s several possible real estate developments were proposed and various site investigations were performed. Until Westport Office Park, no proposed project continued beyond the preliminary stage. In conjunction with the planning and design of Westport Office Park, additional site investigations were performed and substantial information was developed and recorded.

11.

Preliminary Soil and Groundwater Investigation- 1988: In 1988, a preliminary soil and groundwater investigation was conducted by Kaldveer Associates. Kaldveer installed five monitoring wells in the western portion of the site to evaluate shallow groundwater quality adjacent to the refuse fill area.

12.

SWAT- 1988 to 1989: In 1988 and 1989, Levine-Fricke conducted a Solid Waste Assessment Test (SWAT) to determine the landfill’s potential to have adverse effects on water quality. Levine-Fricke installed seven shallow groundwater monitoring wells outside the primary refuse areas, seven monitoring wells within the primary refuse areas, and three deeper wells.

13.	Addendum to SWAT- 1992 and 1993: Levine-Fricke conducted groundwater monitoring activities to complete the SWAT.

14.

Removal and Replacement of Lead-Affected Soils and Landfill Materials- 1994: Levine-Fricke investigated and remediated lead-affected soil in three locations at the site. In order to complete the removal activities, two monitoring wells were abandoned. (P-1A and P-5)

15.

On March 2, 1994, United Soil Engineering, Inc., (USE) conducted an investigation to determine the thickness of the landfill cover. A total of 77 borings were advanced to a depth of 6 feet. USE’s investigation revealed that some portions of the landfill cover did not meet the four-foot cover requirement as specified in Order No. 76-77 and as revised by Order No. 77-134. USE’s investigations revealed that an additional one to two feet of clay or low permeability soil was required to achieve the minimum required thickness for most of the landfill cover.

16.

Provision C.10 of WDR Order No. 94-181 required the Dischargers to reconstruct those portions of the landfill cap that did not meet the requirements of Section 2581 of Article 8, Chapter 15 (e.g., a cap containing a minimum of two feet of foundation material, one foot low permeability layer with a hydraulic conductivity of less than or equal to 10-6 cm/sec, and a one foot layer for erosion protection). The Dischargers submitted a Cap Reconstruction Plan dated February 14, 1995. The Cap Reconstruction is now complete in conformance with the Cap Reconstruction Plan.

17.	Deep Boring Program - 1995: Geomatrix performed a subsurface study to determine the physical characteristics of the soil by advancing 13 deep borings to approximately 140 feet BGS.

18.

Additional Well Installation - 1996-1998: Geomatrix installed four new monitoring wells to provide additional monitoring points for the landfill, as required by Board Order No. 94-181. (MW3-1R, MW3-2, MW-4, and P5-1)

19.

Ammonia Investigation - 1998: Geomatrix conducted an assessment of ammonia in soil and groundwater in the vicinity of the former pig farm and found that these conditions may not be related to the landfill. Soil and grab groundwater samples were collected from 11 borings.

20.

Acetone Investigation - 1999: Following the detection of acetone in a groundwater sample collected during a semi-annual monitoring event, an investigation was conducted by Geomatrix to assess the lateral extent of the acetone. Grab groundwater samples were collected from borings placed in the vicinity of the well where acetone had been detected.

21.

Concurrent with site and building approval and construction (most of which took place in the late 1990s), landfill gas (LFG) venting and monitoring systems were approved and installed and meet regulatory requirements.

SITE GEOLOGIC SETTING

22.

The site is domed in the northeast, central, and southeast portions of the site where refuse was placed and is relatively flat in the northwest and west portions. Elevations at the site currently range from 104.5 to 133.5 feet where City of Redwood City datum 100.0 equals mean sea level. The fill at the site overlies estuarine deposits referred to as Bay Mud. The Bay Mud deposits surround San Francisco Bay and generally consist of very low permeability plastic silty clays with high organic content. Stiff to very stiff sandy clay/clayey sand has been encountered below the Bay Mud extending to a depth of approximately 200 feet below ground surface (bgs). It has been reported that a moderately permeable sequence of clay, sand, and gravel underlies the stiff clays, beginning at a depth of 200 feet bgs. Franciscan bedrock was reported to exist at a depth of approximately 300 feet bgs along the western side of the site and 500 feet bgs along the eastern side of the site

SITE HYDROGEOLOGIC SETTING

23.

Hydrogeologic investigations have shown that, within the former landfill, the groundwater movement is radially away from the Mound area (eastern portion of site). As part of corrective action at the site groundwater collection trenches were installed along the northern and southeastern margins of the Mound and the Panhandle to assist with containment and removal of leachate-impacted groundwater adjacent to the primary refuse disposal areas.

24.

The direction of deeper groundwater flow cannot be established with a high level of certainty because of the relatively discontinuous nature of the water bearing zones in the low permeability clay layer beneath the younger Bay Mud. However, it has been reported that regional hydrogeologic conditions suggest that deeper groundwater flows in an easterly direction towards San Francisco Bay.

25.	Comparisons of shallow and deep groundwater levels have indicated the existence of both upward and downward vertical hydraulic gradients across the site.

26.

Confined regional aquifer zones of moderate permeability are present at a depth of approximately 190 to 200 feet bgs. These aquifer zones are an extension of the major artesian basin of the south Bay and Santa Clara Valley and consists chiefly of unconsolidated Quaternary Alluvium.

GROUND WATER CONTAMINATION AND WATER QUALITY

27.	Groundwater within the landfill refuse has been shown to contain volatile organic compounds (VOCs), semi-volatile organic compounds (SVOCs), polychlorinated biphenyls (PCBs), and ammonia.

28.

Shallow and deep groundwater around the perimeter and/or beneath the landfill, outside the refuse limit, has had sporadic detections of low levels of VOCs and SVOCs at the following maximum concentrations: benzene at 7.2 micrograms per liter (µg/L), ethyl-benzene at 5µg/L, acetone at 120 µg/L, toluene at 6 µg/L, trichloroethylene at 33 µg/L, carbon tetra-chloride at 5 µg/L, 1,1,1-trichloroethane at 7 µg/L, chloroform at 1 µg/L, 4-methy l-2-pentanone at 43 µg/L, phenol at 54 µg/L, bis (2-ethylhexyl) phthalate at 81 µg/L. Elevated concentrations of ammonia are present along the western edge of the landfill where a pig farm operated during the 1940’s and 1950’s and is the suspected ammonia source.

LEACHATE COLLECTION AND REMOVAL SYSTEM (LCRS)

29.	The leachate collection system at the site was expanded and upgraded in 1998, concurrent with site development and consists of three groundwater collection trenches. The trenches were excavated to depths of 8 to 13 feet bgs and intercept the full thickness of the refuse-containing fill layer. The collection trenches are filled with permeable material to allow leachate to flow into perforated collection pipes. The trenches are capped with low-permeability clay. The locations of the leachate control trenches are shown in Figure 2. The northern leachate collection and removal trench is 1,400 feet long and is fitted with a sensor-activated automatic pumping system that periodically pumps leachate from manhole No. 3 to a connection with the sanitary sewer lateral where the leachate then flows by gravity to the South Bayside System Authority (SBSA) publicly operated treatment works (POTW) plant. The two southeastern leachate collection and removal trenches total 2,800 feet in length. To remove leachate-impacted groundwater from these trenches, sensor activated automatic pumping systems have been installed in manhole No.’s 1 and 2; leachate-impacted groundwater is automatically pumped from manhole No. 2 and from manhole No. 1 to the sanitary sewer lateral where the leachate then flows by gravity to the SBSA POTW plant.

30.

Leachate is discharged under a permit issued by the SBSA. The SBSA does random sampling and testing of the leachate discharge. All repeat test results forwarded by the SBSA have shown that the leachate discharge meets the SBSA criteria for discharge to the SBSA system without treatment.

LANDFILL GAS MANAGEMENT

31.

Concurrently with site and building approval and construction, landfill gas (LFG) venting and monitoring systems for each building were approved and installed. A trench network was excavated under each building. A perforated high-density polyethylene (HDPE) pipe was embedded in rounded rock backfill in these trenches. The perforated pipes were extended beyond the building perimeter where they were manifolded together. The LFG pipe manifolds are connected to vertical LFG vent risers that allow the LFG to be vented to, and dissipated in, the atmosphere. The LFG vent risers and their immediate vicinity are monitored at a minimum of monthly to insure that dangerous concentrations of gas do not exist.

32.

A continuous 60 mil HDPE membrane was installed on the underside of each first floor building slab to prevent LFG penetration into each building. Each building has a system of ten LFG sensors that are continuously monitored by an offsite life safety monitoring company. The LFG sensors are calibrated quarterly. The LFG detection alarm system and the LFG sensor calibration records are inspected annually by the San Mateo County Health Services Agency.

33.

The LCRS trenches described above also act as a LFG cut-off wall. There are 13 LFG vent risers connected to the vadose zone in the permeable material above the leachate. They serve to collect the LFG intercepted by the leachate trenches and to vent this gas to the atmosphere before the LFG migrates to the property line.

These LFG vent risers are monitored and inspected not less frequently then once per month.

CURRENT AND FUTURE LAND USES

34.

In accordance with plans submitted to, and approved by, the City of Redwood City and the San Mateo County Health Services Agency, the former landfill site has been developed, occupied, and maintained as a commercial business park.

35.	The parcels are zoned for commercial use by the City of Redwood City. Permits for additional development and/or modifications to the existing developments may be applied for in the future.

POST CLOSURE MONITORING AND MAINTENANCE

36.

The Dischargers submitted Utility Inspection, Maintenance, and Settlement Monitoring programs for different portions of the site to the City of Redwood City as part of the site’s post-closure activities. This program includes providing surveyed permanent benchmarks on the property, surveyed utility alignments, and detailed periodic observations and records of settlement of the water facilities and the sanitary sewer force main.

MONITORING PROGRAMS

37.

Title 27 requires that the Dischargers maintain a groundwater-monitoring program designed to detect the presence of waste constituents in groundwater outside of the waste management unit (WMU). The required monitoring is included in the Discharge Monitoring Program (Attachment A) and consists of a list of constituents of concern (COCs), sampling frequency, approved analytical methods, reporting requirements, the point of compliance, and an approved evaluation method to determine compliance consistent with Title 27.

38.

Groundwater Monitoring - Board Order No. 94-181 required the Dischargers to document the installation of four additional monitoring wells to be included in the Discharge Monitoring Program (Attachment A). A report documenting completion of these wells, or their equivalent monitoring points, was submitted to the Board in a letter dated June 28, 1996. (MW3-1R, MW3-2, MW-4, and P5-1)

39.

Groundwater Monitoring - There are 12 shallow (4 feet to 32 feet bgs) groundwater monitoring wells and piezometers at the site. These are shown on Figure 2 and include P3-R, P-7, P-8, MW-4, MW-4P, K-4, P5-1R, MW-3, MW3-2R, UPG-1, UPG-2, and K-1. There are three deeper (35 feet to 72 feet bgs) groundwater-monitoring wells and piezometers at the site. These are shown on Figure 2 and include DW-1, DW-2 and DW-3. Groundwater-monitoring is detailed in the Discharge Monitoring Program attached to this Order (Attachment

A). The Dischargers are required to analyze according to the monitoring parameters presented in Attachment A of this Order.

40.

Leachate Monitoring - There are 17 leachate monitoring wells/piezometers at the site. These are shown on Figure 2 and include S-2, S-3A, S-4A, S-5, P-2A, P3-PZ, P-4, P5-1-PZ, P-6, K3-R, K3-PZ, MW3-1R, PZ-2, PZ-2P, PZ-3A, PZ-3B, and PZ-3C. The Leachate Monitoring Program is detailed in the Discharge Monitoring Program attached to this Order (Attachment A).

41.	Vadose Zone Monitoring - Vadose zone monitoring is conducted as part of the landfill gas venting and monitoring program and has been integrated into the commercial development of the site.

BASIN PLAN

42.

The Regional Board adopted a revised Water Quality Plan for the San Francisco Bay Basin (Basin Plan) in June 21, 1995. This updated and consolidated plan represents the Board’s master water quality control planning document. The State Water Resource Control Board and the Office of the Administrative Law approved the revised Basin Plan on July 20 and November 13, respectively, of 1995. A summary of regulatory provisions is contained in Title 23 of the California Code of Regulations, Section 3912. The Basin Plan defines beneficial uses and water quality objectives for waters of the State, including surface waters and groundwater.

43.

State Board Resolution No. 89-39, “Sources of Drinking Water,” defines potential sources of drinking water to include all groundwater in the region, with limited exceptions for areas containing high TDS, high background contaminant levels, or those areas with a low-yield. Shallow and deeper (33-75 feet bgs) groundwater at the site is not considered a potential drinking water source as it exceeds electrical conductivities of 5,000 microseimens per centimeter (uS/cm). There is no current use of the site’s shallow or deep groundwater, nor any anticipated plans for its use. However, any groundwater at the site meeting Resolution 89-39 requirements of TDS concentrations below 3000 mg/L, electrical conductivities below 5,000 uS/cm, and with production yields greater that 200 gallons per day will be considered a potential drinking water source.

BENEFICIAL USES

44.	The beneficial uses of Belmont Slough, and South San Francisco Bay as contained in the Basin Plan are as follows:

a.	Wildlife habitat;

b.	Brackish and salt water marshes;

c.	Water contact recreation;

d.	Non-water contact recreation;

e.	Commercial and sport fishing;

f.	Preservation of rare and endangered species;

g.	Estuarine habitat;

h.	Fish migration and spawning;

i.	Industrial process supply; and,

j.	Industrial service supply.

45.	The present and potential beneficial uses of the groundwater are as follows:

a.	Domestic and municipal water supply;

b.	Freshwater replenishment; and,

c.	Agricultural supply.

STORM WATER POLLUTION PREVENTION

46.

Board Order No. 94-181 required the Dischargers to prepare, implement and submit a Storm Water Pollution Prevention Plan (SWPPP) in accordance with requirements specified in State Water Resources Control Board General Permit for Storm Water Discharges Associated with Industrial Activities (NPDES Permit No. CAS000001). The Dischargers prepared and submitted a SWPPP dated March 24, 1995, in accordance with requirements specified in State Water Resources Control Board General Permit for Storm Water Discharges Associated with Construction Activities (NPDES Permit No. CAS000002). The SWPPP was implemented at the site during the construction phase. The NPDES General Permit requires the Dischargers to submit annual reports. The Dischargers implemented the SWPPP and submitted annual reports. With the completion of the construction phase, the Dischargers have filed a Notice of Termination for the site.

CONTINGENCY PLAN

47.

Board Order No. 94-181 required the Dischargers to submit a Contingency Plan that would be implemented in the event of a leak or spill from the leachate collection facilities. An acceptable Contingency Plan was submitted to the Board on March 15, 1995. The Contingency Plan provides for immediate notice to the Board, the Local Enforcement Agency, and the California Department of Toxic Substances Control. The Contingency Plan also provides for the implementation of a corrective action plan to stop and contain the migration of pollutants from the site.

POST-EARTHQUAKE INSPECTION AND CORRECTIVE ACTION PLAN

48.

Board Order No. 94-181 required the Dischargers to submit a detailed Post-Earthquake Inspection and Corrective Action Plan to be implemented in the event of an earthquake generating ground shaking of Richter Magnitude 7 or greater at, or within 30 miles of, the landfill. The Dischargers submitted an acceptable Plan dated March 14, 1995. The Plan describes containment features and groundwater monitoring and leachate control facilities potentially impacted by the static and seismic deformations of the landfill. The Plan provides for reporting results of the post earthquake inspection to the Board within 72 hours of the occurrence of an appropriate earthquake. Immediately after an earthquake event causing damage to the landfill structures, the Plan includes the implementation of the corrective action plan and includes providing notification of any damage to the Board.

CALIFORNIA ENVIRONMENTAL QUALITY ACT

49.

The Dischargers have completed a Final Environmental Impact Report, a Supplemental Environmental Impact Report, a Health Risk Assessment, and a Technical Addendum for development at the site that resulted in the filing of Notice of Determination 108639 Appendix H by the Redwood City Planning Division on March 3, 1995 stating that the findings were pursuant to California Environmental Quality Act (CEQA).

50.	This action is exempted from the provision of CEQA pursuant to Section 15301, Title 14, of the California Code of Regulations.

PUBLIC NOTICE

51

The Board has notified the Dischargers and interested agencies and persons of its intent to issue waste discharge requirements for the Dischargers and has provided them with an opportunity for a public hearing and an opportunity to submit their written views and recommendations.

PUBLIC MEETING

52	The Board in a public meeting heard and considered all comments pertaining to the discharge.

IT IS HEREBY ORDERED that the Dischargers, their agents, successors and assigns are to conduct post-closure maintenance and monitoring and shall meet the applicable provisions contained in Title 27, Division 2, Subdivision 1 of the California Code of Regulations and Division 7 of the California Water Code and shall comply with the following:

A.	PROHIBITIONS

1.	Waste shall not be in contact with ponded water from any source whatsoever.

2.	The site is regulated as a closed facility. Therefore, no further waste shall be deposited or stored at this site.

3.	Leachate from waste and ponded water containing leachate or in contact with solid wastes shall not be discharged to the waters of the State or the United States.

4.

Neither the treatment nor the discharge of waste shall create a condition of pollution, contamination or nuisance, as defined by Section 13050 of the California Water Code (CWC). (H & SC Section 5411, CWC Section 13263)

5.	The Dischargers, or any future site owner or operator of the site, shall not cause the following conditions to exist in waters of the State at any place outside the waste management facility:

a.	Surface Waters

1)	Floating, suspended, or deposited macroscopic particulate matter or foam.

2)	Bottom deposits or aquatic growths;

3)	Alteration of temperature, turbidity, or apparent color beyond natural background levels;

4)	Visible, floating, suspended or deposited oil or other products of petroleum origin; and,

5)

Toxic or other deleterious substances to be present in concentrations or quantities which may cause deleterious effects on aquatic biota, wildlife or waterfowl, or which render any of these unfit for human consumption either at levels created in the receiving waters or as a result of biological concentrations.

b.	Groundwater

1)	Groundwater shall not be degraded as a result of the waste maintained at this facility.

B.	SPECIFICATIONS

1.	All reports pursuant to this order shall be prepared under the supervision of a registered civil engineer, California registered geologist or certified engineering geologist.

2.	The final cover system shall be maintained to promote lateral runoff and prevent ponding and infiltration of water.

3.	Surface drainage from tributary areas and internal site drainage from surface sources shall not contact or percolate through wastes during the life of the site.

4.	The site shall be protected from any washout or erosion of wastes or covering material and from inundation which could occur as a result of a 100-year, 24-hour precipitation event, or as the result of flooding with a return frequency of 100 years.

5.	The existing LCRS shall be inspected monthly or more frequently as necessary and any excess accumulated fluid shall be removed.

6.

The existing containment, drainage, landfill gas, leachate collection, and monitoring systems at the facility, shall be operated and/or maintained as long as leachate or landfill gas is present and either or both pose a threat to water quality. In the event these existing features are found to be ineffective at resolving impairments to groundwater, the Dischargers may be required to take additional corrective actions.

7.

The Dischargers shall assure that the foundation of the site, the solid waste fill, and the structures (including future site structures) which control leachate, surface drainage, erosion, and gas are maintained to relevant engineering criteria, including the ability to withstand conditions generated during the maximum probable earthquake. Furthermore, new structures shall be constructed and maintained in compliance with approved engineering criteria.

8.	The Dischargers shall analyze the samples from the specified groundwater wells as outlined in the Discharge Monitoring Program (Attachment A).

9.

The Dischargers shall install any reasonable additional groundwater and leachate monitoring devices required to fulfill the terms of any future Discharge Monitoring Program issued by the Executive Officer.

10.

Landfill gases shall be adequately vented, removed from the landfill, or otherwise controlled to minimize the danger of explosion, adverse health effects, nuisance conditions, or the impairment of beneficial uses of water.

11.

The Dischargers are subject to performance standards adopted by the California Integrated Waste Management Board for post-closure land use, which specify that the devices and features installed in accordance with this Order are designed, maintained, and continue to operate as intended without significant interruption.

12.

The Dischargers shall maintain a minimum of two surveyed permanent monuments installed by a licensed land surveyor near the landfill from which the location and elevation of wastes, containment structures, and monitoring facilities can be determined throughout the operation and post-closure maintenance period.

13.

The Regional Board shall be notified immediately of any failure occurring in the waste management unit. Any failure that threatens the integrity of containment features or the landfill shall be promptly corrected after approval of the method and schedule by the Executive Officer.

14.

The Dischargers shall maintain the facility so as to prevent a statistically significant increase in the concentrations of indicator parameters or constituents of concern at groundwater monitoring points as provided in Section 20415 (e) (7) of Title 27. The Dischargers shall maintain the facility so as not to exceed the “Water Quality Protection Standard” (WQPS) of the Discharge Monitoring Program (Attachment A).

15.

In the event of a release of a constituent of concern from the WMU beyond the Point of Compliance (Section 20405, Title 27), the site begins a Compliance Period (Section 20410, Title 27). During the Compliance Period, the Dischargers shall perform an Evaluation Monitoring Program and, depending on the findings, prepare an Optional Demonstration Report or Feasibility Study and Corrective Action Program, as appropriate. The Point of Compliance is defined as the vertical surface located along the hydraulically downgradient limit of the waste management unit and extending through the uppermost aquifer underlying the unit.

16.	The Dischargers shall comply with all applicable provisions of Title 27 of the California Code of Regulations not specifically referred to in this Order.

C.	PROVISIONS

1.

The Dischargers shall comply with all Prohibitions, Specifications and Provisions of this Order. All required submittals must be acceptable to the Executive Officer. The Dischargers must also comply with all conditions of these Waste Discharge Requirements. Violations may result in enforcement actions, including Regional Board orders or court orders requiring corrective action or imposing civil monetary liability, or in modification or revocation of these waste discharge requirements by the Regional Board. (CWC Section 13261, 13263, 13265, 13267, 13268, 13300, 13301, 13304, 13340, 13350).

2.

All technical and monitoring reports submitted in accordance to this Order are being requested pursuant to Section 13267 of the California Water Code. Failure to submit reports in accordance with schedules established by this Order or failure to submit a report of sufficient technical quality to be acceptable to the Executive Officer may subject the Dischargers to enforcement action pursuant to Section 13268 of the California Water Code.

3.

In addition to printed submittals, all reports submitted pursuant to this Order must be submitted as electronic files in PDF format. The Regional Board has implemented a document imaging system, which is ultimately intended to reduce the need for printed report storage space and streamline the public file review process. Documents in the imaging system may be viewed, and print copies made, by the public, during file reviews conducted at the Regional Board’s office. PDF files can be created by converting the original electronic files format (e.g., Microsoft Word) and/or by scanning printed text, figures, and tables. Data tables containing water level measurements, sample analytical results, coordinates, elevations and other monitoring information shall also be provided electronically in Microsoft Excel® or similar spreadsheet format to provide an easy to review summary, and to facilitate data computations and/or plotting that Regional Board staff may undertake during their review. Data tables submitted in electronic spreadsheet format will not be included in the case file for public review. All electronic files must be submitted on CD or diskette and included with the print report.

4.

The Dischargers shall file with the Regional Board, Discharger Monitoring Reports, performed according to the attached Discharge Monitoring Program issued by the Executive Officer. The Executive Officer may amend the Discharge Monitoring Program at any time, as water quality conditions warrant.

5.

The Dischargers shall submit an Annual Monitoring Report, acceptable to the Executive Officer, by January 31 of each year in accordance with the attached Discharge Monitoring Program (Attachment A). The annual report to the Board shall cover the previous calendar year as described in Part A of the Discharge Monitoring Program. In addition to the requirements outlined in Attachment A, this report shall also include the following: location and operational condition of all leachate and groundwater monitoring wells; groundwater and leachate potentiometric contours for each monitoring event; and tabulation of monthly leachate volumes discharged to the sanitary district along with any tabulated analytical results (if collected by the Dischargers). Furthermore, the Dischargers shall submit Semi-Annual Monitoring Reports, in accordance with the Discharge Monitoring Program (Attachment A), no later than January 31 and July 31 of each year; the January 31 semi-annual report may be combined with the annual report. The semi-annual report shall document any proposed maintenance activities for the upcoming monitoring period.

REPORT DUE DATES:

SEMI-ANNUAL AND ANNUAL REPORTS:

ANNUAL REPORT—January 31 (Each Year)

SEMI-ANNUAL REPORT—January 31 and July 31 (Each Year)

6.

The Dischargers shall immediately notify the Board of any flooding, equipment failure, slope failure, or other change in site conditions that could impair the integrity of waste or leachate containment facilities or precipitation and drainage control structures.

REPORT DUE DATE:

Verbally Report Immediately (Written Report to follow within 5 Days)

7.	The Dischargers shall prepare and submit a Development Proposal, acceptable to the Executive Officer, for any proposed additional development at the landfill.

COMPLIANCE DUE DATE:

120 days prior to commencement of construction

8.

The Discharge Monitoring Program accompanying this Order (Attachment A) does not require the installation of any new wells. However, for any new wells required and installed as part of any future revised Discharge Monitoring Program, the Dischargers shall submit a Well Installation Report, acceptable to the Executive Officer, that provides all well construction details, geologic boring logs, and well development logs for these new wells.

COMPLIANCE DUE DATE:

45 days following completion of well installation activities

9.	The Dischargers shall maintain a copy of these waste discharge requirements and these requirements shall be available to site personnel at the facility office at all times. (CWC Section 13263).

10.	The Board considers the property owner(s) to have continuing responsibility for correcting any problems that arise in the future as a result of waste discharged or related activities.

11.	The Dischargers shall permit the Regional Board or its authorized representative, upon presentation of credentials, during normal business hours:

a.	Immediate entry upon the premises on which wastes are located or in which any required records are kept;

b.	Access to copy any records required to be kept under the terms and conditions of this order;

c.	Inspection of any treatment equipment, monitoring equipment, or monitoring methods required by this order or by any other California State Agency; and,

d.	Sampling of any discharge or groundwater governed by this order.

12.

The Dischargers shall notify the succeeding owners or operators of this Order by letter in the event of any change in control, ownership of land, or waste discharge facilities presently owned or controlled by the Dischargers. The Dischargers must notify the Executive Officer, in writing at least 30 days in advance of any proposed transfer of this Order’s responsibility and coverage to a new discharger. The notice must include a written agreement between the existing Dischargers and the new dischargers-containing a specific date for the transfer of this order’s responsibility and coverage between the current Dischargers and the new dischargers. This agreement shall include an acknowledgment that the existing Dischargers are liable for violations up to the transfer date and that the new dischargers are liable from the transfer date on. (CWC Sections 13267 and 13263). The request must contain the requesting entity’s full legal name, and the address and telephone number of the persons responsible for contact with the Board. Failure to submit the request shall be considered a discharge without requirements, a violation of the California Water Code.

13.

This Order is subject to Board review and updating, as necessary, to comply with changing State and Federal laws, regulations, policies, or guidelines; changes in the Board’s Basin Plan; or changes in the discharge characteristics (CWC Section 13263).

14.

Where the Dischargers becomes aware that they failed to submit any relevant facts in a Report of Waste Discharge or submitted incorrect information in a Report of Waste Discharge or in any report to the Regional Board, it shall promptly submit such facts or information (CWC Sections 13260 and 13267).

15.

This Order does not convey any property rights of any sort or any exclusive privileges. The requirements prescribed herein do not authorize the commission of any act causing injury to persons or property, do not protect the Dischargers from liability under Federal, State or local laws, nor do they create a vested right for the Dischargers to continue waste discharge [CWC Section 13263(g)].

16.	Provisions of these waste discharge requirements are severable. If any provision of these requirements is found invalid, the remainder of these requirements shall not be affected.

17.

The Dischargers shall, at all times, properly operate and maintain all facilities and systems of treatment and control (and related appurtenances) which are installed or used by the Dischargers to achieve compliance with conditions of this Order. Proper operation and maintenance includes effective performance, adequate funding, adequate operator staffing and training, and adequate laboratory and process controls including appropriate quality assurance procedures. This provision requires the operation of backup or auxiliary facilities or similar systems only when necessary to achieve compliance with the conditions of this order [CWC Section 13263(f)].

18.

Except for a discharge which is in compliance with these waste discharge requirements, any person who, without regard to intent or negligence, causes or permits any hazardous substance or sewage to be discharged in or on any waters of the State, or discharged or deposited where it is, or probably will be, discharged in or on any waters of the State, shall, as soon as (a) that person has knowledge of the discharge, (b) notification is possible, and (c) notification can be provided without substantially impeding cleanup or other emergency measures, immediately notify the Office of Emergency Services of the discharge in accordance with the spill reporting provision of the state toxic disaster contingency plan adopted pursuant to Article 3.7 (commencing with Section

8574.7) of Chapter 7 of Division 1 of Title 2 of the Government Code, and immediately notify the State Board or the appropriate Regional Board of the discharge. This provision does not require reporting of any discharge of less than a reportable quantity as provided for under subdivisions (f) and (g) of Section 13271 of the Water Code unless the Dischargers are in violation of a prohibition in the applicable Water Quality Control Plan [CWC Section 13271(a)].

19.

The Dischargers shall report any noncompliance that may endanger health or the environment. Any such information shall be provided orally to the Executive officer within 24 hours from the time the Dischargers becomes aware of the circumstances. A written submission shall also be provided within five days of the time the Dischargers becomes aware of the circumstances. The written submission shall contain a description of the noncompliance and its cause; the period of noncompliance, including exact dates and times, and if the noncompliance has not been corrected; the anticipated time it is expected to continue and steps taken or planned to reduce, eliminate, and prevent recurrence of the noncompliance. The Executive Officer, or an authorized representative, may waive the written report on a case-by-case basis if the oral report has been received within 24 hours [CWC Sections 13263 and 13267].

20.

All monitoring instruments and devices used by the Dischargers to fulfill the prescribed Discharge Monitoring Program (Attachment A) shall be properly maintained and calibrated as necessary to ensure their continued accuracy.

21.

Unless otherwise permitted by the Regional Board Executive officer, all analyses shall be conducted at a laboratory certified for such analyses by the State Department of Health Services. The Executive Officer may allow use of an uncertified laboratory under exceptional circumstances, such as when the closest laboratory to the monitoring location is outside the State boundaries and therefore not subject to certification. All analyses shall be required to be conducted in accordance with the latest edition of “Guidelines Establishing Test Procedures for Analysis of Pollutants” (40 CFR, Part 1360) promulgated by the U.S. Environmental Protection Agency (CCR Title 23, Section 2230).

22.	This Board’s Order No. 94-181 is hereby rescinded.

I, Loretta K. Barsamian, Executive Officer, do hereby certify that the foregoing is a full, complete, and correct copy of an Order adopted by the California Regional Water Quality Control Board, San Francisco Bay Region, on August 20, 2003.

/s/ Loretta K. Barsamian
Loretta K. Barsamian
Executive Officer

Figures:	Figure 1 - Site Location Map
Figure 2 - Site Plan

Attachment:	Attachment A - Discharge Monitoring Program

Base map from The Thomas Guide, San Mateo County, 1993 Edition. Reproduced with permission granted by THOMAS BROS. MAPS*. This map is copyrighted by THOMAS BROS. MAPS*. It is unlawful to copy or reproduce all or any part thereof, whether for personal use or resale, without permission. All rights reserved. Feet SITE LOCATION MAP 2965.02M Former Landfill-Westport Office Park GEOMATRIX Redwood City, California Figure § 1

SITE
FOSTER CITY
SAN MATEO
BAYSHORE
FRWY
BELMONT
REDWOOD CITY
STEINBERGER
SLOUGH
SAN CARLOS
SAN CARLOS AIRPORT
EVAPORATORS

0 2200 Feet

GEOMATRIX	SITE LOCATION MAP Former Landfill-Westport Office Park Redwood City, California	Project No. 2965.02M
		Figure 1

BELMONT SLOUGH
EXPLANATION
LOCATION OF SHALLOW MONITORING WELL/PIEZOMETER
LOCATION OF DEEP MONITORING WELL/PIEZOMETER
LOCATION OF LEACHATE MONITORING WELL/PIEZOMETER
ABANDONED WELL/PIEZOMETER
CUT-OFF WALL
PROPERTY BOUNDARY
MW-3
LEACHATE COLLECTION LINE
MANHOLE NO. 3
MANHOLE NO. 2
MANHOLE NO. 1
MANHOLE NO. 0
MW-1
MW-2
UPG-2
UPG-1
DW-3
0 300
SCALE IN FEET

SITE PLAN
Former Landfill-Westport Office Park
Redwood City, California

GEOMATRIX	Project No. 2965.002 M	Figure 2

CALIFORNIA REGIONAL WATER QUALITY CONTROL BOARD

SAN FRANCISCO BAY REGION

DISCHARGE MONITORING PROGRAM

FOR

WESTPORT LANDFILL

JOHN ARRILLAGA SURVIVOR’S TRUST, PEERY

PRIVATE INVESTMENT COMPANY, AND THE PEERY

PUBLIC INVESTMENT COMPANY

REDWOOD CITY, SAN MATEO COUNTY

ORDER NO. R2-2003-0074

CONSISTS OF

PART A

AND

PART B

1

PART A

A.	GENERAL

Reporting responsibilities of waste dischargers are specified in Sections 13225(a), 13267(b), 13383, and 13387(b) of the California Water Code and this Regional Board’s Resolution No.73-16. This Discharge Monitoring Program is issued in accordance with Provision C.3 of Regional Board Order No. R2-2003-0074

The principal purposes of a discharge-monitoring program are:

(1)	to document compliance with waste discharge requirements and prohibitions established by the Board,

(2)	to facilitate self-policing by the Dischargers in the prevention and abatement of pollution arising from waste discharge,

(3)	to develop or assist in the development of standards of performance and toxicity standards, and

(4)	to assist the Dischargers in complying with the requirements of Title 27.

B.	SAMPLING AND ANALYTICAL METHODS

Sample collection, storage, and analyses shall be performed according to the most recent version of EPA Standard Methods and in accordance with an approved sampling and analysis plan.

Water and waste analysis shall be performed by a laboratory approved for these analyses by the State of California. The director of the laboratory whose name appears on the certification shall supervise all analytical work in his/her laboratory and shall sign all reports of such work submitted to the Regional Board.

All monitoring instruments and equipment shall be properly calibrated and maintained to ensure accuracy of measurements.

C.	DEFINITION OF TERMS

1.	A grab sample is a discrete sample collected at any time.

2.

Receiving waters refers to any surface water, which actually or potentially receives surface or groundwater which passes over, through, or under waste materials or contaminated soils. In this case, the groundwater adjacent to the landfill areas and the surface runoff from the site are considered receiving waters.

2

3.	Standard observations refer to:

a.	Receiving Waters:

1)	Floating and suspended materials of waste origin: presence or absence, source, and size of affected area;

2)	Discoloration and turbidity: description of color, source, and size of affected area;

3)	Evidence of odors, presence or absence, characterization, source, and distance of travel from source;

4)	Evidence of beneficial use: presence of water associated wildlife;

5)	Flow rate; and,

6)	Weather conditions: wind direction and estimated velocity, total precipitation during the previous five days and on the day of observation.

b.	Perimeter of the Waste Management Unit:

1)	Evidence of liquid leaving or entering the waste management unit, estimated size of affected area and flow rate. (Show affected area on map);

2)	Evidence of odors, presence or absence, characterization, source, and distance of travel from source; and,

3)	Evidence of erosion and/or daylighted refuse.

c.	The Waste Management Unit:

1)	Evidence of ponded water at any point on the waste management facility;

2)	Evidence of odors, presence or absence, characterization, source, and distance of travel from source;

3)	Evidence of erosion, slope movement, ground movement, and/or daylighted refuse; and,

4)	Standard Analysis (SA) and measurements are listed on Part B, 1., A., Table A (attached)

D.	SAMPLING, ANALYSIS, AND OBSERVATIONS

The Dischargers are required to perform sampling, analyses, and observations in the following media:

1.	Groundwater per Section 20415 and

2.

Surface water per Section 20415 and per the general requirements specified in Section 20415 of Title 27 is not required. Due to the extensive Bay Mud flats surrounding the site and the hazards associated with traversing them, sampling this medium is not feasible. Shallow groundwater is considered receiving waters at this site.

3.

Vadose zone per Section 2550.7(d) which is accomplished by sampling, analyzing, and recording the landfill gas concentrations at gas vent risers located at each building and at the east and southeast boundary of the site.

3

E.	RECORDS TO BE MAINTAINED

Written reports shall be maintained by the Dischargers or laboratory, and shall be retained for a minimum of five years. This period of retention shall be extended during the course of any unresolved litigation regarding this discharge or when requested by the Board. Such records shall show the following for each sample:

1.	Identity of sample and sample station number;

2.	Date and time of sampling;

3.	Date and time that analyses are started and completed, and name of the personnel performing the analyses;

4.	Complete procedure used, including method of preserving the sample, and the identity and volumes of reagents used;

5.	Calculation of results; and,

6.	Results of analyses, and detection limits for each analysis.

F.	REPORTS TO BE FILED WITH THE BOARD

1.	MONITORING REPORTS

Written discharge monitoring reports shall be filed by the 31st day of the month following the reporting period (the reporting period is specified in Part B of this program). In addition an annual report shall be filed as indicated in F.3 below. The reports shall comprise the following:

a.	Letter of Transmittal

A letter transmitting the essential points in each report should accompany each report. Such a letter shall include a discussion of any requirement violations found during the last report period, and actions taken or planned for correcting the violations. If the Dischargers have previously submitted a detailed time schedule for correcting requirement violations, a reference to the correspondence transmitting such schedule will be satisfactory. If no violations have occurred in the last report period this shall be stated in the letter of transmittal. Monitoring reports and the letter transmitting the monitoring reports shall be signed by a principal executive officer at the level of vice president or his duly authorized representative, if such representative is responsible for the overall operation of the facility from which the discharge originates. The letter shall contain a statement by the official, under penalty of perjury, that to the best of the signer’s knowledge the report is true, complete, and correct.

b.	Each monitoring report shall include a compliance evaluation summary. The summary shall contain:

4

1)

Concentration Limits for the Westport Landfill for all constituents of concern except ammonia, are “laboratory non-detect” based upon laboratory non-detect results for background concentrations of the listed COCs. As such, a non-statistical method is appropriate to determine whether a measurably significant release has occurred from the Westport Landfill. Therefore, any reported laboratory detection at a point of compliance monitoring well is considered a potential release. For ammonia, a statistically significant increase shall be evaluated using a statistical method acceptable to the Regional Board staff. Any potential release must be evaluated through additional monitoring and analyses acceptable to the Executive Officer.

2)

A graphic description of the direction of groundwater flow under/around the waste management unit, based upon the water level elevations obtained during the monitoring period and pertinent visual observations.

3)

The method and time of water level measurement, the type of pump used for purging, pump placement in the well; method of purging, pumping rate, equipment and methods used to monitor field pH, temperature, and conductivity during purging, calibration of the field equipment, results of pH, temperature, and conductivity testing, and the method of disposing of the purge water.

4)

Type of pump used, pump placement for sampling, a detailed description of the sampling procedure; number and description of equipment, field and travel blanks; number and description of duplicate samples; type of sample containers and preservatives used, the date and time of sampling, the name and qualifications of the person actually taking the samples, and any other observations.

c.	A map or aerial photograph shall accompany each report showing observation and monitoring station locations.

d.

Laboratory statements of results of analyses specified in Part B, Table A must be included in each report. The director of the laboratory whose name appears on the laboratory certification shall supervise all analytical work in his/her laboratory and shall sign all reports of such work submitted to the Board.

1)

The methods of analyses and detection limits must be appropriate for the expected concentrations. Specific methods of analyses must be identified. If methods other than EPA approved methods or Standard Methods are used, the exact methodology must be submitted for review and approved by the Executive Officer prior to use.

2)	In addition to the results of the analyses, laboratory quality assurance/quality control (QA/QC) information must be included in the

5

monitoring report. The laboratory QA/QC information should include the method, equipment and analytical detection limits; the recovery rates; an explanation for any recovery rate that is less than 80% of the specific laboratory recovery limits; the results of equipment and method blanks; the results of spiked and surrogate samples; the frequency of quality control analysis; and the name and qualifications of the person(s) performing the analyses.

e.

An evaluation of the effectiveness of the leachate monitoring or control facilities, which includes an evaluation of leachate buildup within the disposal units, a potentiometric surface map, a summary of leachate volumes removed from the units, and a discussion of the leachate disposal methods utilized.

f.	A summary and certification of completion of all standard observations for the waste management unit, the perimeter of the waste management unit, and the receiving waters.

2.	CONTINGENCY REPORTING

A report shall be made by telephone of any seepage from the disposal area immediately after it is discovered. A written report shall be filed with the Board within five working days thereafter. This report shall contain the following information:

1)	A map showing the location(s) of discharge;

2)	Approximate flow rate;

3)	Nature of effects; i.e. all pertinent observations and analyses; and

4)	Corrective measures underway, proposed, or as specified in the Waste Discharge Requirements.

3.	REPORTING

By January 31 of each year the Dischargers shall submit an annual report to the Board covering the previous calendar year. This report shall contain:

a.	Tabular summaries of the historical and recent monitoring data obtained during the previous year; the report should be accompanied by a compact disk (CD), MS-EXCEL format, tabulating the year’s data.

b.

A comprehensive discussion of the compliance record, and the corrective actions taken or planned which may be needed to bring the Dischargers into full compliance with the waste discharge requirements.

6

c.	A written summary of the groundwater analyses indicating any change in the quality of the groundwater.

d.

An evaluation of the effectiveness of the leachate monitoring/ control facilities, which includes an evaluation of leachate buildup within the disposal units, a summary of leachate volumes removed from the units, and a discussion of the leachate disposal methods utilized.

4.	WELL LOGS

Although no new wells are required at the time of the adoption of this Order, if future conditions require the installation of additional monitoring wells, a boring log and a monitoring well construction log shall be submitted for each new sampling well established for this monitoring program, as well as a report of inspection or certification that each well has been constructed in accordance with the construction standards of the Department of Water Resources. These shall be submitted within 45 days after well installation.

7

PART B

1.	DESCRIPTIONS OF OBSERVATION STATIONS AND SCHEDULE OF OBSERVATIONS.

A.	GROUNDWATER AND LEACHATE MONITORING

Report Semi-annually

i.

Groundwater: Groundwater samples shall be analyzed as outlined in Table A (Attached). Groundwater elevations shall be recorded quarterly and reported semi-annually in the July and January semi-annual monitoring reports.

Monitoring Points:

Groundwater	P-8, P-7, P3-R, MW-4, MW-4P, K-4, P5-1R, MW3-2R, MW-3, DW-1, DW-2, DW-3, UPG-1, UPG-2

MW-4 and MW-4P are in close proximity, therefore only one well needs to be monitored for the parameters listed in Table A. The other well (MW-4P) is intended as a piezometer well and shall be monitored for water elevation only. MW-4 is considered a POC well.

Wells UPG-1, UPG-2, and MW-3 shall be monitored for water elevation only.

ii.

Leachate samples shall be analyzed once every five years (First leachate chemical analysis due for the January through July 2003 semi-annual monitoring event) for the parameters outlined in Table A (Attached). Leachate water elevations shall be recorded quarterly and reported semiannually in the July and January semi-annual monitoring reports.

Monitoring Points:

Leachate-Impacted Groundwater	S-2, S-3A, S-4A, S-5, P-2A, P3-PZ, P-4, P5-1-PZ, P-6, K3-R, K3-PZ*, MW3-1R, PZ-2*, PZ-2P, PZ-3A*, PZ-3B*, PZ-3C

All wells shall be monitoring for water elevation. All wells shall be monitored for chemical constituents outlined in Table A (Attached) once every 5 Years. Wells denoted with an asterisk (*) shall be monitored for leachate elevations only.

B. FACILITIES MONITORING

The Dischargers shall inspect all facilities to ensure proper and safe operation once per quarter and report semi-annually.

8

MONITORING REPORT SCHEDULE

Reports shall be due on the following schedule:

First semi-annual report:	July 31 of each year
Second semi-annual Report:	January 31 of each year
Annual Report:	Combined with the second semi-
annual report, due January 31 of each year

I, Loretta K. Barsamian, Executive Officer, hereby certify that the foregoing Self-Monitoring Program:

1.

Has been developed in accordance with the procedures set forth in this Board’s Resolution No. 73-16 in order to obtain data and document compliance with waste discharge requirements established in this Board’s Order No. R2-2003-0074

2.	Is effective on the date shown below.

3.	May be reviewed or modified at any time subsequent to the effective date, upon written notice from the Executive Officer.

/s/ Loretta K. Barsamian
Loretta K. Barsamian
Executive Officer

Date Ordered: August 20, 2003

Attachment: Table A—Schedule for Sampling, Measurement, and Analysis

9

Table A - Discharge Monitoring Program, List of Analytical Parameters-Leachate and Groundwater

Field/Inorganic Parameters	Method[1]	Frequency
pH	Field	Semi-Annual
Electrical conductivity	Field	Semi-Annual
Groundwater Elevations	Field	Quarterly [2]
Leachate Elevations	Field	Quarterly [2]
Total Ammonia	350.3	Semi-Annual
Ammonia (un-ionized)	350.1	Semi-Annual

Organics/ PCBs	Method[1]	Frequency
Volatile Organic Compounds (including MTBE)	8260	Semi-Annual [3,4]
Semi-Volatile Organic Compounds	8270	Semi-Annual [3,4]
PCBs	8082	Semi-Annual [3,4]

Notes:

1.

Test methods per Methods for Chemical Analysis of Water and Waste, USEPA 600/4/79/029, revised March 1983, or Test Methods for Evaluating Solid Wastes: Physical/Chemical Methods, USEPA SW-846, 3rd edition, November 1986 and revisions. Board staff may consider alternative EPA and/or Standard Methods, with comparable MDLs and PQLs, for use at the Westport Landfill.

2.	Analyzed quarterly and reported semi-annually.
3.

Analysis of groundwater (wells located outside the waste management unit) shall be conducted during the 2003 calendar year. Any identified impacted groundwater monitoring wells shall be analyzed semi-annually thereafter. All other groundwater- monitoring wells shall be sampled annually, thereafter.

4.	Analysis of existing leachate-impacted groundwater wells within the WMU shall be conducted during the 2003 calendar year and once every 5 years, thereafter.

10

DRAFT FOR DISCUSSION PURPOSES ONLY

EXHIBIT I

FORM OF LETTER OF CREDIT

BANK OF AMERICA

1 FLEET WAY

SCRANTON, PA 18507-1999

ATTN: GTO – STANDBY UNIT

DATE:

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER

APPLICANT:

BENEFICIARY:

AMOUNT: USD

EXPIRY DATE:

EXPIRE PLACE: OUR COUNTERS

GENTLEMEN:

WE HEREBY ISSUE THIS IRREVOCABLE LETTER OF CREDIT NO.                      IN                      YOUR FAVOR, FOR THE ACCOUNT OF APPLICANT, FOR UP TO AN AGGREGATE AMOUNT OF USD                      AVAILABLE BY YOUR DRAFT(S) IN THE FORM OF ANNEX 1 ATTACHED HERETO, DRAWN ON US AT SIGHT, ACCOMPANIED BY THE ORIGINAL OF THIS LETTER OF CREDIT AND AMENDMENT(S), IF ANY.

PARTIAL DRAWINGS ARE PERMITTED.

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT IS DEEMED TO BE AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR PERIOD(S) OF ONE YEAR EACH FROM THE CURRENT EXPIRY DATE HEREOF, OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO ANY EXPIRATION DATE, WE NOTIFY YOU BY REGISTERED MAIL OR OVERNIGHT COURIER AT THE ABOVE LISTED ADDRESS THAT WE ELECT NOT TO CONSIDER THIS LETTER OF CREDIT EXTENDED FOR ANY SUCH ADDITIONAL PERIOD.

ANY SUCH NOTICE SHALL BE EFFECTIVE WHEN SENT BY US.

THIS LETTER OF CREDIT IS TRANSFERABLE IN FULL AND NOT IN PART. ANY TRANSFER MADE HEREUNDER MUST CONFORM STRICTLY TO THE TERMS HEREOF AND TO THE CONDITIONS OF RULE 6 OF THE INTERNATIONAL STANDBY PRACTICES (ISP98) FIXED BY THE INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

SHOULD YOU WISH TO EFFECT A TRANSFER UNDER THIS CREDIT, SUCH TRANSFER WILL BE SUBJECT TO THE RETURN TO US OF THE ORIGINAL CREDIT INSTRUMENT, ACCOMPANIED BY OUR

DRAFT FOR DISCUSSION PURPOSES ONLY

FORM OF TRANSFER, PROPERLY COMPLETED AND SIGNED BY AN AUTHORIZED SIGNATORY OF YOUR FIRM, BEARING YOUR BANKERS STAMP AND SIGNATURE AUTHENTICATION. SUCH TRANSFER FORM IS AVAILABLE UPON REQUEST.

ALL TRANSFER FEE AND CHARGES IN CONNECTION WITH ANY TRANSFER OF THIS LETTER OF CREDIT ARE FOR THE APPLICANT’S ACCOUNT. ANY TRANSFER OF THIS LETTER OF CREDIT IS NOT CONTINGENT ON APPLICANT’S ABILITY TO PAY THE TRANSFER FEES OR OTHER CHARGES.

DRAFT(S) MUST STATE: “DRAWN UNDER BANK OF AMERICA, N.A. STANDBY L/C NO.                     DATED                         .”

DRAFTS AND DOCUMENTS MUST BE PRESENTED AT OUR OFFICE ADDRESSED: BANK OF AMERICA, N.A., 1 FLEET WAY, SCRANTON, PA 18507-1999, ATTN: GTO – STANDBY DEPT. PRESENTATION OF DRAFTS DRAWN HEREUNDER MAY BE ALSO BE MADE VIA FACSIMILE TO 800-755-8743 (IF PRESENTED BY FAX IT MUST BE FOLLOWED UP BY A PHONE CALL TO US AT 800-370-7519 TO CONFIRM RECEIPT). IN THE EVENT OF FASCIMILE PRESENTATION THE ORIGINAL DOCUMENTATION IS NOT REQUIRED TO BE PRESENTED BY MAIL.

WE HEREBY AGREE WITH YOU THAT DRAFT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON DUE PRESENTATION TO US.

DRAFTS PRESENTED PRIOR TO 10:00 AM EASTERN TIME ON ANY BUSINESS DAY SHALL BE PAID BY WIRE TRANSFER, AT BENEFICIARY’S INSTRUCTION, BY 5:00 P.M. EASTERN TIME ON THE NEXT BUSINESS DAY. DRAFTS PRESENTED AFTER 10:00 AM EASTERN TIME ON ANY BUSINESS DAY SHALL BE PAID BY WIRE TRANSFER, AT BENEFICIARY’S INSTRUCTION, BY 5:00 PM EASTERN TIME ON THE SECOND SUCCEEDING BUSINESS DAY.

OUR OBLIGATION UNDER THIS CREDIT SHALL NOT BE AFFECTED BY ANY CIRCUMSTANCES, CLAIM OR DEFENSE, REAL OR PERSONAL, IT BEING UNDERSTOOD THAT OUR OBLIGATION SHALL BE THAT OF A PRIMARY OBLIGOR AND NOT THAT OF A SURETY, GUARANTOR OR ACCOMMODATION MAKER AND WE HEREBY WAIVE ANY RIGHT TO DEFER HONORING A DRAFT.

THIS CREDIT SETS FORTH IN FULL THE TERMS OF OUR UNDERTAKING, AND SUCH UNDERTAKING SHALL NOT IN ANY WAY BE MODIFIED OR AMPLIFIED BY REFERENCE TO ANY DOCUMENT, INSTRUMENT OR AGREEMENT REFERRED TO HEREIN OR IN WHICH THIS CREDIT IS REFERRED TO OR TO WHICH THIS CREDIT RELATES, AND ANY SUCH REFERENCE SHALL NOT BE DEEMED TO INCORPORATE HEREIN BY REFERENCE ANY DOCUMENT, INSTRUMENT OR AGREEMENT.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), THE INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590, AND TO THE EXTENT NOT INCONSISTENT THEREWITH SHALL ALSO BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA U.S.A. (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF) INCLUDING, BUT NOT LIMITED TO, ARTICLE 5 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT ON THE DATE OF ISSUANCE OF THIS LETTER OF CREDIT.

FORM AND CONTENTS ACCEPTED BY:

(SIGNATURE -MUST BE THE SAME AS THAT ON LETTER OF CREDIT APPLICATION)

AUTHORIZED SIGNATURE FOR

APPLICANT

DRAFT FOR DISCUSSION PURPOSES ONLY

ANNEX 1

(FORM OF SIGHT DRAFT)

DATE:

AGGREGATE AMOUNT: U.S. DOLLARS

TO: [NAME OF ISSUER]

AT SIGHT OF THIS DRAFT, PAY TO THE ORDER OF OURSELVES, THE AGGREGATE AMOUNT OF U.S. DOLLARS                     (INSERT DOLLAR AMOUNT IN WORDS)                     DRAWN UNDER [NAME OF ISSUER] STANDBY IRREVOCABLE TRANSFERABLE LETTER OF CREDIT NO.             DATED

[BENEFICIARY]

BY:	(SIGNATURE)
(PRINT NAME AND TITLE)

Exhibit I